Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AEROVIRONMENT, INC.,

ARCHANGEL MERGER SUB, LLC,

BLUEHALO FINANCING TOPCO, LLC,

AND

BLUEHALO HOLDINGS PARENT, LLC

November 18, 2024

TABLE OF CONTENTS

i

Exhibits

Exhibit A	Form of Seller Member Support Agreement
Exhibit B	Form of Joinder and Lock-Up Agreement
Exhibit C	Form of Shareholder’s Agreement
Exhibit D	Form of Seller Member Written Consent
Exhibit E	Company Member Written Consent
Exhibit F	Form of Certificate of Merger
Exhibit G	Distribution Spreadsheet
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form(s) of Tax Representation Letter

Schedules

Company Disclosure Schedule

Seller Disclosure Schedule

Parent Disclosure Schedule

Schedule I	Supporting Seller Members
Schedule II	Sponsor Members
Schedule III	Seller Liquidation Steps

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 18, 2024 is entered into by and among AeroVironment, Inc., a Delaware corporation (“Parent”), Archangel Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), BlueHalo Financing TopCo, LLC, a Delaware limited liability company (the “Company”), and BlueHalo Holdings Parent, LLC, a Delaware limited liability company and sole member of the Company (“Seller” and, together with Parent, Merger Sub and the Company, the “Parties”). Capitalized terms shall have the meanings given to them in Section 1.01(a) (or as defined elsewhere in this Agreement in accordance with Section 1.01(b)).

RECITALS

WHEREAS, the Parties intend to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger (the “Surviving Company”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”).

WHEREAS, the board of managers of the Company (the “Company Board of Managers”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, including the Merger, the “Transactions”) advisable, fair to and in the best interests of the Company and its sole member, (b) approved this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that Seller, as the sole member of the Company, approve and adopt this Agreement.

WHEREAS, the board of managers of Seller (the “Seller Board of Managers”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the Transactions advisable, fair to and in the best interests of Seller and its members, (b) approved this Agreement in accordance with Applicable Law, including the Seller Liquidation and the Seller Distribution, (c) irrevocably delegated the power to approve and adopt this Agreement (in its capacity as sole member of the Company) to a vote of the Seller Members in accordance with Section 3.8 of the Seller LLCA and (d) adopted a resolution directing that the approval and adoption of this Agreement be submitted to the Seller Members for consideration and recommending that such members approve and adopt this Agreement, including the Seller Liquidation and the Seller Distribution.

WHEREAS, the managing member of Merger Sub has unanimously (a) declared this Agreement and the Transactions advisable, fair to and in the best interests of Merger Sub and the sole member of Merger Sub and (b) approved and adopted this Agreement in accordance with Applicable Law.

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the Transactions, including the issuance of shares of Parent Stock to Seller pursuant to the terms of this Agreement (the “Parent Share Issuance”), advisable, fair to and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement in accordance with Applicable Law, including the Parent Share Issuance and (c) adopted a resolution directing that the Parent Share Issuance be submitted to Parent’s stockholders for consideration and recommending that such stockholders approve the Parent Share Issuance.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Seller and each member of Seller listed in Schedule I (“Supporting Seller Members”), is executing and delivering a support agreement in favor of Parent in substantially the form attached hereto as Exhibit A (the “Seller Member Support Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Supporting Seller Member and each of the parties listed in Schedule II (the “Sponsor Members”) is executing and delivering a joinder, release and lock-up agreement in substantially the form attached hereto as Exhibit B, which shall be effective as of the Closing in accordance with its terms (the “Joinder and Lock-Up Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Sponsor Members are executing and delivering a shareholder’s agreement in substantially the form attached hereto as Exhibit C, which shall be effective as of the Closing in accordance with its terms (the “Shareholder’s Agreement”).

WHEREAS, promptly (and in any event within two (2) Business Days) following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to Seller Members, Seller will solicit the approval by written consent (in lieu of a meeting pursuant to Section 302 of the DLLCA) in the form attached hereto as Exhibit D (the “Seller Member Written Consent”).

WHEREAS, promptly following receipt of the Seller Member Written Consent, the Company will deliver the approval by written consent (in lieu of a meeting pursuant to Section 302 of the DLLCA) of Seller in the form attached hereto as Exhibit E (the “Company Member Written Consent”).

WHEREAS, the Parties intend that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the Parties to this Agreement hereby agree as follows:

Article 1.
Definitions

Section 1.01         Definitions.

(a)           As used in this Agreement, the following terms have the following meanings:

“401(k) Plan” means an Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that references to Affiliates of Parent and Merger Sub shall mean only controlled Affiliates of Parent. For the avoidance of doubt, the Key Seller Member shall be deemed to be an Affiliate of Seller and each of the Acquired Companies. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Closing Consideration” equals a number of shares of Parent Stock equal to (i) the Aggregate Merger Consideration minus (ii) the Closing Leakage Share Amount minus (iii) the Excess Closing Indebtedness Share Amount.

“Aggregate Merger Consideration” equals a number of shares of Parent Stock equal to 18,548,698.

“Ancillary Documents” means the Seller Member Support Agreements, the Company Member Written Consent, the Seller Member Written Consent, the IRS Form W-9, Shareholder’s Agreement, the Closing Payment and Leakage Certificate, the Seller Closing Certificate, the Company Closing Certificate, the Parent Closing Certificate and all other instruments, certificates and other agreements entered into by the Parties pursuant to the terms of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations relating to bribery or corruption, including: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (ii) the UK Bribery Act 2010; and (iii) any other applicable local, domestic or international anti-corruption or anti-bribery laws.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Arlington, Virginia or New York, New York are authorized or required by Applicable Law to close.

“Closing Leakage Share Amount” means an aggregate number of shares of Parent Stock equal to (i) the Closing Leakage Value divided by (ii) the Parent Stock Price, rounded down to the nearest whole number (without any consideration payable for such fractional shares).

“Closing Leakage Value” means an amount equal to the Leakage (excluding, for the avoidance of doubt, any Permitted Leakage) as of immediately prior to the Closing, as set forth in the Closing Payment and Leakage Certificate delivered by Seller pursuant to Section 2.05(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means, other than the Merger, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any transaction (including any single or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) other than Parent or any Affiliate of Parent relating to: (a) the sale, license or other disposition of all or a portion of the business or assets of any Acquired Company constituting or accounting for more than fifteen percent (15%) of the consolidated net revenue, net income or assets (based on the fair market value thereof) of the Acquired Companies, taken as a whole, (b) the issuance, disposition or acquisition of (i) any capital stock, units or other equity security of any Acquired Company (other than in connection with the vesting and settlement of any Seller Incentive Units), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock, unit or other equity security of any Acquired Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any Acquired Company, in each case of (b)(i) through (iii), representing fifteen percent (15%) or more of the voting power or economic interests of the Acquired Companies, taken as a whole or (c) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company representing fifteen percent (15%) or more of the voting power or economic interests of the Acquired Companies, taken as a whole.

“Company Common B Units” means the “Common B Units” as defined in the Company LLCA.

“Company Common E Units” means the “Common E Units” as defined in the Company LLCA.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.01(a) and (c) (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.04(a) (Non-Contravention), Section 3.05(a) (Capitalization), Section 3.07(b) (Absence of Certain Changes) and Section 3.31 (Finders’ Fees).

“Company Government Bid” means any offer, quotation, bid or proposal made by an Acquired Company that, if accepted or awarded, would reasonably be expected to result in a Company Government Contract.

“Company Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement or change order) between an Acquired Company, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, in its capacity as such, on the other hand. A purchase, task or delivery order issued under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but shall be part of the Company Government Contract to which it relates.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company.

“Company LLCA” means the Second Amended and Restated Limited Liability Company Agreement of BlueHalo Financing TopCo, LLC dated as of March 1, 2024.

“Company Material Adverse Effect” means any change, event, effect, fact, condition, circumstance, occurrence or matter (each, an “Effect”) that, (considered together with all other Effects) would, or would reasonably be expected to: (a) prevent or materially impede the ability of the Company to perform any of its covenants or obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement or (b)  materially and adversely affect the business, condition, assets, Liabilities, operations, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” for purposes of this clause (b): (i) changes in the general economic conditions in the industry in which the Acquired Companies operate, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industries in which the Acquired Companies operate, (ii) changes in general economic, political, financial, banking or security market conditions (including any disruption thereof and the outcome of any election), including changes in (A) interest rates, credit ratings or credit outlook, (B) exchange rates for currencies of any country or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, civil unrest, civil disobedience, or the declaration by the United States or any other Governmental Authority of a national emergency or war, any hurricane, tsunami, tornado, flood, earthquake, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages, changes in geopolitical conditions or other force majeure events in the United States or any other country or region in the world (or escalation, worsening, ceasing or de-escalation of any such events or occurrences, including, in each case, the response of Governmental Authorities), including without limitations any epidemic, pandemic or disease, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (iv) the entry into this Agreement or the announcement or pendency of the Transactions, including any impact on the relationships, contractual or otherwise, of any Acquired Company with employees (including employee attrition), customers, suppliers, lenders, lessors, vendors, Governmental Authorities, partners or any other Person, except to the extent that the purpose of a representation or warranty contained in this Agreement is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the Transactions, (v) changes or proposed changes, after the date of this Agreement, in GAAP, other accounting standards or Applicable Law or the enforcement or interpretation thereof, including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industry, (vi) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect), or (vii) the performance by the Company or any Acquired Company of any action expressly required or permitted by this Agreement.

“Company Preferred Units” means the “Preferred Units” as defined in the Company LLCA.

“Company Product” means any product or service (including Software) offered, owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by any Acquired Company, including any product or service currently under development.

“Company R&D Sponsor” means any Governmental Authority, university, college, other educational institution, military, multi-national or bi-national or international organization or similar research institution that has provided grants, loans, incentives, subsidies, awards, participations, cost sharing arrangements, reimbursement arrangements or other similar benefits to an Acquired Company or any developer, inventor or other contributor to any Company IP, in each case in connection with the financing of research and development or in connection with the development, conception, improvement, modification or reduction to practice of Company IP.

“Company Transaction Expenses” means, without duplication (including with respect to duplication of amounts attributable to Leakage), the aggregate amount of all out-of-pocket fees, costs and expenses incurred or payable by or on behalf of any Acquired Company arising from, in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the Transactions, including (a) third party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions) arising from, incurred in connection with or related to this Agreement or the Transactions prior to the Closing Date (whether or not such amounts have been invoiced as of or prior to the Closing Date), (b) any retention or stay bonus, severance or other termination payments, change-in-control, tax gross-up or other similar payments payable to any current or former Service Provider as a result of or in connection with the Merger or any of the other Transactions (whether paid on or following the Closing Date), (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent or its Subsidiaries or any Acquired Company with respect to any of the payments set forth in the preceding clause (b), solely to the extent payable in respect of Compensatory Seller Units, (d) the premium and any related fees, costs and expenses associated with the D&O Tail Policy, (e) 50% of the premium (inclusive of broker commissions), taxes, underwriting fees and broker fees of the RWI Policy (the “RWI Policy Expenses”) and (f) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the Transactions.

“Company Units” means, collectively, the Company Preferred Units, Company Common B Units and Company Common E Units.

“Compensatory Seller Units” means those Seller Incentive Units or Restricted Common Units set forth in Section 1.01(c) of the Company Disclosure Schedule and any other Seller Incentive Units or Restrictive Common Units to the extent that the vesting or settlement thereof will result in the recognition of taxable income (as ordinary compensation) to the holder of such Seller Incentive Units or Restrictive Common Units, including as a result of any corrective actions taken or required to be taken by Seller or the Acquired Companies in respect of the Tax withholding or reporting with respect to any Seller Incentive Units or Restricted Common Units, as determined or pursuant to any action taken by the Seller prior to Closing.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, and in each case, which is legally binding.

“CSA” means a Cognizant Security Agency as defined in 32 C.F.R. § 117.3(b) including but not limited to the U.S. Department of Defense which has delegated administration of industrial security services to the Defense Counterintelligence and Security Agency.

“CUI Clean Team Agreement” means the CUI Clean Team Agreement, dated as of October 15, 2024, by and between BlueHalo, LLC and Parent.

“Debt Financing Sources” means any Person that commits to provide or arrange, or otherwise enters into agreements to lend in connection with, the Debt Financing, including (a) the parties named in the Debt Commitment Letter (including the parties to any joinder agreements, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto), (b) their Affiliates and (c) their and their Affiliates’ respective partners, principals, officers, directors, members, managers, employees, attorneys, advisors, agents and other authorized representatives involved in the Debt Financing and each of their successors and permitted assigns; provided, however, that in no event shall Parent, Merger Sub or any of their respective Affiliates be deemed to be a Debt Financing Source.

“Environmental Laws” means any Applicable Law relating to protection of human health and safety (as such relates to exposure to Hazardous Substances), the environment or Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“Excess Closing Indebtedness Share Amount” means an amount of Parent Shares set forth on Section 1.01(e) of the Company Disclosure Schedule.

“Excess Company Transaction Expenses” means, as of the Effective Time, the amount of Company Transaction Expenses incurred or payable by or on behalf of any Acquired Company that is in excess of $25,000,000; provided that, in no event shall any amount that constitutes Permitted Leakage also be treated as Excess Company Transaction Expenses.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Direct Investment Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate on national security or public order grounds actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests.

“Foreign Plan” means an Employee Plan which is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) that is subject to the laws of any jurisdiction outside of the United States.

“Fraud” means common law fraud under Delaware law in respect of the making by a Party of any representation or warranty set forth in Article 3, Article 4 or Article 5 of this Agreement, as applicable, or any certificate delivered pursuant to this Agreement, including the Closing Payment and Leakage Certificate, the IRS Form W-9, the Seller Closing Certificate, the Company Closing Certificate and the Parent Closing Certificate.

“GAAP” means generally accepted accounting principles in the United States.

“Generally Available Software” means non-customized Software that (a) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive, internal use “off-the-shelf” Software license, (b) is not incorporated into, embedded in, bundled with or used in the development or distribution of any of the Company Products and (c) is licensed to an Acquired Company on generally available, standard terms for either (i) annual payments by any Acquired Company of $100,000 or less or (ii) aggregate payments by any Acquired Company of $200,000 or less.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, supervisory authority, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, or contaminant, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Licenses” means (a) in the case of Contracts which an Acquired Company is granted rights by others in Intellectual Property Rights or Technology, (i) non-exclusive, internal use licenses for Generally Available Software, (ii) licenses for Open Source Software, (iii) non-exclusive trademark licenses for marketing purposes or non-exclusive feedback licenses granted to such Acquired Company, in each case, solely that are incidental to the primary purpose of such Contract, (iv) Contracts with employees, contractors and consultants entered into in the ordinary course of business and (v) permitted use rights to confidential information in nondisclosure agreements granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business and (b) in the case of Contracts under which the Company has granted rights to others in Intellectual Property Rights or Technology, any (i) non-exclusive trademark licenses for marketing purposes or non-exclusive feedback licenses granted by such Acquired Company, in each case, solely that are incidental to the primary purpose of such Contract, (ii) permitted use rights to confidential information in nondisclosure agreements granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business, and (iv) non-exclusive licenses granted to service providers in the ordinary course of business for the sole purpose of providing services to the Company.

“Indebtedness” means any amount owed (including (i) principal, (ii) unpaid interest, (iii) premium thereon, (iv) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Liability at the Closing and (v) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) at the Closing in respect of (a) borrowed money owed to any Person (whether or not represented by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures), (b) obligations evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures, (c) all outstanding obligations issued, undertaken or assumed as the deferred purchase price of property, securities, assets or services (including any potential future earn-out or milestone payments, “holdback” releases, seller notes or similar contingent payments) (but excluding any such obligation to the extent there are amounts being held in escrow for purposes of satisfying any such obligations), (d) obligations as lessee under any leases recorded as a capital or finance lease in the Financial Statements or which are required to be capitalized in accordance with GAAP, (e) any obligations for the reimbursement of any obligor for amounts actually drawn on any letter of credit, banker’s acceptance or similar facilities issued for the account of such Person, (f) obligations under any financial hedging or swap agreement, or any other similar agreement or arrangement entered into for the purpose of limiting or managing interest rate, currency or other financial risks, (g) obligations secured by any Lien existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (h) any unfunded pension and/or deferred compensation Liabilities, and (i) any Liability of the type described in clauses (a) through (h) guaranteed by such Person, that is recourse to such Person or any of its assets or that is or may otherwise become its legal Liability or that is secured in whole or in part by the assets of such Person; provided that any debt between the Acquired Companies shall not be Indebtedness for purposes of this Agreement. For the avoidance of doubt, Acquired Companies does not include Company Minority Subsidiaries.

“Intellectual Property Rights” means any and all intellectual property and proprietary rights, whether now known or hereafter recognized in any jurisdiction or international convention worldwide, whether registered or unregistered, including the following rights: (a) patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and foreign counterparts thereto and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures (“Patents”), (b) common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor (c) trademarks, service marks, trade dress, trade names, logos, corporate or business names, social media designations and other designations of source or origin, together with any registrations, applications for registration therefor, renewals and extensions of any of the foregoing, and all goodwill associated with any of the foregoing (“Marks”), (d) rights in Internet domain name applications and registrations and rights in social media accounts, (e) copyrights and any other similar or equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors, moral rights and any registrations, applications for registration thereof, renewals, extensions and reversions in any of the foregoing (“Copyrights”), (f) intellectual and proprietary rights in databases, data compilations and data collection methods, (g) any other intellectual property and proprietary rights in Technology and (h) all past, present and future benefits, privileges, claims, causes of action and remedies arising out of or related to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means each of those persons set forth on Section 1.01(k)(i) of the Company Disclosure Schedule.

“Key Seller Member” means BlueHalo ACP Holdings, L.P.

“Knowledge” means (a) with respect to Seller or any Acquired Company, the actual knowledge of each of those persons set forth on Section 1.01(k)(ii) of the Company Disclosure Schedule, and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of any Acquired Company and (b) with respect to Parent or its Subsidiaries, the actual knowledge of Wahid Nawabi, Kevin McDonnell, Melissa Brown, and Jonah Teeter-Balin, and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of Parent and its Subsidiaries.

“Leakage” shall mean (in each case, excluding any Permitted Leakage and any amounts included in Excess Company Transaction Expenses) the aggregate amount of all distributions or payments of cash or other property made by (including in the case of dividends or distributions amounts declared by) the Acquired Companies, including any Taxes payable by the Acquired Companies if and to the extent resulting from such distributions, obligations or payments, pursuant to any of the following transactions in the period commencing from (and excluding) the Specified Balance Sheet Date up to (and including) the Closing Date: (a) the declaration, making or payment of any dividend or distribution by or on behalf of the Acquired Companies to Seller, any Seller Members or any of the Affiliates of Seller or any Seller Members (other than any of the Acquired Companies); (b) the repurchase, repayment or redemption of any share capital or loan stock or other securities of the Company or any other return of capital by or on behalf of the Company to Seller or its Affiliates (other than any of the Acquired Companies); (c) the sale, transfer or disposal of any asset (other than inventory sold in the ordinary course of business) of the Acquired Companies to Seller or its Affiliates (other than any of the Acquired Companies); (d) any guarantee or indemnity relating to any obligation of Seller or any of its Affiliates (other than any of the Acquired Companies) being given by any Acquired Company, except in connection with indemnification of the directors, officers or managers of the Acquired Companies pursuant to contractual agreements or Applicable Law; (e) the forgiveness, release, discount or waiver of any Liability outstanding against Seller or any of its Affiliates (other than any of the Acquired Companies) by any Acquired Company (other than pursuant to this Agreement); (f) the creation of any Lien over any assets of any Acquired Company in favor of Seller or its Affiliates (other than any of the Acquired Companies); (g) the making of any gift or other gratuitous payment to Seller or its Affiliates (other than any of the Acquired Companies) by any Acquired Company; (h) full amount of the Excess Company Transaction Expenses, regardless of whether such Excess Company Transaction Expenses were incurred or made payable prior to the Specified Balance Sheet Date (notwithstanding anything to the contrary in this definition) and regardless of whether such Excess Company Transaction Expenses are paid prior to the Effective Time; (i) any payment of any nature made or agreed to be made by or on behalf of any Acquired Company (including any payments to Seller) to or for the benefit of any current or former Service Provider; and (j) the making of or entering into of any agreement or arrangement relating to any of the foregoing matters. For the avoidance of doubt, Acquired Companies does not include Company Minority Subsidiaries.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, license, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Merger Sub LLCA” means the Limited Liability Company Agreement of Archangel Merger Sub, LLC dated as of November 13, 2024.

“Merger Sub Units” means the “Common Units” of Merger Sub as defined in the Merger Sub LLCA.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Notice Period” means a period of at least four (4) Business Days commencing on the date the Parent Board of Directors notifies Seller and the Company in writing of its intent to make a Parent Board Adverse Recommendation Change.

“Open Source Software” means any Software or other material licensed, provided or distributed as “free software,” “open source software” or under any similar licensing or distribution terms, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Affero General Public License (AGPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator and whether formal or informal.

“Parent Acquisition Proposal” means, other than the Merger, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any transaction (including any single or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) relating to: (a) the sale, license or other disposition of all or a portion of the business or assets of Parent and its Subsidiaries constituting or accounting for more than fifteen percent (15%) of the consolidated net revenue, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole, (b) the issuance, disposition or acquisition of (i) any capital stock, units or other equity security of Parent or any of its Subsidiaries, (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock, unit or other equity security of Parent or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of Parent or any of its Subsidiaries, in each case of (b)(i) through (iii), representing fifteen percent (15%) or more of the voting power or economic interests of Parent and its Subsidiaries, taken as a whole or (c) any merger, consolidation, business combination, reorganization or similar transaction involving Parent or any of its Subsidiaries representing fifteen percent (15%) or more of the voting power or economic interests of Parent and its Subsidiaries, taken as a whole.

“Parent Credit Agreement” means the Credit Agreement, dated as of February 19, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of February 4, 2022, that certain Second Amendment to Credit Agreement, dated as of June 6, 2023 and that certain Third Amendment to Credit Agreement, dated as of October 4, 2024), among Parent, the Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as the Administrative Agent, the Swingline Lender, and an L/C Issuer, and the other L/C Issuers party thereto.

“Parent Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Parent to the Company and Seller.

“Parent Equity Awards” means Parent Options, Parent PSU Awards and Parent RSU Awards.

“Parent Equity Plans” means Parent’s Amended and Restated 2006 Equity Incentive Plan and 2021 Equity Incentive Plan and any successor thereto and any other equity incentive plan adopted by Parent following the date of the Agreement.

“Parent ESPP” means Parent’s 2023 Employee Stock Purchase Plan.

“Parent Fundamental Representations” means the representations and warranties contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention), Section 5.05(a) (Capitalization), Section 5.07(b) (Absence of Changes), Section 5.22 (Finders’ Fees) and Section 5.26 (Opinion of Parent’s Financial Advisor).

“Parent Government Bid” means any offer, quotation, bid or proposal made by Parent, Merger Sub or any Subsidiary of either that, if accepted or awarded, would reasonably be expected to result in a Parent Government Contract.

“Parent Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement or change order) between Parent, Merger Sub or any Subsidiary of either on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, in its capacity as such, on the other hand. A purchase, task or delivery order issued under a Parent Government Contract shall not constitute a separate Parent Government Contract, for purposes of this definition, but shall be part of the Parent Government Contract to which it relates.

“Parent IP” means all Intellectual Property Rights and Technology owned or purported to be owned by Parent.

“Parent Intervening Event” means any event or development that has a material effect on Parent and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (A) was not known to, or reasonably foreseeable by, the Parent Board of Directors as of the date of execution of this Agreement, which event or development becomes known to the Parent Board of Directors prior to the receipt of the Required Parent Stockholder Vote; and (B) does not relate to (1) a Parent Acquisition Proposal or (2) (a) any changes in the market price or trading volume of Parent’s capital stock or credit ratings or the ratings outlook for Parent by any applicable ratings agency or (b) any events or developments relating to the Acquired Companies or any of their Affiliates.

“Parent Material Adverse Effect” means any Effect that, (considered together with all other Effects) would, or would reasonably be expected to: (a) prevent or materially impede the ability of Parent to perform any of its covenants or obligations hereunder or the consummation by Parent of the transactions contemplated by this Agreement or (b)  materially and adversely effect the business, condition, assets, Liabilities, operations, results of operations or financial performance of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect” for purposes of this clause (b): (i) changes in the general economic conditions in the industry in which Parent and its Subsidiaries operate, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent and its Subsidiaries relative to other companies in the same industries in which Parent and its Subsidiaries operate, (ii) changes in general economic, political, financial, banking or security market conditions (including any disruption thereof and the outcome of any election) including changes in (A) interest rates, credit ratings or credit outlook, (B) exchange rates for currencies of any country or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent and its Subsidiaries relative to other companies in the same industry, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, civil unrest, civil disobedience, or the declaration by the United States or any other Governmental Authority of a national emergency or war, any hurricane, tsunami, tornado, flood, earthquake, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, weather conditions, power outages, changes in geopolitical conditions or other force majeure events in the United States or any other country or region in the world (or escalation, worsening, ceasing or de-escalation of any such events or occurrences, including, in each case, the response of Governmental Authorities), including without limitations any epidemic, pandemic or disease, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent and its Subsidiaries relative to other companies in the same industry, (iv) the entry into this Agreement or the announcement or pendency of the Transactions, including any impact on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees (including employee attrition), customers, suppliers, lenders, lessors, vendors, Governmental Authorities, partners or any other Person, except to the extent that the purpose of a representation or warranty contained in this Agreement is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the Transactions, (v) changes or proposed changes, after the date of this Agreement in GAAP, other accounting standards or Applicable Law or the enforcement or interpretation thereof, including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact Parent and its Subsidiaries relative to other companies in the same industry, (vi) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Parent Material Adverse Effect), or (vii) the performance by the Parent or any of its Subsidiaries of any action expressly required or permitted by this Agreement.

“Parent Option” means a compensatory option to purchase shares of Parent Stock.

“Parent Product” means any product or service (including Software) offered, owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by Parent, including any product or service currently under development.

“Parent PSU Award” means an award of performance-based vesting restricted stock units relating to Parent Stock.

“Parent R&D Sponsor” means any Governmental Authority, university, college, other educational institution, military, multi-national or bi-national or international organization or similar research institution that has provided grants, loans, incentives, subsidies, awards, participations, cost sharing arrangements, reimbursement arrangements or other similar benefits to Parent or any developer, inventor or other contributor to any Parent IP, in each case in connection with the financing of research and development or in connection with the development, conception, improvement, modification or reduction to practice of Parent IP.

“Parent RSU Award” an award of time-based vesting restricted stock units relating to Parent Stock.

“Parent Service Provider” means any current director, officer, advisor, consultant, independent contractor or employee of Parent.

“Parent Stock” means the Common Stock, par value $0.0001 per share, of Parent.

“Parent Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Stock on Nasdaq, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding the Closing Date.

“Permitted Leakage” shall mean any of the following by any Acquired Company: (i) any other payments, accrual, transfer of assets or assumption of liability to which Parent has given its consent in writing to be treated as Permitted Leakage or which are otherwise undertaken at the written request of Parent; (ii) payments in connection with the matters set forth in Section 1.01(p)(iii) of the Company Disclosure Schedule; (iii) salaries, wages, compensation (including bonuses, commissions or incentive compensation), severance, reimbursements, claims, benefits, fees, expenses or other accrued obligations payable to any current or former Service Providers (or their dependents or beneficiaries) in their capacities as such in the ordinary course of business consistent with past practice as consideration for services rendered, and any employer Taxes the Acquired Companies are required to pay with respect to the foregoing (in each case, (x) in compliance with the terms of this Agreement, (y) other than to the extent such payment would constitute an Excess Company Transaction Expense, and (z) other than any amounts payable by the Acquired Companies in respect of the Compensatory Seller Units as a result of or in connection with the Transactions; (iv) reimbursement of expenses of a Service Provider in the ordinary course of business consistent with past practice and in accordance with any applicable policies of the Acquired Companies, (v) the premium and any related fees, costs and expenses associated with the Cyber Insurance Tail Policy, and (vi) the payment of, or agreement to pay, any Tax or the incurring of any obligation to pay any Tax, in each case which is or was incurred by any Acquired Company in connection with or is or was otherwise attributable to the matters set out in clauses (i) to (v) (inclusive) above (to the extent not already included in those clauses).

“Permitted Parent Liens” means:

(i)            Liens disclosed on the Parent Financial Statements;

(ii)           Liens for taxes and other governmental charges not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Financial Statements);

(iii)          Non-exclusive licenses granted in the ordinary course of business;

(iv)          Minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of Parent or its applicable Subsidiary;

(v)           with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust encumbering the landlord’s fee interest; or

(vi)          Liens which would not reasonably be expected to, individually or in the aggregate, not materially detract from the value or materially interfere with any present or intended use of such property or assets in any material respect;

(vii)         mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s and other similar statutory liens arising or incurred by operation of law or in the ordinary course of business not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Financial Statements);

(viii)       deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, pension programs mandated under applicable Law or other social security programs or other similar Applicable Law or to secure any public or statutory obligation;

(ix)          Liens in favor of lessors contained in any lease, sublease, license or other occupancy agreement or arrangement relating to real property leased, subleased, licensed or otherwise used or occupied by Parent or any of its Subsidiaries;

(x)           zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any real property that would not reasonably be expected to, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets in any material respect;

(xi)          title defects, easements and encroachments and similar Liens on real property that would not reasonably be expected to, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets in any material respect; or

(xii)         Liens contemplated by the Parent Credit Agreement or the Debt Financing Commitments.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means, information that is (a) capable of being associated with an individual consumer or device or is (b) considered “personally identifiable information,” “personal information,” “personal data” or other similar expressions under Privacy Laws.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Privacy Laws” means all Applicable Laws, regulations, standards, directives, guidance and guidelines issued by any Governmental Authority concerning the privacy, security or Processing of Personal Information (including Applicable Laws of jurisdictions where Personal Information was collected), including data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, laws concerning online monitoring and tracking and laws concerning email, text message or telephone communications.

“Proceeding” means any action, suit, litigation, arbitration, mediation, claim, complaint, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, Order, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Authority or domain name registrar, including all Patents, registered Copyrights, registered Marks and domain names, and all applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Required Amount” means the aggregate amount of cash required for the satisfaction of all of Parent and Merger Sub’s obligations under this Agreement to consummate the Transactions, including the payment of all associated costs and expenses.

“Requisite Seller Member Approval” means with respect to this Agreement, the majority of the Percentage Interests (as defined in the Seller LLCA) of Preferred A Equity (as defined in the Seller LLCA) held by all Voting Members (as defined in the Seller LLCA).

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Applicable Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“RWI Policy” shall mean the Parent-Side Representations and Warranties Insurance Policy that shall be obtained by Parent in connection with this Agreement and the Transactions contemplated hereby, bound effective as of the date hereof.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) the government of a Sanctioned Country or the Government of Venezuela; (c) any Person operating, organized or ordinarily resident in a Sanctioned Country; or (d) any Person 50% or more owned or controlled (as relevant under applicable Sanctions) by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any Member State of the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Common Units” means the “Common Equity” of Seller as defined in the Seller LLCA.

“Seller Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Seller to Parent.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(a) (Capitalization), Section 4.06 (Ownership of Company) and Section 4.11 (Finders’ Fees).

“Seller Incentive Units” means the “Incentive Units” of Seller as defined in the Seller LLCA.

“Seller LLCA” means the Second Amended and Restated Limited Liability Company Agreement of BlueHalo Holdings Parent, LLC dated as of March 1, 2024.

“Seller Member” means a holder of Seller Units.

“Seller Units” means, collectively, the Seller Preferred Units, the Seller Common Units and the Seller Incentive Units.

“Seller Preferred Units” means, collectively, the “Preferred A Equity”, “Preferred B Equity” and “Preferred C Equity” of Seller as defined in the Seller LLCA.

“Seller Restricted Common Units” means the Restricted Common Equity (as defined in the Seller LLCA) of Seller.

“Service Provider” means any current director, officer, advisor, consultant, independent contractor or employee of any Acquired Company.

“Software” means (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, firmware, executable code or object code (b) data aggregation programs and search engine technologies, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all user documentation and related materials, including user manuals and training materials, relating to any of the foregoing.

“Specified Balance Sheet” means the unaudited consolidated balance sheet of BlueHalo Financing Holdings, LLC and its Subsidiaries as at the Specified Balance Sheet Date.

“Specified Balance Sheet Date” means June 30, 2024.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, of which (a) such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns or controls any voting securities or other interests representing any of the outstanding equity, voting power or financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate any member of the board of directors or other governing body of such other Person or otherwise control such other Person; provided, that with respect to the Company, “Subsidiary” shall not include the entities set forth on Section 1.01(s) of the Company Disclosure Schedule (such entities, the “Company Minority Subsidiaries”).

“Superior Offer” means a bona fide written Parent Acquisition Proposal (with all references to fifteen percent (15%) in the definition of Parent Acquisition Proposal being treated as references to fifty percent (50%) for these purposes) that (a) did not result from a breach of Section 6.04, (b) is on terms and conditions that the Parent Board of Directors determines in good faith (after consultation with Parent’s outside legal and financial advisors) are more favorable from a financial point of view to Parent’s stockholders than the terms of the Transactions, based on all relevant factors, including the likelihood of consummation thereof and the legal, financial and regulatory aspects thereof, as well as any written offer by Seller or the Company to amend the terms of this Agreement and (c) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal, timing, antitrust, funding sources and considerations and other aspects of such proposal (including certainty of closing).

“Tax” means any and all U.S. federal, state, local or foreign taxes, including any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether or not disputed, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Applicable Law, by Contract or otherwise.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means any and all of the following: works of authorship, Software, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, platforms, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, subroutines, data structures, technical data, databases, data compilations and collections, methods, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.

“Trade Controls” means (a) all applicable export control, import and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trade Control Authorizations” means any and all licenses, registrations, approvals and other authorizations required pursuant to Trade Controls or Sanctions for the lawful export or import of goods, software, technology, technical data or services, or otherwise required under Trade Controls or Sanctions to engage in international financial transactions

“Transaction Litigation” means any Proceeding (including any class action or derivative litigation) commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or managers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating directly or indirectly to the Merger, the Parent Share Issuance or any other Transaction (including any such Proceeding based on allegations that Parent’s, the Company’s or Seller’s entry into this Agreement or the terms and conditions of this Agreement or any other Transaction constituted a breach of the fiduciary duties of any member of the Parent Board of Directors, Company Board of Managers or the Seller Board of Managers or any officer of Parent, the Company or Seller). The term “Transaction Litigation” shall not include any Proceeding commenced or threatened by a Governmental Authority.

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching Party, or the failure by the breaching Party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

280G Vote	Section 6.06
401(k) Plan	Section 1.01(a)
401(k) Plan Termination Request	Section 7.08(c)
Acquired Companies	Section 1.01(a)
Affiliate	Section 1.01(a)
Aggregate Closing Consideration	Section 1.01(a)
Aggregate Merger Consideration	Section 1.01(a)
Agreement	Preamble
Allocated Portion	Section 6.08(a)(ii)
Ancillary Documents	Section 1.01(a)
Anti-Corruption Laws	Section 1.01(a)
Antitrust Law	Section 1.01(a)
Applicable Law	Section 1.01(a)
Audited Financial Statements	Section 6.11
Books and Records	Section 3.27
Business Day	Section 1.01(a)
Canceled Units	Section 2.04(b)
Certificate of Merger	Section 2.02(c)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Leakage Value	Section 1.01(a)
Closing Payment and Leakage Certificate	Section 2.05(a)
Code	Section 1.01(a)
Common B Units	Section 1.01(a)
Common E Units	Section 1.01(a)
Common Units	Section 1.01(a)
Company	Preamble
Company Acquisition Proposal	Section 1.01(a)
Company Board of Managers	Recitals
Company Board Recommendation	Section 3.02(b)
Company Closing Certificate	Section 9.02(d)(ii)
Company Common B Units	Section 1.01(a)
Company Common E Units	Section 1.01(a)
Company Confidential Information	Section 3.14(j)
Company Cure Period	Section 10.01(d)
Company D&O Indemnified Parties	Section 7.07(a)
Company Disclosure Schedule	Section 1.01(a)
Company Financial Advisor	Section 3.31
Company Fundamental Representations	Section 1.01(a)

Company Government Bid	Section 1.01(a)
Company Government Contract	Section 1.01(a)
Company Indemnification Obligations	Section 7.07(a)
Company IP	Section 1.01(a)
Company Lease	Section 3.12(a)
Company LLCA	Section 1.01(a)
Company Material Adverse Effect	Section 1.01(a)
Company Material Contract	Section 3.09(a)
Company Member Written Consent	Recitals
Company Preferred Units	Section 1.01(a)
Company Product	Section 1.01(a)
Company R&D Sponsor	Section 1.01(a)
Company Registered IP	Section 3.14(a)
Company Representative	Section 3.10(e)
Company Securities	Section 3.05(b)
Company Software	Section 3.14(m)
Company Subsidiary Equity Interests	Section 3.01(b)
Company Transaction Expenses	Section 1.01(a)
Company Units	Section 1.01(a)
Confidentiality Agreement	Section 7.06(a)
Consent	Section 1.01(a)
Continuing Employee	Section 7.08(a)
Contract	Section 1.01(a)
Copyrights	Section 1.01(a)
CSA	Section 1.01(a)
CSA Notification	Section 6.14
D&O Policy	Section 7.07(c)
D&O Tail Policy	Section 7.07(c)
Data Partners	Section 3.16(c)
Debt Commitment Letter	Section 5.25(a)
Debt Financing	Section 5.25(a)
Debt Financing Commitments	Section 5.25(a)
Debt Financing Documents	Section 7.12(a)
Debt Financing Sources	Section 1.01(a)
Definitive Debt Documents	Section 7.12(a)
Disqualified Individual	Section 6.06
Distribution Spreadsheet	Section 2.06(a)
DLLCA	Recitals
DOJ	Section 7.03(a)
Effect	Section 1.01(a)
Effective Time	Section 2.02(c)
Employment Matters	Section 7.08(d)
End Date	Section 10.01(b)
Environmental Laws	Section 1.01(a)
Environmental Permits	Section 1.01(a)
ERISA	Section 1.01(a)
ERISA Affiliate	Section 1.01(a)
Excess Closing Indebtedness Share Amount	Section 1.01(a)
Excess Company Transaction Expenses	Section 1.01(a)
Exchange Act	Section 1.01(a)
Exchange Agent	Section 2.05(b)

Exchange Documents	Section 2.06(c)(i)
FCL	Section 3.25(d)
FCPA	Section 1.01(a)
Fee Letters	Section 5.25(a)
Financial Statements	Section 3.06(a)
Foreign Direct Investment Law	Section 1.01(a)
Foreign Plan	Section 1.01(a)
Form S-4	Section 7.04(a)
Fraud	Section 1.01(a)
FTC	Section 7.03(a)
GAAP	Section 1.01(a)
Generally Available Software	Section 1.01(a)
Governmental Authority	Section 1.01(a)
Hazardous Substances	Section 1.01(a)
HSR Act	Section 1.01(a)
Improvements	Section 3.12(c)
Incentive Units	Section 1.01(a)
Incidental Licenses	Section 1.01(a)
Indebtedness	Section 1.01(a)
Indebtedness Payoff Amount	Section 7.11
Intellectual Property Rights	Section 1.01(a)
Interim Financial Statements	Section 6.11
Interim Period	Section 6.01(a)
IRS	Section 1.01(a)
IT Systems	Section 3.14(a)
Joinder and Lock-Up Agreement	Recitals
Key Employee	Section 1.01(a)
Key Seller Member	Section 1.01(a)
Knowledge	Section 1.01(a)
Leakage	Section 1.01(a)
Leased Real Property	Section 3.12(a)
Liability	Section 1.01(a)
Licenses In	Section 3.09(a)(v)
Lien	Section 1.01(a)
Malicious Code	Section 3.14(m)
Marks	Section 1.01(a)
Material Customers	Section 3.24(a)
Material Programs	Section 3.24(a)
Material Suppliers	Section 3.24(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub LLCA	Section 1.01(a)
Merger Sub Units	Section 1.01(a)
Merger Tax Opinion	Section 8.03(b)
Merger Tax Representation Letters	Section 8.03(b)
Nasdaq	Section 1.01(a)
Nasdaq Listing Approval	Section 9.01(e)
NISPOM	Section 3.25(d)
Notice Period	Section 1.01(a)
OFAC	Section 1.01(a)
Open Source Software	Section 1.01(a)

Order	Section 1.01(a)
Other Interested Party	Section 6.03(c)
Parent	Preamble
Parent Acquisition Proposal	Section 1.01(a)
Parent Arrangements	Section 6.06
Parent Board Adverse Recommendation Change	Section 7.05(b)
Parent Board of Directors	Recitals
Parent Board Recommendation	Section 7.05(b)
Parent Closing Certificate	Section 9.03(d)
Parent Confidential Information	Section 5.13(e)
Parent Cure Period	Section 10.01(e)
Parent Disclosure Schedule	Section 1.01(a)
Parent Employee Plans	Section 5.15(a)
Parent Equity Awards	Section 1.01(a)
Parent Equity Plans	Section 1.01(a)
Parent ESPP	Section 1.01(a)
Parent Financial Statements	Section 5.06(b)
Parent Fundamental Representations	Section 1.01(a)
Parent Government Contract	Section 1.01(a)
Parent Governmental Bid	Section 1.01(a)
Parent Intervening Event	Section 1.01(a)
Parent IP	Section 1.01(a)
Parent Material Adverse Effect	Section 1.01(a)
Parent Material Contracts	Section 5.10
Parent Option	Section 1.01(a)
Parent Preferred Stock	Section 5.05(a)
Parent Product	Section 1.01(a)
Parent PSU Award	Section 1.01(a)
Parent R&D Sponsor	Section 1.01(a)
Parent Registered IP	Section 5.13(a)
Parent RSU Award	Section 1.01(a)
Parent SEC Documents	Section 5.06(a)
Parent Service Provider	Section 1.01(a)
Parent Share Issuance	Recitals
Parent Software	Section 5.13(k)
Parent Stock	Section 1.01(a)
Parent Stock Price	Section 1.01(a)
Parent Stockholder Matters	Section 7.05(a)
Parent Stockholder Meeting	Section 7.05(a)
Parties	Preamble
Patents	Section 1.01(a)
Payoff Letter	Section 7.11
Permits	Section 3.18
Permitted Company Liens	Section 3.13(a)(xii)
Permitted Leakage	Section 1.01(a)
Permitted Parent Liens	Section 1.01(a)
Person	Section 1.01(a)
Personal Information	Section 1.01(a)
Pre-Closing Tax Period	Section 1.01(a)
Preferred Units	Section 1.01(a)
Privacy Commitments	Section 3.16(b)

Privacy Laws	Section 1.01(a)
Privacy Policies	Section 3.16(a)
Proceeding	Section 1.01(a)
Process	Section 1.01(a)
Processing	Section 1.01(a)
Proxy Statement	Section 7.04(a)
Real Property Lease	Section 3.12(b)
Registered IP	Section 1.01(a)
Registration Statement	Section 7.04(a)
Related Person	Section 3.22(a)
Remedial Actions	Section 7.03(c)
Rep Letters	Section 7.12(e)
Replacement Financing	Section 7.12(d)
Representatives	Section 1.01(a)
Required Amount	Section 1.01(a)
Required Financial Statements	Section 6.11
Required Parent Stockholder Vote	Section 5.09
Required Regulatory Approvals	Section 9.01(b)
Requisite Seller Member Approval	Section 1.01(a)
Restraint	Section 9.01(c)
Restricted Cash	Section 1.01(a)
RWI Policy	Section 1.01(a)
S-4 Effectiveness	Section 9.01(b)
Sanctioned Country	Section 1.01(a)
Sanctioned Person	Section 1.01(a)
Sanctions	Section 1.01(a)
SEC	Section 1.01(a)
Section 280G Approval	Section 6.06
Securities Act	Section 1.01(a)
Security Incident	Section 3.16(c)
Seller Board of Managers	Recitals
Seller Board Recommendation	Section 4.02(b)
Seller Closing Certificate	Section 9.02(d)(i)
Seller Common Units	Section 1.01(a)
Seller Disclosure Schedule	Section 1.01(a)
Seller Distribution	Section 2.06(b)
Seller Fundamental Representations	Section 1.01(a)
Seller Incentive Units	Section 1.01(a)
Seller Liquidation	Section 2.06(b)
Seller LLCA	Section 1.01(a)
Seller Member	Section 1.01(a)
Seller Member Support Agreement	Recitals
Seller Preferred Units	Section 1.01(a)
Seller Securities	Section 4.05(c)
Seller Tax Counsel	Section 8.03(b)
Seller Units	Section 1.01(a)
Service Provider	Section 1.01(a)
Shareholder’s Agreement	Recitals
Software	Section 1.01(a)
Specified Balance Sheet	Section 1.01(a)
Specified Balance Sheet Date	Section 1.01(a)

Sponsor Members	Recitals
Straddle Period	Section 1.01(a)
Subsidiary	Section 1.01(a)
Superior Offer	Section 1.01(a)
Supporting Seller Members	Recitals
Surviving Company	Recitals
Surviving Provisions	Section 10.02
Takeover Statutes	Section 3.29
Tax	Section 1.01(a)
Tax Contest	Section 8.01
Tax Return	Section 1.01(a)
Technology	Section 1.01(a)
Termination Fee	Section 10.03
Trade Controls	Section 1.01(a)
Transaction Litigation	Section 1.01(a)
Transactions	Recitals
Unacceptable Condition	Section 7.03(c)
VDR	Section 1.02(l)
Waived Parachute Payments	Section 6.06
WARN Act	Section 3.21(f)
Willful Breach	Section 1.01(a)
Withheld Parent Shares	Section 2.07

Section 1.02         Interpretative Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

(d)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)           The use of the word “or” shall not be exclusive.

(g)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h)           Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)           A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(j)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(k)           The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on the face of such disclosure. The attachments to the Company Disclosure Schedule form an integral part of the Company Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the Company Disclosure Schedule are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Company Disclosure Schedule.

(l)           Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Representatives means that such information, document or other material was (i) posted to one of the electronic data rooms hosted by or on behalf of the Acquired Companies at Datasite or Relativity in connection with the Transactions (collectively, the “VDR”) no later than 11:59 p.m. Pacific Time on the date that is one (1) day prior to the date hereof and has been made available on a continuous basis by or on behalf of the Company for review therein by Parent and its Representatives since such time or (ii) provided directly to legal counsel of Parent (including via e-mail). Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Seller, the Company or any of their Representatives means that such information, document or other material was (i) posted to the electronic data room hosted by or on behalf of Parent at Datasite in connection with the Transactions no later than 11:59 p.m. Pacific Time on the date that is one (1) day prior to the date hereof and has been made available on a continuous basis by or on behalf of the Company for review therein by Parent and its Representatives since such time or (ii) provided directly to legal counsel of Seller or the Company (including via e-mail).

Article 2.
Description of the Transaction

Section 2.01         Closing. The consummation of the Merger (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Parties agree in writing; provided, however, if the Closing would otherwise occur pursuant to the foregoing sentence during the last fifteen (15) calendar days of a Parent fiscal quarter, Parent shall have the option, in its sole discretion, upon prior written notice to the Company, to elect to postpone the Closing until the first (1st) Business Day following the last date of such Parent fiscal quarter (subject to the satisfaction or waiver of the conditions set forth in Article 9 at such time)). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02         The Merger; Effect of the Merger; Effective Time.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Company of the Merger.

(b)           The Merger shall have the effects set forth in this Agreement and pursuant to Applicable Law.

(c)           Concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit F (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DLLCA, and shall make all other filings or recordings required under the DLLCA in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and Seller and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 2.03         Limited Liability Company Agreement; Managers and Officers; Parent Board.

(a)           Unless otherwise determined by Parent and the Company prior to the Effective Time:

(i)            Subject to Section 7.07(a), at the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated pursuant to the Merger in its entirety to read as the limited liability company agreement of Merger Sub;

(ii)           the managers of Merger Sub serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the managers of the Surviving Company after the consummation of the Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(iii)          the officers of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Company after the consummation of the Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal

(b)           The Parent Board of Directors shall take all action necessary to, upon and subject to the occurrence of the Effective Time, cause the size of the Parent Board of Directors to consist of no less than ten (10) members.

Section 2.04         Effect on Company Units at the Effective Time.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, any Seller Member or any other Person, all of the Company Units issued and outstanding immediately prior to the Effective Time (other than Canceled Units) shall be automatically converted into the right to receive a number of shares of Parent Stock equal to the Aggregate Closing Consideration.

(b)           Each Company Unit held by the Company, Merger Sub or Parent or any direct or indirect Subsidiary of the Company or Parent immediately prior to the Effective Time (the “Canceled Units”) shall be canceled and extinguished without any conversion thereof; and

(c)           Each Merger Sub Unit issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable unit of the Surviving Company following the Merger (and the units of the Surviving Company into which the Merger Sub Units are so converted shall be the only units of the Surviving Company that are issued and outstanding immediately after the Effective Time).

Section 2.05         Calculation and Payment of Aggregate Closing Consideration to Seller.

(a)           At least ten (10) Business Days prior to the Closing Date, the Company shall (and Seller shall cause the Company to) prepare in good faith and deliver to Parent (i) a certificate (the “Closing Payment and Leakage Certificate”) signed by an officer of each of the Company, Seller and the Key Seller Member setting forth the Company’s calculation of the Aggregate Closing Consideration, including the calculation of the Closing Leakage Value (if any) (and Closing Leakage Share Amount), each component of Leakage and Permitted Leakage, and the Indebtedness Payoff Amounts, and (ii) reasonable supporting documentation used in the preparation thereof. The Company shall (and Seller shall cause the Company to) provide Parent and its Representatives with reasonable access during normal business hours to all relevant personnel, facilities, books and records, including work papers, reasonably requested by Parent in connection with Parent’s review of the Closing Payment and Leakage Certificate (subject to the execution of customary work paper access letters if requested). After delivery of the Closing Payment and Leakage Certificate until the Closing Date, Parent may submit to the Company in writing any objections or proposed changes thereto. The Company shall (and Seller shall cause the Company to) consider all such objections and proposed changes in good faith and Parent and the Company shall (and Seller shall cause the Company to) cooperate in good faith to resolve any such dispute as promptly as practicable (but no later than three (3) Business Days prior to the Closing Date), and modify the amounts set forth on the Closing Payment and Leakage Certificate and its component calculations as appropriate to reflect any agreed adjustments thereto.

(b)           Prior to the Closing, Parent shall appoint Equiniti Trust Company, LLC, the transfer agent of Parent (the “Exchange Agent”), as Parent’s agent for the exchange of the Aggregate Closing Consideration as provided in Section 2.04(a) and the implementation of the Seller Distribution set forth in Section 2.06. The agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to Parent, Seller and the Company. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article 2 through the Exchange Agent, book-entry shares representing the number of shares of Parent Stock issuable as the Aggregate Closing Consideration pursuant to Section 2.04(a). Following the Effective Time, upon the automatic surrender by Seller of book-entry units registered in the transfer books of the Company, representing all of the Company Units issued and outstanding immediately prior to the Effective Time (other than Canceled Units) to the Exchange Agent for cancellation, Parent shall cause the Exchange Agent to issue a number of shares of Parent Stock equal to the Aggregate Closing Consideration to Seller.

(c)           Immediately following the Closing on the Closing Date, Parent shall pay, or cause to be paid, on behalf of Seller and the Acquired Companies, (i) the Indebtedness Payoff Amounts by wire transfer of immediately available funds to the Persons or bank accounts specified in the Payoff Letters and (ii) the Company Transaction Expenses payable to third party advisors.

Section 2.06         Liquidation of Seller and Distribution of Aggregate Closing Consideration to Seller Members.

(a)           In accordance with Section 6.08, Seller and the Company shall prepare and deliver to Parent a spreadsheet (the “Distribution Spreadsheet”) in form and substance reasonably satisfactory to Parent which shall be dated as of the Closing Date and shall set forth all of the information on Exhibit G attached hereto.

(b)           Immediately following the Effective Time, Seller shall consummate the steps set forth on Schedule IV to effect the complete liquidation of Seller (the “Seller Liquidation”). Following the Seller Liquidation, the Exchange Agent shall distribute the Aggregate Closing Consideration to the Seller Members in accordance with the Distribution Spreadsheet attached hereto as Exhibit G (the “Seller Distribution”) and subject to receipt of the Exchange Documents, as described below.

(c)           Distribution Procedures.

(i)            Promptly following the delivery of the Company Member Written Consent, Seller shall or shall cause the Exchange Agent to deliver to each Seller Member customary documents as required by the Exchange Agent (the “Exchange Documents”). Each Seller Member will be required to surrender and acknowledge cancellation of such Seller Member’s Seller Units and deliver to the Exchange Agent properly completed and validly executed Exchange Documents in order to receive such Seller Member’s Allocated Portion of the Aggregate Closing Consideration as set forth in the Distribution Spreadsheet in accordance with this Section 2.06.

(ii)           Upon surrender and acknowledgement of cancellation of all Seller Units held by a Seller Member to the Exchange Agent, together with properly completed and validly executed Exchange Documents, Parent and Seller shall cause the Exchange Agent to transfer from Seller to each eligible Seller Member a number of shares of Parent Stock (which will be in book entry form) equal to such Seller Member’s Allocated Portion of the Aggregate Closing Consideration as set forth on the Distribution Spreadsheet that such Seller Member is entitled to receive pursuant to this Section 2.06.

Section 2.07         Treatment of Seller Units held by Service Providers. Seller shall take all action necessary to ensure that, effective immediately prior to the Closing, all outstanding Seller Incentive Units and Seller Restricted Common Units shall, to the extent unvested and would not otherwise become vested pursuant to the terms of the applicable Seller Incentive Unit or Seller Common Unit, as applicable, become vested. With respect to any Compensatory Seller Units, the portion of the Aggregate Closing Consideration payable to the Seller Member in respect of such Compensatory Seller Units shall be reduced by a number of shares of Parent Stock with a fair market value (which, for this purpose, shall be equal to the Parent Stock Price) equal to the amount necessary to satisfy all applicable Tax withholding based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share of Parent Stock), as reflected on the Distribution Spreadsheet (“Withheld Parent Shares”)). For the avoidance of doubt, such shares of Parent Stock to be withheld in satisfaction of the applicable withholding Taxes shall be deemed delivered to the Seller Member pursuant to the Seller Distribution, but shall be retained by Parent or surrendered to Parent by Seller and shall not be delivered to the applicable Seller Member.

Section 2.08         No Fractional Shares. For purposes of calculating the shares of Parent Stock issuable to each Seller Member pursuant to Section 2.06, the number of shares of Parent Stock to be issued to each applicable Seller Member shall be rounded down to the nearest whole number (without any consideration payable for such fractional shares).

Section 2.09         Withholding Rights. Each of Parent, Merger Sub the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Seller Member or former Seller Member or other Person pursuant to this Agreement such amounts as Parent, Merger Sub, the Exchange Agent or the Surviving Company, as the case may be, is required to deduct or withhold therefrom under the Code, or any Applicable Law, with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.

Section 2.10         No Dissenters’ Rights. In accordance with Section 18-210 of the DLLCA and Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Units, Seller Units or Parent Stock in connection with the Merger and the Transactions.

Section 2.11         Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary to carry out the purposes of this Agreement or to vest the Surviving Company and any of its Subsidiaries or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Acquired Companies, the officers and directors of the Surviving Company and any of its Subsidiaries and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Acquired Companies and otherwise) to take such action.

Section 2.12         Equitable Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the equity interests of the Company or Seller shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Stock (including the Parent Stock Price) or Company Units or Seller Units or the number of shares of Parent Stock or Company Units or Seller Units, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

Article 3.
Representations and Warranties of the Company

Subject to Section 1.02(k), except as set forth in the Company Disclosure Schedule, Seller and the Company hereby represent and warrant to Parent and Merger Sub:

Section 3.01         Corporate Existence and Power.

(a)           The Company is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary company powers and authority to carry on its business as now conducted. Each of the Acquired Companies, other than the Company, has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite powers and all authority required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, existing or in good standing would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(b)           Section 3.01(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company and Company Minority Subsidiary as of the date hereof and its entity type, jurisdiction of organization and, to the extent any such Subsidiary or Company Minority Subsidiary is not directly or indirectly wholly-owned by the Company, its issued and outstanding equity interests as of the date hereof (collectively, the “Company Subsidiary Equity Interests”), the record holders of such outstanding equity interests and the number and percentage of shares of outstanding equity interests held by each record holder as of the date hereof. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries and Company Minority Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedule and the Company owns directly or indirectly all of the issued and outstanding shares of capital stock or equity interests of its Subsidiaries other than as set forth on Section 3.01(b) of the Company Disclosure Schedule. No Acquired Company is a participant in any joint venture, partnership or similar arrangement other than as set forth on Section 3.01(b). No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

(c)           The Company has made available to Parent accurate and complete copies of the Company LLCA, including all amendments thereto, each in effect as of the date hereof. There has not been any material violation of any of the provisions of the Company LLCA, including all amendments thereto and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the sole member of the Company, the Company Board of Managers or any committee thereof.

(d)           The Company has made available to Parent accurate and complete copies of the equivalent constituent documents, including all amendments thereto, of each of the other Acquired Companies, each in effect as of the date hereof. To the Knowledge of the Company, there has not been any material violation of any of the provisions of the equivalent constituent documents of any Acquired Company and no Acquired Company taken any action that is inconsistent in any material respect with any resolution of the security holders of such Acquired Company or any equivalent governing body of such Acquired Company.

(e)           Each Company Minority Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has made available to Parent accurate and complete (in all material respects) copies of the organizational documents, including all material amendments thereto, of each Company Minority Subsidiary, each in effect as of the date hereof. To the Knowledge of the Company, no Company Minority Subsidiary is in default under or in violation of any material provision of its organizational documents. Each Company Minority Subsidiary has all requisite power and authority to own, lease or operate its assets and to conduct its business as presently conducted, in each case, except where the failure to have such power and authority would not be reasonably expected to be material to the business of the Acquired Companies and the Company Minority Subsidiaries, on a consolidated basis.

Section 3.02         Corporate Authorization.

(a)           The Company has all necessary right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board of Managers. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other Parties to this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           The Company Board of Managers has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company’s sole member, (ii) approved and adopted this Agreement and the Transactions and (iii) resolved to recommend adoption of this Agreement and approval of the Merger and the other Transactions by the sole member of the Company (the “Company Board Recommendation”).

(c)           The approval of Seller as the sole member of the Company, in accordance with the terms of the Seller LLCA, is the only vote of the holders of any class or series of equity interests of the Company necessary to adopt this Agreement and thereby approve the Merger and the other Transactions.

Section 3.03         Governmental Authorization. Except as otherwise set forth in Section 3.03 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (d) any other Required Regulatory Approvals and (e) any other action or filing, the failure of which to be taken, made or obtained would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

Section 3.04         Non-contravention. Except as otherwise set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other Transactions do not and will not (a) contravene, conflict with, or result in any material violation or breach of any provision of the Company LLCA, (b) contravene, conflict with, or result in any material violation or breach of any provision of the equivalent governing documents of any other Acquired Company, (c) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (d) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Contract binding upon any Acquired Company, or under which any of the assets of such Acquired Company is bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Acquired Company or (e) result in the creation or imposition of any Lien on any asset of any Acquired Company, except with respect to clauses (c), (d) and (e), as would not reasonably be expected to , individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

Section 3.05         Capitalization.

(a)           The authorized equity interests of the Company consist of an unlimited number of Company Preferred Units, Company Common B Units and Company Common E Units.  As of the close of business on November 15, 2024, (i) 80,000 Company Preferred Units were issued and outstanding, (ii) 1,092,493.18 Company Common B Units were issued and outstanding and (iii) 648,116.73 Company Common E Units were issued and outstanding. All outstanding Company Units are duly authorized, validly issued fully paid and nonassessable (to the extent such concept is applicable to such Company Units).  All of the issued and outstanding Company Units are owned by Seller, as the sole member of the Company.

(b)           Except as set forth in Section 3.05(a), there are no outstanding (i) equity interests or voting securities of any Acquired Company, (ii) securities of any Acquired Company convertible into or exchangeable for equity interest or voting securities of any Acquired Company or (iii) options or other rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of any Acquired Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(c)           There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock, units or other equity interests of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding equity interests of any Acquired Company, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to any Acquired Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which any Acquired Company is a party with respect to the governance of any Acquired Company or the voting or transfer of any shares of capital stock, units or other equity interests of any Acquired Company.

(d)           All outstanding Company Units and all Company Subsidiary Equity Interests of Subsidiaries that are wholly-owned by the Company have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts. To the Knowledge of the Company, all Company Subsidiary Equity Interests of Subsidiaries that are not wholly-owned by the Company have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

Section 3.06         Financial Statements.

(a)           The Company has delivered to Parent (i) the audited consolidated balance sheets of BlueHalo Financing Holdings, LLC as of December 31, 2023, December 31, 2022 and December 31, 2021 and the related audited consolidated statements of operations, changes in members’ equity and cash flows for each of the fiscal years then ended, (ii) the unaudited consolidated interim balance sheet of BlueHalo Financing Holdings, LLC as of February 28, 2024 and the related unaudited consolidated interim statements of operations for the two months ended February 28, 2024, (iii) the unaudited consolidated interim balance sheet of BlueHalo Financing Holdings, LLC as of June 30, 2024 and the related unaudited consolidated interim statements of operations for the four months ended June 30, 2024 and (iv) the audited consolidated balance sheets of Eqlipse Technologies Financing Holdings, LLC as of December 31, 2023 and the related audited consolidated statements of operations, changes in members’ equity and cash flows for the fiscal year then ended ((i) through (iv), collectively, the “Financial Statements”). The Company does not hold, and has never held, any assets, interests or investments in any other entities, except for its holdings in the other Acquired Companies, the Company Minority Subsidiaries and as set forth on Schedule 3.06(a) to the Company Disclosure Schedule, and does not have and has never had any operations, business or liabilities of any kind whatsoever, other than (i) activities in connection with its ownership of the other Acquired Companies, (ii) issuances of equity interests in the Company and (iii) activities in connection with its governance and organization and maintaining its existence under Delaware law, in each case, including any activities incidental thereto. The Company is not a party to and does not have any commitment to become a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b)           The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of unaudited interim period financial statements, to the absence of notes, which would not be materially different from those presented in the audited Financial Statements, and normal and recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (iv) fairly present, in all material respects, the financial position of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified.

(c)           All accounts receivable, notes receivable and other receivables (other than receivables collected since the Specified Balance Sheet Date) reflected on the Specified Balance Sheet, and all accounts receivable, notes receivable and other receivables arising from or otherwise relating to the business of the Acquired Companies as of the Closing Date will be, valid, genuine, arm’s length obligations for the provision of goods or services generated in the ordinary course of business, prepared in accordance with GAAP and adequately and appropriately reserved in accordance with GAAP and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts and are not subject to any setoffs or counterclaim, less any reserves for doubtful accounts recorded on the Specified Balance Sheet.

(d)           Section 3.06(d) of the Company Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Acquired Companies as of the date of this Agreement, and sets forth the aggregate amount of cash (identifying any Restricted Cash) held by the Acquired Companies as of the close of business on the Business Day prior to the date of this Agreement.

(e)           Other than as set forth on Section 3.06(e) of the Company Disclosure Schedule, no acquisition of any Acquired Company by the Company or Seller announced or completed in fiscal years 2023 and 2024 is considered “significant” as defined by Rule 1-02(w) and Rule 3-05 of Regulation S-X promulgated under the Securities Act.

(f)           The books of account and other financial records of the Acquired Companies have been kept accurately in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and Liabilities of the Acquired Companies have been properly recorded therein in all material respects. The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Managers, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.07         Absence of Certain Changes.

(a)           Since the Specified Balance Sheet Date, the Company and each other Acquired Company has conducted its business in all material respects in the ordinary course consistent with past practices.

(b)           Since the Specified Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as set forth on Section 3.07(c) of the Company Disclosure Schedule, between the Specified Balance Sheet Date and the date of this Agreement, no Acquired Company has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 6.01(b)(i), (ii), (v), (vii), (viii), (ix), (xii), (xvi), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv)  and (xxvii).

Section 3.08         No Undisclosed Liabilities. None of the Acquired Companies has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, other than:

(a)           specifically set forth and adequately reserved for on the face of the Specified Balance Sheet (and not in the notes thereto);

(b)           incurred in the ordinary course of business since the Specified Balance Sheet Date (none of which results from, arises out of, was caused by or relates to any breach of contract, breach of warranty, tort, infringement or violation of law);

(c)           arising under this Agreement or in connection with the Transactions; or

(d)           as set forth on Section 3.08(d) of the Company Disclosure Schedule.

Section 3.09         Company Material Contracts.

(a)           Except for Contracts listed in Section 3.09(a) of the Company Disclosure Schedule and this Agreement, as of the date of this Agreement, no Acquired Company is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Company Material Contract”):

(i)            any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts (including any Real Property Lease) affecting the ownership of, leasing of, title to, use of, or any leasehold interest in property (whether real or personal property) providing for individual annual payments in excess of $100,000;

(ii)           any Contract under a Material Program with total revenue exceeding $5,000,000 during the twelve (12) month period ended as of the Specified Balance Sheet Date or any future year;

(iii)          any Contract with a Material Supplier with a total value exceeding $3,000,000 during the twelve (12) month period ended as of the Specified Balance Sheet Date or any future year;

(iv)          any Contract with a “single source” supplier pursuant to which materials or services are supplied to any Acquired Company from a single source and for which no other source for such materials or services could be procured without material cost or expense;

(v)           any Contract pursuant to which any Intellectual Property Right or Technology is licensed, sold, assigned, transferred or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company (“Licenses In”), other than Company Government Contracts and Incidental Licenses;

(vi)          other than any Company Government Contract or Incidental License, any Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned, transferred or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, including any Contract contemplating the provision or release (whether contingent or otherwise) of any source code to any Software owned or purported to be owned by an Acquired Company to any Person (“Licenses Out”);

(vii)         other than any Company Government Contract, any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of Parent, the Surviving Company or any of their respective Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or the Surviving Company or any of their respective Affiliates after the Closing Date (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or any Technology, Intellectual Property Right or other asset of any Acquired Company);

(viii)        other than any Company Government Contract, any Contract providing for the creation, conception, generation, discovery, development, or reduction to practice of any Technology or Intellectual Property Rights, independently or jointly, by or for any Acquired Company other than employee, contractor and consultant invention assignment Contracts entered into with employees, in the ordinary course of business, copies of which have been provided to Parent;

(ix)          any Contract for the purchase, lease or use of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of $2,000,000 or more or (B) aggregate payments by any Acquired Company of $2,000,000 or more during the twelve (12) month period ended as of the Specified Balance Sheet Date or any future year;

(x)           any Contract pursuant to which any Acquired Company is granted any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any product or service of any Person;

(xi)          any Company Government Contract, the period of performance of which has not expired, that called or calls for an Acquired Company to receive any payments in excess of, individually or in the aggregate, $5,000,000 during the twelve (12) month period ended as of the Specified Balance Sheet Date or any future year;

(xii)         any Contract, other than any Company Government Contract that is not included or required to be included in Section 3.09(a)(ii) of the Company Disclosure Schedule, providing for “most favored customer” terms or similar terms that limit any Acquired Company’s right to determine pricing for any Company Product in its discretion;

(xiii)        any Contract which contains minimum payment obligations or performance guarantees;

(xiv)        any partnership, joint venture or similar Contract other than any teaming agreement, including any Contract providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution;

(xv)         any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2022 or pursuant to which any Acquired Company has any current or future rights or obligations;

(xvi)        any Contract relating to the sale of any assets of any Acquired Company since January 1, 2022, in each case for consideration in excess of $100,000 (other than sales or dispositions of assets in the ordinary course of business consistent with past practice);

(xvii)       any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing), including the creation of any Lien with respect to any asset of any Acquired Company in excess of $1,000,000;

(xviii)      any Contract relating to the acquisition, issuance or transfer of any Company Securities (excluding award agreements for Employee Plans and exercise agreements on the Company’s standard form) with unperformed or continuing obligations by any party thereto;

(xix)        each Contract relating to the voting of, and any other rights or obligations of a holder of, Company equity interests or any equity interests of any Subsidiary of the Company;

(xx)          any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xxi)         any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice or pursuant to the Acquired Company’s standard form agreement, as made available to Parent);

(xxii)       any Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Person (other than offer letters, employment agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business consistent with past practice);

(xxiii)       any Contract with any current or former Service Provider (A) who is a Key Employee, (B) that provides for annual compensation in excess of $250,000, other than an at-will offer letter in the Company’s standard form provided to Parent, (C) that provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Transactions (whether alone or in connection with any other event, including a termination of employment or service) or any payments or benefits that would constitute a Company Transaction Expense, including any change-in-control, retention or similar payments, (D) that provides for severance or termination payments or benefits upon a termination of the applicable Service Provider’s employment or other service with any Acquired Company or provides for retention payments;

(xxiv)      any collective bargaining agreement or other similar Contract with any labor union, works council or similar association;

(xxv)       any Contract to which any Acquired Company is a party, on the one hand, and another Acquired Company, on the other hand, is a party;

(xxvi)      any Contract relating to the settlement of any Proceeding (other than any such Contracts entered into with former employees of the Company (other than officers or directors) in the ordinary course of business consistent with past practice in connection with the termination of such former employee’s employment with the Acquired Companies and pursuant to which no Acquired Company has any continuing payment or other material obligations thereunder); and

(xxvii)     any other Contract not made in the ordinary course of business that is material to any Acquired Company.

(b)           The Company has delivered to Parent accurate and complete (in all material respects) copies of all written Company Material Contracts, including all material amendments thereto.

(c)           (i) Each Company Material Contract is a valid and binding agreement of the Acquired Company party thereto and is in full force and effect, (ii) each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Company Material Contracts to which it is a party, (iii) no Acquired Company is, and, to the Knowledge of the Company, no other party thereto is, in default or breach in any material respect under the terms of any Company Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to (A) result in a violation or breach of any material provision of any Company Material Contract, (B) result in the acceleration of the maturity or performance of any grant or rights or other obligation under a Company Material Contract or (D) result in the cancellation, termination or material modification of any Company Material Contract and (iv) no Acquired Company has received any written notice regarding violation or breach of, or default under, or the cancellation of termination of any Company Material Contract and no Acquired Company nor, to the Knowledge of the Company, any other party currently contemplates any termination, material amendment or material change to any Company Material Contract.

Section 3.10         Compliance with Applicable Laws.

(a)           Except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, each Acquired Company is, and has at all times since January 1, 2022 been, in compliance with Applicable Law with, and to the Knowledge of the Company no Acquired Company is, and at no time since January 1, 2022 has any Acquired Company been, under investigation with respect to or threatened in writing to be charged with or given notice of any violation of, Applicable Law. Since January 1, 2022, the Company has not, and, to the Knowledge of the Company no Acquired Company has, received any written notice from any Governmental Authority to the effect that any Acquired Company is not in compliance, in any material respect, with any Applicable Law that remains unresolved. Except as would not reasonably be expected to be material to the Acquired Companies taken as a whole, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of any Applicable Law by any Acquired Company.

(b)           Each Acquired Company is, and has at all times since April 24, 2019 been, in material compliance with applicable Sanctions, and has at all times in the past five years been in compliance in all material respects with applicable Trade Controls.

(c)           Without limiting the foregoing:

(i)            the Company has maintained in place and implemented controls and systems reasonably designed to promote compliance with applicable Trade Controls and Sanctions; and

(ii)           there are no pending or, to the Knowledge of the Company, threatened claims, investigations, legal proceedings or enforcement actions of actual or alleged violations by any Governmental Authority against any Acquired Company with respect to Trade Controls or Sanctions, and the Company has not since April 24, 2019 been notified in writing of any such pending or threatened actions.

(d)           Neither any Acquired Company nor any director, manager, officer, or employee of any Acquired Company has, during their relationship with any Acquired Company since April 24, 2019, (i) been a Sanctioned Person, (ii) engaged in an unlawful transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; or (iii) been subject to debarment or any list-based designations under any Trade Controls.

(e)           In the past five years, none of the Acquired Companies, nor any of their respective directors, managers, officers, or employees nor, to the Knowledge of the Company, any distributor, reseller, consultant, agent or other third party while acting on behalf of any Acquired Company (each, a “Company Representative”), have corruptly paid, promised, offered, or authorized the provision of anything of value (including money, meals, entertainment, travel expenses or accommodations, gifts, or commissions), directly or indirectly, to any Person, including a “foreign official” as defined in the FCPA, in each case for the purpose of (i) obtaining or retaining business for or with, or directing business to, any Person; (ii) influencing any act or decision of a foreign official in his or her official capacity; (iii) inducing a foreign official to do or omit to do any act in violation of his/her lawful duties; (iv) securing any improper advantage in violation of Anti-Corruption Laws; or (v) that would constitute an unlawful rebate, commercial bribe, influence payment, extortion, kickback, or other unlawful payment in violation of Anti-Corruption Laws. None of the Acquired Companies nor any of their respective directors, managers, officers, or employees nor, to the Knowledge of the Company, any Company Representatives, have maintained any off-the-books funds, engaged in any off-the-books transactions, or falsified any documents of the Acquired Companies. None of the Acquired Companies have conducted or been notified in writing of any internal or Governmental Authority-initiated investigation; received any written allegations or whistleblower reports concerning the Acquired Companies’ non-compliance with Anti-Corruption Laws; or made a voluntary, directed, or involuntary disclosure to any Governmental Authority arising under or relating to actual, suspected, or potential non-compliance with Anti-Corruption Laws. The Acquired Companies have maintained and enforced policies and procedures reasonably designed to promote compliance by the Acquired Companies with Anti-Corruption Laws.

(f)           Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company since January 1, 2022 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

Section 3.11         Litigation.

(a)           Except as set forth on Section 3.11 of the Company Disclosure Schedule, there is no pending Proceeding and, to the Knowledge of the Company, since January 1, 2022, no Person has threatened to commence any Proceeding: (i) against any Acquired Company or any of the assets owned by any Acquired Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. As of the date hereof, to the Knowledge of the Company, no event has occurred, and no claim or dispute exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence. Each Acquired Company has submitted each pending or threatened Proceeding for which there is insurance coverage to its applicable insurance carrier. No former direct or indirect holder of any equity interests of any Acquired Company has any Proceeding against any Acquired Company that remains unresolved.

(b)           (i) There is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business and (ii) to the Knowledge of the Company, no officer or other employee of any Acquired Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12         Real Property.

(a)           The Acquired Companies do not own any real property. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein. Each Acquired Company has a good and valid leasehold, license or other similarly applicable interest in the real property leased, subleased, licensed or otherwise used or occupied by such Acquired Company (the “Leased Real Property” and such underlying lease, a “Company Lease”). Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of the Leased Real Property, including the street address, the name of the third party lessor, the use and the current monthly rent amount. The Company has delivered to Parent a true and complete (in all material respects) copy of each such Company Lease, and in the case of any oral Company Lease, a written summary of the material terms of such Company Lease. With respect to each Company Lease: (i) no Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Company Lease has been disturbed, and to the Company’s Knowledge, there are no Proceedings with respect to such Company Lease or Leased Real Property; (ii) neither the Acquired Companies nor, to the Company’s Knowledge, any other party to such Company Lease, is in breach or default under such Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease; (iii) no security deposit or portion thereof deposited with respect such Company Lease has been applied in respect of a breach or default under such lease which has not been redeposited in full; and (iv) the Acquired Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(b)           Section 3.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).

(c)           All buildings, structures, improvements, including the roof, foundation, load-bearing walls and other structural elements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) have been maintained by the Acquired Companies in the ordinary course of business and are in sufficient condition for the operation of and use and occupancy thereof in connection with the business of the Acquired Companies in all material respects. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements, or any portion thereof, in the operation of the business of the Acquired Companies.

(d)           The Leased Real Property is not subject to any Liens, except for Permitted Company Liens. Each parcel of Leased Real Property has access to a public street either adjoining such Leased Real Property or through easements. No Acquired Company has received any written notice of a material violation of any Real Property Lease and, since the date that is twelve (12) months prior to the date of this Agreement, no Acquired Company has received any written notice of a material violation of any ordinance, regulation or building, zoning or other similar law with respect to the Leased Real Property. No Leased Real Property, nor any material portion thereof, has been damaged or destroyed by fire or other casualty which has not been restored in full. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property and no Acquired Company has received any written notice of any condemnation, special assessment or the like or, to the Knowledge of the Company, threatened with respect to any of the Leased Real Property which would have a material adverse impact on the ability of the Acquired Company to continue to conduct its business therein. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto.

Section 3.13         Properties.

(a)           Each of the Acquired Companies has good and marketable, indefeasible, title to, or in the case of leased property and assets, has valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible) used or leased for use by such Acquired Company in connection with the conduct of its business. None of such property or assets is subject to any Lien, except:

(i)            Liens disclosed on the Specified Balance Sheet;

(ii)           Liens for taxes and other governmental charges not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Specified Balance Sheet);

(iii)          Non-exclusive licenses granted in the ordinary course of business;

(iv)          Minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the applicable Acquired Company;

(v)           with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust encumbering the landlord’s fee interest; or

(vi)          Liens which would not reasonably be expected to, individually or in the aggregate, not materially detract from the value or materially interfere with any present or intended use of such property or assets in any material respect;

(vii)         mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s and other similar statutory liens arising or incurred by operation of law or in the ordinary course of business not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Specified Balance Sheet);

(viii)       deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, pension programs mandated under applicable Law or other social security programs or other similar Applicable Law or to secure any public or statutory obligation;

(ix)          Liens in favor of lessors contained in any Company Leases;

(x)           zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any real property that would not reasonably be expected to, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets in any material respect;

(xi)          title defects, easements and encroachments and similar Liens on real property that would not reasonably be expected to, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets in any material respect; or

(xii)         other Liens set forth on Section 3.13(xii) of the Company Disclosure Schedule (clauses (i) through (xii) of this Section 3.13(a) are, collectively, the “Permitted Company Liens”).

(b)           There are no developments affecting any such property or assets pending or, to the Knowledge of the Company, threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c)           The equipment owned by each Acquired Company is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted) and is adequate and suitable for its present uses.

(d)           The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted.

Section 3.14         Intellectual Property.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP which any Acquired Company owns or purports to owns (whether exclusively, jointly with another Person, or otherwise) (“Company Registered IP”), including (A) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (B) the record owner(s) of such item of Company Registered IP and if different, the legal owner and beneficial owner(s) (including any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest), (C) the filing date or registration date and issuance date or grant date of such item of Company Registered IP, and (D) with respect to domain names, the applicable domain name registrar, and (ii) all material unregistered Marks owned or purported to be owned by any Acquired Company, including in connection with any Company Product.

(b)           All Company IP is subsisting and all issued Company Registered IP is valid and enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws, except in the case of Company Registered IP that an Acquired Company has elected to abandon or allow to lapse in the exercise of its reasonable business judgment No Mark (whether registered or unregistered) or trade name owned, used, or applied for by any Acquired Company conflicts or interferes with any Mark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any Mark (whether registered or unregistered) in which any Acquired Company has or purports to have an ownership interest has been impaired. No application for, or registration with respect to, any Company Registered IP has been abandoned, allowed to lapse, or rejected in a manner that does not allow for an appeal, except in the case of Company Registered IP that an Acquired Company has elected to abandon or allow to lapse in the exercise of its reasonable business judgment.

(c)           Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, no interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2022 has been, pending or threatened in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged and, to the Knowledge of the Acquired Companies, there is no basis for a claim that any Company IP is invalid or unenforceable.

(d)           No Acquired Company is bound by, and no Company IP is subject to, any Contract with any Person containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world with or against any other Person. Other than Incidental Licenses, no Person who has licensed, sold, assigned, or otherwise conveyed or provided Technology or Intellectual Property Rights to the Company has ownership rights or license rights to derivative works or improvements made by or on behalf of any Acquired Company related to such Technology or Intellectual Property Rights. Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, no Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP, or any Technology or Intellectual Property Rights licensed to any Acquired Company, to any Person.

(e)           Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, the Acquired Companies exclusively own all right, title, and interest to and in the Company IP, free and clear of any Liens (other than Permitted Liens). The Acquired Companies have the exclusive right to bring a claim or suit against any third party for infringement or misappropriation of any Company IP. The Company IP, together with the Licenses In and subject matter of the Incidental Licenses licensed to the Acquired Companies, constitute all of the Technology and Intellectual Property Rights used, or held for use, in the conduct of the businesses of the Acquired Companies.

(f)           Except as set forth on Section 3.14(f) of the Company Disclosure Schedule, each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was engaged by an Acquired Company or its agent to design, create or otherwise develop any Technology or Intellectual Property Rights for an Acquired Company has signed a valid and enforceable agreement containing an irrevocable assignment to the applicable Acquired Company of (or has assigned such Intellectual Property Rights or Technology by operation of Applicable Law) all such Technology and Intellectual Property Rights and confidentiality provisions protecting such Company IP. No current or former shareholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. All rights in, to and under all Company IP created by each of the Acquired Company’s current or former employees, officers or directors for or on behalf of, or in contemplation of, the Acquired Companies (i) prior to the inception of the Acquired Company, or (ii) prior to such individual’s commencement of employment or engagement with the Acquired Company, have been duly and validly assigned to the applicable Acquired Company.

(g)           No current or former employee, officer, director, consultant, advisor or contractor of any Acquired Company (i) has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights or Technology used or held for use by the applicable Acquired Company, other than background licenses of Intellectual Property Rights or Technology granted in connection with providing services to an Acquired Company in the ordinary course of business, (ii) is bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the applicable Acquired Company, (iii) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee, officer, director, consultant, advisor or contractor being employed by, or performing services for, the applicable Acquired Company, or using trade secrets or proprietary information of others without permission, or (iv) has created or developed any Company IP for the applicable Acquired Company that is subject to any agreement under which such employee, consultant, advisor or contractor has assigned or otherwise granted to any third party any rights in or to such Technology or Intellectual Property Rights.

(h)           Except as set forth on Section 3.14(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.14(h) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, and provides a brief description of the current status of, any such actual, alleged, or suspected infringement or misappropriation of any Company IP.

(i)           Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, no Acquired Company, and none of the Company IP nor the Company Products, has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, violation or similar claim or Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. No Acquired Company has received any notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any notice or communication inviting an Acquired Company to take a license under any Intellectual Property Right.

(j)           Each of the Acquired Companies has taken commercially reasonable steps as necessary or appropriate to protect and preserve the confidentiality of all of its confidential or non-public information and trade secrets (collectively, “Company Confidential Information”) or provided to it by any Person, including all proprietary information that it holds, or purports to hold, as a trade secret. Except as set forth on Section 3.09(j) of the Company Disclosure Schedule, all current and former employees and contractors of the Acquired Companies and any other Person having access to Company Confidential Information have executed and delivered to an Acquired Company a written, legally-binding agreement sufficient to protect such Company Confidential Information.

(k)           Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 3.09(a)(v) or Section 3.09(a)(vi) of the Company Disclosure Schedule, (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right, including any such grant, assignment or transfer by Parent or its Affiliates.

(l)           None of the Company Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(m)           No Software contained within any Company Product (“Company Software”) contains any “back door,” “vulnerability,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or designed to perform or facilitate any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(n)           Section 3.14(n) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, or combined with any material Company Product, which list specifies (i) the Contract under which each such item of Open Source Software has been licensed to the applicable Acquired Company, and (ii) whether such item of Open Source Software has been modified and distributed (including by making such Open Source Software available remotely through a computer network) by any Acquired Company in a manner that subjects such Company Product to any “copyleft” or other obligation or condition that requires, or conditions the use or distribution of such Company Product or portion thereof on, (x) the disclosure, licensing, or distribution of any source code for any such Company Product, (y) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Product, or (z) the licensing or otherwise distributing or making available such Company Product for a nominal or otherwise limited fee or charge.

(o)           The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. Except as set forth in Section 3.14(o) of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, an employee or contractor of any Acquired Company who needs such source code to perform his or her job duties. No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person.

(p)           Except as set forth in Section 3.14(p) of the Company Disclosure Schedule, the Acquired Companies have been in compliance in all material respects with the terms and conditions of applicable Open Source Software licenses, including attribution notice requirements. No Company Product or Company IP is subject to any “copyleft” or other obligation or condition that (i) could require, or could condition the use or distribution of such Company Product, Company IP or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for a Company Product, Company IP or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products, Company IP or portions thereof, (C) licensing or otherwise distributing or making available a Company Product, Company IP or any portion thereof for a nominal or otherwise limited fee or charge or (D) granting any Intellectual Property Rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license distribute or charge for any Company Product or any Intellectual Property Rights therein, other than solely with respect to the applicable Open Source Software.

(q)           At no time during the conception of or reduction to practice of any Company IP were the Acquired Company or any developer, inventor or other contributor to such Company IP (i) operating under any grants from any Company R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any Company R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Person, in each case, that could adversely affect an Acquired Company’s rights in such Company IP.

(r)           The Acquired Companies have timely disclosed and elected title to all subject inventions (as defined in 35 U.S.C. § 201(e)), that comprise material Company IP, timely listed all material technical data and computer software to be furnished with less than unlimited rights in any required assertions table, received express acceptance of any applicable customer commercial licensing terms, and included the proper and required restrictive legends on all copies of any material technical data, computer software, or computer software documentation delivered under any Company Government Contract. All such markings and rights were properly asserted and justified under the Company Government Contracts, and no Governmental Authority, prime contractor, or higher-tier subcontractor has challenged or, to the Knowledge of the Acquired Companies, has any basis for challenging, the markings and rights asserted by the Acquired Companies.

(s)           No Acquired Company is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any Company IP.

Section 3.15         Information Technology. The information technology systems, hardware, networks, interfaces, electronic data processing infrastructure, information record keeping infrastructure, communications infrastructure, telecommunications infrastructure, peripherals and related systems used by the Acquired Companies (“IT Systems”) are adequate for the needs of the respective businesses of the Acquired Companies and are designed, implemented, operated and maintained in accordance with reasonable standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect industry standard disaster recovery and backup plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. Each Acquired Company performs routine upgrades to the IT Systems and has implemented and maintained processes to assess and rectify material vulnerabilities associated with the IT Systems.

Section 3.16         Privacy.

(a)           The Acquired Companies’ privacy policies applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by the Acquired Companies or their agents (the “Privacy Policies”) are prominently posted to each of the Acquired Company websites. No disclosure or representation made or contained in any Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any omission or implication), and the practices of the Company with respect to the Processing of Personal Information materially conform, and have past four years materially conformed, to the Privacy Policies that govern the processing of such Personal Information to the extent applicable to such Processing.

(b)           Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, each Acquired Company’s data, privacy, and security practices materially comply, and for the past four years have materially complied, with all applicable (i) Privacy Policies, (ii) obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Contract to which such Acquired Company is a party or otherwise bound, and (iii) applicable Privacy Laws or binding standards, guidelines or guidance (collectively, “Privacy Commitments”).

(c)           Except where not doing so would be material to the Acquired Companies, taken as a whole, each Acquired Company has, and has required all vendors or other third parties that Process any Personal Information for or on the behalf of such Acquired Company (“Data Partners”) to have established and used commercially reasonable plans, procedures, controls, and programs designed to (i) protect against data or security breach or unauthorized, unlawful or accidental access, disclosure, use, loss, denial or loss of use, alteration, destruction or compromise (including with respect to the IT Systems) (a “Security Incident”) and (ii) identify and address internal and external risks to the Processing, privacy and security of Personal Information.

(d)           Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, each Acquired Company has conducted, or retained a third party to conduct on its behalf, security risk assessments and privacy impact assessments, including but not limited to penetration testing and testing of new software or cloud based services, in each case at least to the extent required by Privacy Commitments. Such security risk assessments include review, assessment, and response to prior security vulnerability reports and prevention, detection, and response to attacks, intrusions, or systems failures.

(e)           To the Knowledge of the Company, the execution, delivery, or performance of this Agreement and/or the consummation of any of the Transactions do not and will not: (i) violate Privacy Commitment or (ii) require the consent of or notice to any Person concerning Personal Information.

(f)           Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, no data, including any Personal Information or confidential information, in the possession or control of the Acquired Companies, has been subject to any material Security Incident . The Acquired Companies have not notified, and there have been no facts or circumstances that would require the Acquired Companies or, to the Knowledge of the Company, any Data Partners, to notify, any Governmental Authority or other Person of any Security Incident.

(g)           No Acquired Company has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and to the Knowledge of the Company, there has not been any audit, Proceeding, investigation, enforcement action (including any fines or other sanctions), or other action relating to, any actual, alleged, or suspected Security Incident, violation of any Privacy Law or other Privacy Commitment involving Personal Information in the possession or control of any Acquired Company, or held or processed by any Data Partner for or on behalf of any Acquired Company.

Section 3.17         Insurance Coverage. Section 3.17 of the Company Disclosure Schedule sets forth (a) a true and complete list of current policies of insurance that the Company has, with policy number, amounts, coverage and date expiration, to the extent available as of the date of this Agreement, in each case subject to the Company’s renewals of such policies in the ordinary course of business and (b) with respect to the business of the Company, a list of all the claims history for the Company since January 1, 2022. The Company has made available to Parent a list of, and accurate and complete copies (in all material respects) of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect. Other than claims made in the ordinary course, there are no pending claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Acquired Companies. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than any customary reservation of rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies. The Company has no Knowledge of any actual or threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.18         Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2022 have had, all licenses, permits, qualifications, accreditations, approvals, certificates, consents, registrations, qualifications, designations, declarations, exemptions, memberships, Orders, franchises, approvals, authorizations and any similar authority of or from any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service the Acquired Companies’ accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies, except where the failure to possess such Permit or make such filing would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Each Acquired Company is in compliance with each such Permit, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Since January 1, 2022, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any material Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit, the subject of which has not been resolved in full prior to the date of this Agreement as required by such written notice or written communication. Section 3.18 of the Company Disclosure Schedule sets forth an accurate and complete list of all active and material Permits issued to any Acquired Company. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transactions will be, in full force and effect, except where the failure of such Permits to be valid or in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

Section 3.19         Tax Matters.

(a)           Each Acquired Company has duly and timely (taking into account any applicable extensions) filed, or has caused to be filed on its behalf, with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by all Acquired Companies (whether or not shown on any Tax Returns) have been timely paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No outstanding material written claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(b)           The unpaid Taxes of the Acquired Companies did not, as of the Specified Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Specified Balance Sheet (rather than in any notes thereto). Since the Specified Balance Sheet Date, no Acquired Company has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           No deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or threatened (in writing) audits, assessments or other actions for or relating to any material Liability in respect of Taxes of any Acquired Company. No issues relating to Taxes of any Acquired Company were raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in a material Liability in respect of Taxes in a later taxable period. The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company for all taxable years ending on or after January 1, 2022, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company. No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of such Acquired Company) with respect to any Taxes has been executed or filed with any Governmental Authority which is currently in effect.

(d)           There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable).

(e)           Neither Parent (as a result of any actions by any Acquired Company) nor any Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority or otherwise arising as a result of the transactions contemplated by this Agreement, the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, any prepaid amount or deferred revenue received on or prior to the Closing outside of the ordinary course of business or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(f)           Except as set forth on Section 3.19(f) of the Company Disclosure Schedule, no Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(g)           No Acquired Company is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(h)           No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(i)            No Acquired Company has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then such Acquired Company, as the case may be, believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. No Acquired Company has participated or plans to participate in any Tax amnesty program.

(j)            Except as set forth on Section 3.19(j) of the Company Disclosure Schedule, no Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). No Acquired Company has Liability for the Taxes of any Person (other than Taxes of the Company).

(k)           Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts (whether in the form of cash or property) paid, issued, provided or owing to any current or former Service Provider, creditor, Seller Members of such Acquired Company or other Person. Each Acquired Company has properly classified all current or former Service Providers as employees or non-employees for all relevant purposes (including for purposes of all Employee Plans).

(l)            No Acquired Company has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code in the past three (3) years.

(m)          Each Acquired Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between the Company and its Subsidiaries. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of the other Acquired Companies are arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code.

(n)           Section 3.19(n) of the Company Disclosure Schedule sets forth the entity classification for U.S. federal income tax purposes of each Acquired Company.

(o)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event, whether contingent or otherwise), will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound to compensate or reimburse any Person for Taxes, including, without limitation, any excise or additional taxes arising pursuant to Section 4999 or Section 409A of the Code.

(p)           Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 3.20         Employees and Employee Benefit Plans.

(a)           Section 3.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Employee Plans. For purposes of this Agreement, “Employee Plans” shall mean: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, termination, severance or similar Contract, plan, policy, program or arrangement, (iii) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, cafeteria, flex spending, tuition reimbursement, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare fringe benefits and (iv) each other employee compensation or benefit plan, program, policy, agreement, program, arrangement or commitment, in each case, which any current or former Service Provider (or any spouse, beneficiary or dependent thereof) participates or receives compensation or benefits or which is sponsored, maintained, administered or contributed to by, or required to be contributed to by, Seller, any Acquired Company or any ERISA Affiliate of an Acquired Company or Seller, or with respect to which any Acquired Company has any obligation or Liability (whether actual or contingent, direct or indirect).

(b)           The Company has made available to Parent accurate and complete copies, as applicable, of (i) all documents constituting each Employee Plan to the extent currently effective (and written descriptions of all material terms of any Employee Plan that is not in writing), including all amendments thereto and all related trust documents and other funding arrangements, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) the most recent determination, advisory or opinion letter from the IRS relating to each Employee Plan, if any, (vii) non-routine correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan, (viii) the non-discrimination and other required compliance testing completed for the most recent plan year, and (ix) all material records, notices and filings concerning IRS or United States Department of Labor audits or investigations.

(c)           Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, no Employee Plan is, and neither any Acquired Company nor any of its ERISA Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or has any Liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA. No Acquired Company or any ERISA Affiliate has any Liability under Title IV of ERISA.

(d)           Each Acquired Company has, in all material respects, performed all obligations required to be performed by such Acquired Company under each Employee Plan, is not in default or violation of, and such Acquired Company has no Knowledge of any default or violation by any other party to, any Employee Plan. Each Employee Plan has been established, funded, operated and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA, the Code (including, without limitation, Section 4980B of the Code), the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the Patient Protection and Affordable Care Act of 2010. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion or advisory letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Company, there is no reason any such determination letter could be revoked, not issued or not be reissued. With respect to each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. No events have occurred with respect to any Employee Plan that could result in material payment by or Liability of any Acquired Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. With respect to each Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of an Employee Plan in connection with which any Acquired Company or any Employee Plan fiduciary could reasonably be expected to incur a Liability have occurred and (ii) no nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred. No filing has been made in respect of any Employee Plans under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(e)           Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Merger and the other Transactions will (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former Service Provider to (i) any acceleration of the time of payment or vesting of any equity award, compensation or benefit, (ii) any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iii) any increase in any compensation or benefits payable under to any current or former Service Provider, whether under an Employee Plan or otherwise.

(f)           Neither any Acquired Company nor any of its ERISA Affiliates has any current or projected Liability in respect of or has any obligation to provide (under an Employee Plan or otherwise) post-employment or post-retirement health, medical or life insurance benefits for retired, former or current Service Providers, except as required to avoid excise tax under Section 4980B of the Code or similar state law or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(g)           Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither any Acquired Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to, and no Employee Plan is, a self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). To the extent any Acquired Company or any of its ERISA Affiliates provides self-insured medical, dental or any other similar employee benefits, all such benefits are covered by a stop-loss policy. The obligations of all Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(h)           All contributions, premiums and payments related to each Employee Plan have been timely discharged and paid in full or, to the extent not yet due, properly reflected as a Liability on the Specified Balance Sheet in accordance with the terms of the applicable Employee Plan and GAAP. All contributions due from any Acquired Company with respect to any Employee Plan that is intended to be qualified under Section 401(a) of the Code have been timely made. No Acquired Company has, or will have as a result of the Transactions contemplated by the Agreement, any liability in respect of Seller Incentive Units or Seller Restricted Common Units.

(i)           There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits). No Acquired Company (with respect to any Employee Plan), and no Employee Plan or any fiduciary thereof is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j)           No Employee Plan is a Foreign Plan.

Section 3.21         Labor and Employment Matters.

(a)           The Company has provided a true and complete list of all employees of the Acquired Companies as of the date set forth therein (which shall be a date no more than ten (10) days prior to the date of this Agreement), including their names, titles or positions, employing entity, hire dates, service recognition dates, annual base salary or hourly wage rate, as applicable, target bonus opportunity, if applicable, principal work location, leave status, classification by the Company as exempt or non-exempt from the application of state and federal wage and hour laws applicable to employees, and indicating whether any employee is on a work visa. The services provided by each such employee are terminable at the will of the applicable Acquired Company without the incurrence of any Liability other than any payments as required by Applicable Law in connection with the termination of an individual’s employment. No Service Provider has informed any Acquired Company (whether orally or in writing) of any plan to terminate employment with or services for the applicable Acquired Company, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the applicable Acquired Company. The Acquired Companies do not engage any leased employees, temporary employees, contract labor employees, or other service providers through any staffing, leasing, or outsourced labor supplier.

(b)           Except as would not result in material liability for any Acquired Company, each current or former Service Provider that has been characterized as a consultant or independent contractor and not as an employee in the past three (3) years has been properly characterized as such.

(c)           No Acquired Company is or has at any time been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union, works council or similar organization. No Acquired Company has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened. There are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of the Company, no union organization campaign is in progress with respect to, any employees of the Acquired Companies. There is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice charge or complaint or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Acquired Companies, before the National Labor Relations Board or any other Governmental Authority. There are no material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any current or former Service Provider of any Acquired Company.

(d)           Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and classification of employees as exempt and or non-exempt), employee safety and health, immigration status, wages and hours (including payment of minimum wage and overtime) or any other labor or employment related matters, and in each case, with respect to current and former Service Providers (i) is not liable in any material amount for any arrears of wages or payments for services, severance pay, other amounts required to be reimbursed or otherwise paid or any Taxes or any penalty for failure to comply with a of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). The Acquired Companies maintain Form I-9s with respect to each of their former and current employees to the extent required by Applicable Laws concerning immigration and employment eligibility verification obligations. The Acquired Companies are not party to or otherwise bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(e)           To the Knowledge of the Company, no Service Provider of any Acquired Company is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to any Acquired Company or any former employer relating to the right of any such Service Provider to be employed or engaged by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by such Acquired Company or to the use of trade secrets or proprietary information of others.

(f)           Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), or any similar Applicable Law. Since January 1, 2022, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company, (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law, and (iv) no such “plant closing” or “mass layoff” is contemplated, planned, or announced.

(g)           Except as set forth in Section 3.21(g) to the Company Disclosure Schedule, there has not been since January 1, 2022, nor are there currently, any Proceedings or internal investigations or inquiries conducted by any Acquired Company, any of their respective Boards of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any act or allegation of or relating to fraudulent or illegal conduct or activity, sexual or other discrimination, harassment or misconduct, relating to any whistleblower laws or activities, or breach of any policy of any Acquired Company relating to the foregoing, with respect to any current or former Service Provider of any Acquired Company, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s Knowledge has any such Proceeding, investigation, settlement or other arrangement been threatened.

(h)           Except as set forth in Section 3.21(h) of the Company Disclosure Schedule, since January 1, 2022, each Acquired Company has investigated all allegations of sexual or other harassment of which it had knowledge and has taken such action as required by Applicable Law with respect to such allegations determined by the Acquired Company to have merit. To the Company’s Knowledge, no such allegation of sexual or other harassment would reasonably be expected to result in any material loss to the Acquired Companies.

Section 3.22         Environmental Matters.

(a)           Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company, taken as a whole:

(i)            no unresolved written notice, notification, demand, request for information, citation, summons, complaint or Order has been received, no unresolved complaint has been filed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to any Acquired Company and arising out of any Environmental Law;

(ii)           Each Acquired Company is, and has at all times since January 1, 2022 been, in material compliance with all Environmental Laws and all Environmental Permits; and

(iii)          there are no Liabilities of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

(b)           The Acquired Companies have delivered or otherwise made available for inspection to Parent copies of any material environmental reports, studies, or analyses in the possession of any Acquired Company, pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently owned, operated or leased by any Acquired Company.

Section 3.23         Affiliate Transactions. Except as set forth in Section 3.23 of the Company Disclosure Schedule, no director, officer, Key Employee, Affiliate (which for purposes of this Section 3.23 shall include any equityholder of Seller or the Company that owns more than 5% of the equity interests of Seller or the Company) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company or the Key Seller Member (each of the foregoing, a “Related Person”), other than in its capacity as a director, manager, officer or employee of any Acquired Company (a) has entered into any Contract involving any Acquired Company that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or otherwise related to the business of any Acquired Company other than equity interests in Seller, (c) has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as a director, officer or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), except in connection with indemnification rights pursuant to contractual agreements or Applicable Law, (d) owes any money to any Acquired Company or is owed money from any Acquired Company (other than amounts owed for compensation or reimbursement pursuant to clause (c) above, or otherwise in the ordinary course) or (e) provides services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company) or is dependent on services or resources provided by an Acquired Company.

Section 3.24         Programs and Suppliers.

(a)           Section 3.24(a) of the Company Disclosure Schedule sets forth a complete and correct list of the top twenty (20) programs of the Acquired Companies (collectively, “Material Programs” and such contractual counterparties to such Material Programs “Material Customers”) measured by dollar amount of consolidated revenues earned by the Acquired Companies for the twelve (12) month period ending on the Specified Balance Sheet Date, and the revenues generated from each such Material Programs during such period.

(b)           Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and correct list of the top twenty (20) suppliers, vendors, service providers and other similar business relations of the Acquired Companies (collectively, the “Material Suppliers”) based on expenses to the business of the Acquired Companies for the twenty-four (24) month period ending on the Specified Balance Sheet Date and the amount of expenses attributable to each such Material Supplier during such period.

(c)           No Acquired Company has received any written notice or, to the Knowledge of the company, any other communication in writing or otherwise (i) that any of the Material Customers or Material Suppliers intends to terminate or adversely modify their arrangements with the Acquired Companies, or intends to reduce the volume of business transacted, or (ii) of any material price increases in any of the Acquired Companies’ inputs or material price or volume decreases in any of the Acquired Companies’ outputs. Since the Specified Balance Sheet Date, there has not been any termination of, or modification, amendment or change to, any business relationship maintained by the Company with any Material Customers or Material Suppliers. The Company has no outstanding disputes with any Material Customer or Material Supplier.

Section 3.25         Government Contracts.

(a)           During the past six years, no Acquired Company, nor any of their Principals (as defined in 48 C.F.R. § 2.101) nor, to the Knowledge of the Acquired Companies, any other current employees is or has been debarred or suspended or proposed for debarment or suspension.

(b)           During the past six years, there have been no pending nor, to the Knowledge of the Acquired Companies, threatened, audits or investigation of any Acquired Company by a Governmental Authority arising under or relating to a Company Government Contract or Company Government Bid to which such Acquired Company is a party (except for audits conducted in the ordinary course that are not reasonably expected to result in any material liability).

(c)           To the Knowledge of the Acquired Companies, each Company Government Contract was legally awarded. No Company Government Contract or Company Government Bid is the subject of bid or award protest proceedings.

(d)           Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, for the past six years:

(i)            no Acquired Company has received a written quality or performance evaluation with an adverse finding relating to any Company Government Contract to which an Acquired Company is a party that would reasonably be expected to have an adverse effect;

(ii)           the Acquired Companies have been in compliance in all material respect with the terms and conditions of each Company Government Contract and Company Government Bid, including those incorporated therein by reference or operation of law;

(iii)          all material representations and certifications made by an Acquired Company with respect to a Company Government Contract or Company Government Bid have been accurate and complete as of their effective date;

(iv)          no Governmental Authority has notified any Acquired Company in writing of any actual or alleged violation or breach of any Applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Company Government Bid that, in each case, remains unresolved;

(v)           no Acquired Company has, with respect to any Company Government Contract or Company Government Bid, received any written notice of a failure to comply with the requirements of any organizational conflict of interest requirement of plan;

(vi)          no Acquired Company has submitted to any Governmental Authority any inaccurate, untruthful or misleading certified cost or pricing data, and each Acquired Company’s cost accounting and procurement systems and practices have been in material compliance with all Applicable Laws;

(vii)         no costs incurred by any Acquired Company in excess of $1,000,000 have been formally disallowed as a result of a written finding or determination by a Governmental Authority, and no Governmental Authority has withheld or setoff or attempted to withhold or setoff, an amount in excess of $1,000,000 otherwise due or payable to any Acquired Company under any Company Government Contract; and

(viii)        no Acquired Company has (A) received a cure notice, show cause notice, stop work order or deficiency notice relating to any Company Government Contract to which any Acquired Company is a party; or (B) made, nor been required to make, any disclosure with respect to any violation of law or regulation, irregularity, misstatement, omission, or significant overpayment involving a Company Government Contract or Company Government Bid which, in each case, remains unresolved.

The Acquired Companies possess all facility security clearances (“FCL”) and national industrial security authorizations, and each Acquired Companies’ employees possesses all personnel-specific security clearance approvals, required to perform the Company Government Contracts. Each Acquired Company is, and has been for the past three years, in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual (“NISPOM”) (32 C.F.R. Part 117) and have held during this time at least a “Satisfactory” or “in compliance” rating from the relevant CSA. There is no proposed or, to the Knowledge of the Acquired Companies, threatened termination or revocation of any facility security clearance, national security authorization or personnel security clearance or any existing condition, situation or set of circumstances that could reasonably be expected to result in the termination or revocation of any facility security clearance, national security authorization or personnel security clearance.

Section 3.26         Product Liability and Warranty.

(a)           None of the Acquired Companies has any undischarged liability with respect to any product designed, manufactured or sold by any of the Acquired Companies arising out of (a) any injury to individuals or property proximately caused by such product, (b) any defect in design or manufacture of such product, (c) any failure to warn in compliance with Applicable Law with respect to such product or (d) any recall or post-sale warning of such product, in each case, as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. To the Knowledge of the Acquired Companies, there are, and have been, no defects in design, manufacturing, materials or workmanship (including any failure to warn) or any breach of product warranties, which involve any product manufactured, shipped, sold or delivered by or on behalf of the Acquired Companies as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(b)           Section 3.26(b) of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale for the products of the Acquired Companies. The products of the Acquired Companies comply in all material respects with each applicable warranty or other contractual commitment relating to the use, functionality, or performance of such product or any product or system containing or used in conjunction with such product. Except as would not reasonably be expected to have, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, since January 1, 2022 there have been no product warranty claims received by the Acquired Companies. There are no material technical problems or concerns associated with any products and services under development by any of the Acquired Companies that have not been made commercially available that may materially affect the performance of such products or services. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, all products of the Acquired Companies may be manufactured in accordance with their specifications in substantially the same manner as currently conducted in the business of the Acquired Companies.

Section 3.27         Books and Records. The minute books of the Company are complete and up-to-date in all material respects, and have been maintained in accordance with reasonable business practice and Applicable Law. The minutes of the Company contain correct and complete records, in all material respects, of all actions taken, and summaries of all meetings held, by the respective members and the board of managers of the Company (and any committees thereof). The Acquired Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company.

Section 3.28         Bank Accounts

. Section 3.28 of the Company Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Acquired Companies maintain any deposit or checking account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the numbers of all such accounts or boxes and the names of all persons authorized to draw thereon or make withdrawals therefrom or having signatory power or access thereto.

Section 3.29         Takeover Statutes. The Company Board of Managers has taken all actions necessary so that the restrictions on take-over bids, equity acquisitions, business combinations and security holder vote and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable (“Takeover Statutes”) will not apply with respect to or as a result of the Merger or the other Transactions.

Section 3.30         Information Supplied. None of the information supplied or to be supplied by the Acquired Companies for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Parent Stock and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Acquired Companies to such portions thereof that relate expressly to Parent or Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).

Section 3.31         Finders’ Fees. Except as set forth on Schedule 3.31 to the Company Disclosure Schedule and for J.P. Morgan Securities LLC (the “Company Financial Advisor”), a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who may be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with any of the Transactions.

Section 3.32         Reorganization. No Acquired Company has taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor is any Acquired Company aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.33         Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 5 and in any certificates, instrument or other deliverable required pursuant to this Agreement, the Acquired Companies acknowledge and agree that (a) neither Parent nor Merger Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Acquired Companies or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by Parent and Merger Sub, and neither the Acquired Companies nor any Person on their behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made, including the accuracy and completeness thereof. Neither Parent nor Merger Sub makes any representation or warranty with respect to, nor shall Parent or Merger Sub have any liability relating to, (i) any projections, estimates or budgets delivered to or made available to the Acquired Companies of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or the future business, development and regulatory progress and operations of Parent or its products or services, (ii) any other information or documents made available to the Company or its counsel, accountants or advisors with respect to Parent, or any of its businesses, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation or, or in connection with, the Transactions), except as expressly set forth in Article 5, or (iii) the completeness of any information regarding Parent furnished or made available to the Company or its representatives.

Article 4.
Representations and Warranties of SELLER

Subject to Section 1.02(k), except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Parent and Merger Sub:

Section 4.01         Corporate Existence and Power.

(a)           Seller is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary company powers and all authority to carry on its business as now conducted.

(b)           Seller has made available to Parent accurate and complete copies of the Seller LLCA, including all amendments thereto, in effect as of the date hereof. There has not been any material violation of any of the provisions of the Seller LLCA, including all amendments thereto, and Seller has not taken any action that is inconsistent with any resolution adopted by the Seller Members, Seller, the Seller Board of Managers or any committee thereof.

Section 4.02         Corporate Authorization.

(a)           Seller has all necessary right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and the Seller Board of Managers. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by the other Parties to this Agreement, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           The Seller Board of Managers has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Seller Members, (ii) approved and adopted this Agreement and the Transactions, including the Seller Liquidation and the Seller Distribution, (iii) irrevocably delegated the power to approve and adopt this Agreement (in its capacity as sole member of the Company) to a vote of the Seller Members in accordance with Section 3.8 of the Seller LLCA, and (d) adopted a resolution directing that the approval and adoption of this Agreement be submitted to the Seller Members for consideration and recommending that such members approve and adopt this Agreement, including the Seller Liquidation and the Seller Distribution (the “Seller Board Recommendation”).

(c)           The approval of the Seller Members in accordance with Section 3.8 of the Seller LLCA is the only vote of the holders of any class or series of equity interests of Seller necessary to adopt this Agreement and thereby approve the Merger and the other Transactions. The Seller Board Recommendation and the Requisite Seller Member Approval are the only limited liability company approvals required for Seller to adopt this Agreement and approve the Merger and the other Transactions, including the Seller Liquidation and the Seller Distribution.

Section 4.03         Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (d) any other Required Regulatory Approvals and (e) any other action or filing, the failure of which to be taken, made or obtained would not reasonably be expected to, individually or in the aggregate, be material to Seller.

Section 4.04         Non-contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Merger and the other Transactions do not and will not (a) contravene, conflict with, or result in any material violation or breach of any provision of the Seller LLCA, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller is entitled under any provision of any Contract binding upon Seller, or under which any of the assets of Seller is bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets of Seller or (d) result in the creation or imposition of any Lien on any asset of Seller, except with respect to clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, be material to Seller.

Section 4.05         Capitalization.

(a)           The authorized equity interests of Seller consist of an unlimited number of Seller Common Units, Preferred A Equity, Preferred B Equity, Preferred C Equity, Seller Restricted Common Units and Seller Incentive Units. As of November 15, 2024, (i) 5,546,564 Seller Common Units were issued and outstanding, (ii) 375,972 membership units of Preferred A Equity were issued and outstanding, (iii) no membership units of Preferred B Equity were issued and outstanding, (iv) no membership units of Preferred C Equity were issued and outstanding, (v) 26,664 Seller Restricted Common Units were issued and outstanding, and (vi) 582,798 Seller Incentive Units were issued and outstanding (with any Seller Incentive Units subject to performance-based vesting reflected assuming maximum achievement of all applicable performance metrics and conditions) (all of which were granted pursuant to the 2019 Management Incentive Plan). All outstanding Seller Units are duly authorized and have been issued in accordance with the Seller LLCA, the 2019 Management Incentive Plan and the Seller Equity Acquisition Program (if applicable).

(b)           Seller has made available to Parent (i) a true and complete list, as of the date hereof, of all outstanding awards of Seller Incentive Units as of the date hereof, setting forth the name of the holder, the date of grant, and vesting schedule, and (ii) a true and complete list, as of the date hereof, of all outstanding Seller Common Units issued to a current or former Service Provider, setting forth the name of the holder, the date of grant, and the vesting schedule. Each Seller Incentive Unit qualified as a “profits interest” under IRS Revenue Procedures 93-27 and 2001-43 as of the date of issuance. Each Seller Incentive Unit was granted with a “Distribution Threshold” (as defined in the Seller LLCA) such that the holder of the Seller Incentive Unit would not, with respect to such Seller Incentive Unit, receive a share of the proceeds if, immediately after the grant of such Seller Incentive Unit, the Seller’s assets were sold at fair market value and the proceeds were distributed in complete liquidation of Seller in accordance with the Seller LLCA. Each current or former Service Provider that was issued Seller Restricted Common Units or Seller Incentive Units, as applicable, within the two-year period ending on the date hereof has made a timely and valid election under Section 83(b) of the Code with respect thereto, copies of which have been made available to Parent. Seller has made available to Parent true and complete forms of award agreement used to evidence the issuance of outstanding Seller Incentive Units and Seller Restricted Common Units, and no outstanding award of Seller Incentive Units or Seller Restricted Common Units materially deviates from the forms provided to Parent.

(c)           Except for the Seller Units, as of the date hereof, there are no outstanding (i) equity interests or voting securities of Seller, (ii) securities of Seller convertible into or exchangeable for equity interest or voting securities of Seller or (iii) options or other rights to acquire from Seller, or other obligation of Seller to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of Seller (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Seller Securities”).

(d)           There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the equity interests of Seller to which Seller is a party, or by which it is bound, obligating Seller to repurchase, redeem or otherwise acquire any issued and outstanding equity interests of Seller, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Seller and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which Seller is a party with respect to the governance of Seller or the voting or transfer of any equity interests of Seller.

(e)           All outstanding Seller Units have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts and Employee Plans.

(f)           As of the Effective Time, the Distribution Spreadsheet will be accurate and complete in all material respects and will accurately reflect the allocation of Aggregate Closing Consideration in accordance with Applicable Law, the Company LLCA and Seller LLCA in all material respects.

(g)           No person or group, as such terms are defined in Section 3(a)(9) of the Exchange Act and used in Section 13(d) or Section 14(d) of the Exchange Act, that was a Seller Member together with any of its controlled Affiliates prior to or on the Effective Time, shall be or become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 29.9% of the outstanding voting power of Parent immediately following the Effective Time or immediately following the completion of the Seller Liquidation and Seller Distribution.

Section 4.06         Ownership of Company. Seller is the sole member of the Company and owns all issued and outstanding Company Units.

Section 4.07         Litigation.

(a)           There is no pending Proceeding and, to the Knowledge of Seller, since January 1, 2022, no Person has threatened to commence any Proceeding: (i) against Seller or any of the assets owned by Seller; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions; or (iii) against Seller by or on behalf of any current or former Service Provider. As of the date hereof, to the Knowledge of Seller, no event has occurred, and no claim or dispute exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence. Seller has submitted each pending or threatened Proceeding for which there is insurance coverage to its applicable insurance carrier. No former direct or indirect holder of any equity interests of Seller has any Proceeding against Seller that remains unresolved.

(b)           (i) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject or which restricts in any respect the ability of Seller to conduct its business and (ii)  to the Knowledge of Seller, no officer of Seller is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

Section 4.08         Service Providers. Seller has no employees. Except with respect to Seller Units held by any current or former Service Provider, Seller has no liabilities or obligations, contingent or otherwise, to any current or former Service Provider. Other than the Seller 2019 Management Incentive Plan, there is no Employee Plan maintained, sponsored or contributed to (or required to be contributed to) by Seller. Seller has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts (whether in the form of cash or property) paid, issued, provided or owing to any current or former Service Provider.

Section 4.09         Affiliate Transactions. Except as set forth in Section 4.09 of the Seller Disclosure Schedule, no Related Person other than in its capacity as a director, manager, officer or employee of Seller (a) has entered into any Contract involving Seller that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by Seller or otherwise related to the business of Seller, other than Seller Units described in Section 4.05(a) above, (c) has any claim or right against Seller (other than rights to receive compensation for services performed as a director, officer or employee of Seller and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), except in connection with indemnification rights pursuant to contractual agreement or Applicable Law, (d) owes any money to Seller or is owed money from Seller (other than amounts owed for compensation or reimbursement pursuant to clause (c) above, or otherwise in the ordinary course), (e) provides services to Seller (other than services performed as a director, officer or employee of Seller) or is dependent on services or resources provided by Seller.

Section 4.10         Information Supplied. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Parent Stock and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Seller to such portions thereof that relate expressly to Parent or Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).

Section 4.11         Finders’ Fees. Except for the Company Financial Advisor, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller who may be entitled to any fee or commission from Seller or any of its Affiliates in connection with any of the Transactions.

Section 4.12         Reorganization. Seller has not taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor is Seller aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.13         Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 5 and in any certificates, instrument or other deliverable required pursuant to this Agreement, Seller acknowledges and agrees that (a) neither Parent nor Merger Sub nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Seller or any of its Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by Parent and Merger Sub, and neither Seller nor any Person on their behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made, including the accuracy and completeness thereof. Neither Parent nor Merger Sub makes any representation or warranty with respect to, nor shall Parent have any liability relating to, (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or the future business, development and regulatory progress and operations of Parent or its products or services, (ii) any other information or documents made available to Seller or its counsel, accountants or advisors with respect to Parent, or any of its businesses, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation or, or in connection with, the Transactions), except as expressly set forth in Article 5, or (iii) the completeness of any information regarding Parent furnished or made available to Seller or its representatives.

Article 5.
Representations and Warranties of Parent and Merger Sub

Subject to Section 1.02(k), except (i) as set forth in the Parent Disclosure Schedule or (ii) as disclosed in the Parent SEC Documents filed with the SEC on or after January 1, 2021 and at least two (2) Business Days prior to the date hereof (but excluding any disclosure included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company and Seller that:

Section 5.01         Corporate Existence and Power.

(a)           Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent or Merger Sub to be so qualified or in good standing, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Parent and Merger Sub have made available to the Company and Seller accurate and complete copies of their respective organizational documents, including all amendments thereto, each in effect as of the date hereof.

Section 5.02         Corporate Authorization.

(a)           Each of Parent and Merger Sub has all necessary power and authority to enter into and, subject to receipt of the Required Parent Stockholder Vote, to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           The Parent Board of Directors has unanimously (a) declared this Agreement and the Transactions, including the Parent Share Issuance, advisable, fair to and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement in accordance with Applicable Law, including the Parent Share Issuance and (c) adopted a resolution directing that the Parent Share Issuance be submitted to Parent’s stockholders for consideration and recommending that such stockholders approve the Parent Share Issuance.

(c)           The managing member of Merger Sub has unanimously (a) declared this Agreement and the Transactions, advisable, fair to and in the best interests of Merger Sub and the sole member of Merger Sub and (b) approved and adopted this Agreement in accordance with Applicable Law.

Section 5.03         Governmental Authorization. Except for any action or filing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Parent Stock issuable in the Merger, (d) the Required Parent Stockholder Vote, (e) any other Required Regulatory Approvals and (f) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent and Merger Sub to consummate the Transactions.

Section 5.04         Non-contravention. Except for any action or filing that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) contravene, conflict with, or result in any material violation or material breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws (or equivalent organizational documents) of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding upon Parent or Merger Sub, or under which any of the assets of Parent or Merger Sub is bound or affected, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Sub or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger, except with respect to clauses (b), (c) and (d), for such other consents, notices, filings, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05         Capitalization.

(a)           The authorized capital stock of Parent consists of 100,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Parent Preferred Stock”). As of the close of business on November 15, 2024, (A) 28,204,366 shares of Parent Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Parent Stock held by Parent in its treasury), (B) no shares of Parent Stock were held by Parent in its treasury, (C) no shares of Parent Preferred Stock were issued and outstanding, (D) 50,000 shares of Parent Stock were subject to issuance pursuant to Parent Options, (E) 3,178 shares of Parent Stock were subject to issuance pursuant to Parent RSU Awards, (F) 159,160 shares of Parent Stock were subject to issuance pursuant to Parent PSU Awards (assuming satisfaction of any performance vesting conditions at target levels) and (G) 1,000,000 shares of Parent Stock were reserved for future issuance pursuant to the Parent ESPP.

(b)           All outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement and the outstanding Parent Equity Awards and shares issuable under the Parent Equity Plans and Parent ESPP, (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of Parent, (2) any securities or interests of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Parent or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Parent or any of its Subsidiaries (including any subsidiary trust), or obligations of Parent or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Parent, and (B) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Parent.

(c)           Other than the Shareholder’s Agreement, Parent Equity Plans and the Parent ESPP and the Parent Equity Awards, there are no stockholder agreements or voting trusts or other agreements or understandings to which Parent is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Parent. Parent has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Parent are held by any Subsidiary of Parent. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)           As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.06         Parent SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           All statements, reports, schedules, forms and other documents required to have been filed, furnished or otherwise transmitted by Parent with the SEC since January 1, 2022 (the “Parent SEC Documents”) have been so filed on a timely basis. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), each of the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, each as in effect on the date so filed. None of the Parent SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of Parent is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)           The consolidated financial statements (including all related notes and schedules) of Parent and its subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(c)           Except (A) as reflected or reserved against in Parent’s audited balance sheet as of April 30, 2024 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC on June 27, 2024, and (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since April 30, 2024, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d)           Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2022, none of Parent, Parent’ independent accountants, the Parent Board of Directors or its audit committee has received any oral or written notification of any (1) “significant deficiency” in the internal controls over financial reporting of Parent, (2) “material weakness” in the internal controls over financial reporting of Parent or (3) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(e)           The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(f)           Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent SEC Documents.

Section 5.07         Absence of Certain Changes or Events.

(a)           Since July 27, 2024, Parent and each of its Subsidiaries has conducted its respective business in all material respects in the ordinary course consistent with past practices.

(b)           Since January 1, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08         Valid Issuance. Subject to S-4 Effectiveness, the Required Parent Stockholder Vote and receipt of the Nasdaq Listing Approval, all shares of Parent Stock to be issued to Seller in connection with the Merger will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, and non-assessable and (b) issued in compliance with applicable securities laws.

Section 5.09         Vote Required. The affirmative vote of a majority of the votes cast at the Parent Stockholder Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Share Issuance (the “Required Parent Stockholder Vote”). The Required Parent Stockholder Vote is the only vote of holders of any class or series of Parent’s capital stock necessary to approve the Transactions.

Section 5.10         Material Contracts. (a) Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any Parent Employee Plan, (ii) any contract relating to indebtedness for borrowed money in excess of $10,000,000, (iii) any contract with any of the ten (10) largest (measured by revenue) customers of Parent for the fiscal year ended April 30, 2024 or (iv) any non-competition agreement or other agreement that limits the manner in which the businesses of Parent and its Subsidiaries is or would be conducted, in each case that (A) is outside the ordinary course of business consistent with past practice and (B) would, after giving effect to the Merger, materially impact the businesses and activities of Parent and its Subsidiaries, taken as a whole (all contracts of the types described in clauses (i) through (iv), collectively, the “Parent Material Contracts”). (b) Each Parent Material Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and is in full force and effect, (x) Parent and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each of the Parent Material Contracts to which it is a party, (y) neither Parent nor any of its Subsidiaries is, and, to the Knowledge of Parent, no other party thereto is, in default or breach in any material respect under the terms of any Parent Material Contract, and, to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to (i) result in a violation or breach of any of the provisions of any Parent Material Contract, or (ii) give any Person the right to cancel, terminate or modify any Parent Material Contract and (z) neither Parent nor any of its Subsidiaries has received any written notice regarding violation or breach of, or default under, or the cancellation of termination of any Parent Material Contract and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party currently contemplates any termination, material amendment or material change to any Parent Material Contract.

Section 5.11         Litigation. As of the date of this Agreement, there is no pending Proceeding against Parent and Merger Sub or any of their respective Subsidiaries that would reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries is subject to any Order or is in breach or violation of any Order, except as would not reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions.

Section 5.12         Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Parent Liens, (ii) there are no existing (or, to the Knowledge of Parent, threatened in writing) condemnation proceedings with respect to any such real property and (iii) with respect to all such leased real property, Parent and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Parent nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 5.13         Intellectual Property.

(a)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all Parent IP is subsisting and all Registered IP which Parent owns or purports to own as of the date of this Agreement (whether exclusively, jointly with another Person, or otherwise) (“Parent Registered IP”) is valid and enforceable. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Parent Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws, except in the case of Parent Registered IP that Parent has elected to abandon or allow to lapse in the exercise of its reasonable business judgement. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, other than Parent Registered IP that Parent has elected to abandon or allow to lapse in the exercise of its reasonable business judgement, no application for, or registration with respect to, any Parent Registered IP has been abandoned, allowed to lapse, or rejected in a manner that does not allow for an appeal.

(b)           Except as set forth on Section 5.13(b) of the Parent Disclosure Schedule, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, no interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2022 has been, pending or, to the Knowledge of Parent, threatened in which the scope, validity, or enforceability of any Parent IP is being, has been, or could reasonably be expected to be contested or challenged and there is no basis for a claim that any Parent IP is invalid or unenforceable.

(c)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, except as set forth on Section 5.13(c) of the Parent Disclosure Schedule, (i) Parent is not bound by, and no Parent IP is subject to, any Contract with any Person party containing any covenant restricting the ability of Parent to use, assert, enforce, or otherwise exploit any material Parent IP with or against any other Person; and (ii)  Parent has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Parent IP, or any Technology or Intellectual Property Rights licensed to Parent, to any Person.

(d)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent exclusively owns all right, title, and interest to and in the material Parent IP, free and clear of any Liens (other than Permitted Parent Liens). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent has the exclusive right to bring a claim or suit against any third party for infringement or misappropriation of any Parent IP.

(e)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Person who is or was an employee, officer, director or contractor of Parent and who is or was engaged by Parent to design, create or otherwise develop any Technology or Intellectual Property Rights for Parent has signed a valid and enforceable agreement containing an irrevocable assignment to the Parent of (or has assigned by operation of Applicable Law) such Technology and Intellectual Property Rights and confidentiality provisions protecting such Parent IP.

(f)           To the Knowledge of the Parent, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Parent IP.

(g)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent has not infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, violation or similar claim or Proceeding is pending or, to the Knowledge of Parent, threatened against Parent or against any Person who may be entitled to be indemnified or reimbursed by Parent with respect to such claim or Proceeding. Parent has not received any written notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person in any material respect.

(h)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent has taken reasonable steps designed to protect and preserve the confidentiality of all of its confidential or non-public information and trade secrets (collectively, “Parent Confidential Information”).

(i)            Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on (other than Permitted Parent Liens), any Parent IP, (ii) a breach of, termination of, or acceleration or modification of any material right or obligation under any Contract listed or required to be listed in Section 5.10 of the Parent Disclosure Schedule, (iii) the release, disclosure, or delivery of any Parent IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right, including any such grant, assignment or transfer by Parent or its Affiliates.

(j)            To the Knowledge of Parent, none of the Parent Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Parent Product or any product or system containing or used in conjunction with such Parent Product or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Parent Product or any product or system containing or used in conjunction with such Parent Product, in each case of (i) and (ii), except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(k)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, no Software contained within any Parent Product (“Parent Software”) contains any Malicious Code.

(l)            Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent has been in compliance with the terms and conditions of applicable Open Source Software licenses. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, no Parent Product or Parent IP is subject to any “copyleft” or other obligation or condition that (i) could require, or could condition the use or distribution of such Parent Product, Parent IP or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for a Parent Product, Parent IP or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Parent Products, Parent IP or portions thereof, (C) licensing or otherwise distributing or making available a Parent Product, Parent IP or any portion thereof for a nominal or otherwise limited fee or charge or (D) granting any Intellectual Property Rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Parent to use, license distribute or charge for any Parent Product or any Intellectual Property Rights therein, other than the applicable Open Source Software.

(m)          Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, at no time during the conception of or reduction to practice of any Parent IP was the Parent or any developer, inventor or other contributor to such Parent IP (i) operating under any grants from any Parent R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any Parent R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any Person, in each case, that could adversely affect Parent’s rights in Parent IP.

(n)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent has timely disclosed and elected title to all subject inventions (as defined in 35 U.S.C. § 201(e)), that comprise Parent IP, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, received express acceptance of any applicable customer commercial licensing terms, and included the proper and required restrictive legends on all copies of any material technical data, computer software, or computer software documentation delivered under any Parent Government Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all such markings and rights were properly asserted and justified under the Parent Government Contracts, and no Governmental Authority, prime contractor, or higher-tier subcontractor has challenged or, to the Knowledge of the Parent, has any basis for challenging, the markings and rights asserted by the Parent.

(o)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Parent to grant or offer to any other Person any license or right to any Parent IP or to refrain from enforcing any material Parent IP.

Section 5.14         Tax Matters. Except where it would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries has duly and timely (taking into account any applicable extensions) filed with the appropriate Tax authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by all Parent and each of its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

Section 5.15         Employees and Employee Benefit Plans.

(a)           For purposes of this Agreement, “Parent Employee Plans” shall mean: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, termination, severance or similar Contract, plan, policy, program or arrangement, (iii) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, cafeteria, flex spending, tuition reimbursement, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare fringe benefits and (iv) each other employee compensation or benefit plan, program, policy, agreement, program, arrangement or commitment, in each case, which any current or former Parent Service Provider (or any spouse, beneficiary or dependent thereof) participates or receives compensation or benefits or which is sponsored, maintained, administered or contributed to by, or required to be contributed to by, the Parent or any ERISA Affiliate of the Parent, or with respect to which the Parent has any obligation or Liability (whether actual or contingent, direct or indirect).

(b)           No Parent Employee Plan is, and neither the Parent nor any of its ERISA Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, or has any Liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, or (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA. No Parent or any ERISA Affiliate has any Liability under Title IV of ERISA.

(c)           Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Plan has been established, funded, operated and maintained in all respects in accordance with its terms and in compliance with Applicable Law, including ERISA and the Code. Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion or advisory letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Parent, there is no reason any such determination letter could be revoked, not issued or not be reissued.

(d)           Each Parent Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Parent Employee Plan is, or to the knowledge of the Parent, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(e)           Neither the Parent nor any of its ERISA Affiliates has any current or projected Liability in respect of or has any obligation to provide (under a Parent Employee Plan or otherwise) post-employment or post-retirement health, medical or life insurance benefits for retired, former or current Service Providers, except as required to avoid the excise tax under Section 4980B of the Code or similar state law or except for continuation of coverage through the end of the month in which termination from employment occurs or subsidized healthcare continuation coverage during any severance period under a Parent Employee Plan.

(f)           Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, there is no Proceeding pending against or involving or, to the Knowledge of the Parent, threatened against or involving, any Parent Employee Plan (other than routine claims for benefits), and neither Parent nor any Subsidiary of Parent (with respect to any Parent Employee Plan), and no Parent Employee Plan or any fiduciary thereof is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent, threatened.

Section 5.16         Labor and Employment Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union, works council or similar organization, (ii) neither Parent nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of Parent, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened; (iii) there are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of Parent, no union organization campaign is in progress with respect to, any employees of Parent or its Subsidiaries; (iv) there is no (and has not been during the three (3)-year period preceding the date of this Agreement) unfair labor practice charge or complaint or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority; and (v) there are no grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of Parent, threatened by or on behalf of any current or former employee or independent contractor of Parent or any of its Subsidiaries.

Section 5.17         Parent Government Contracts. During the past three (3) years, (i) Parent and each of its Subsidiaries are and have been in compliance, in all material respects, with the terms of each Parent Government Contract, including any terms incorporated expressly by reference or by operation of law in such Parent Government Contract, and any related laws (ii) all material written representations or statements made by Parent or each of its Subsidiaries in connection with any Parent Government Contract or Parent Government Bid were true and accurate as of the date of submission in all material respects and have been updated in all material respects to the extent required, (iii) all invoices and claims for payment submitted by or on behalf of Parent and any of its Subsidiaries were accurate and complete in all material respects, (iv) none of the Parent or any of its Subsidiaries has received any notice of any failure to comply, default, termination for default, cure notice, show cause notice, letter of concern, corrective action request, or indication that the counterparty will reduce future expenditures or will not exercise options under any Parent Government Contract, (v) no Parent Government Contract or Parent Government Bid is or was set aside or reserved for, or awarded based on, in whole or in part, any small business or any other preferred socioeconomic category. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries nor the Principals (as that term is defined in 48 C.F.R. § 2.101) of any of those entities are subject to debarment or suspension or proposed debarment or suspension. Parent and Merger Sub and any subsidiaries of either possess all FCL and national industrial security authorizations, and each of Parent and Merger Sub’s employees possesses all personnel-specific security clearance approvals, required to perform the Parent Government Contracts.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and Merger Sub and any subsidiaries of either is, and has been for the past three years, in compliance with all applicable national security obligations, including those specified in the NISPOM (32 C.F.R.  Part 117) and have held during this time at least a “Satisfactory” or “in compliance” rating from the relevant CSA.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, there is no proposed or, to the Knowledge of Parent, Merger Sub or any subsidiaries of either, threatened termination or revocation of any facility security clearance, national security authorization or personnel security clearance or any existing condition, situation or set of circumstances that could reasonably be expected to result in the termination or revocation of any facility security clearance, national security authorization or personnel security clearance.

Section 5.18         Compliance with Anti-Corruption Laws and Trade Controls.

(a)           Except as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, (i) for the past five years, none of Parent or its Subsidiaries, nor any director, officer, employee or, to the Knowledge of Parent, agent of Parent or its Subsidiaries, has directly or indirectly made, offered to make, attempted to make, or accepted any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, and (ii) as of the date of this Agreement, neither Parent nor any of its Subsidiaries is under internal or, to the Knowledge of Parent, Governmental Authority investigation for any material violation of any Anti-Corruption Laws, or has received any written notice or other written communication from any Governmental Authority regarding a violation of, or failure to comply with, any Anti-Corruption Laws. Parent and its Subsidiaries maintain written policies and systems of internal controls reasonably designed to promote compliance with Anti-Corruption Laws, and, for the past six years, neither Parent nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(b)           Except as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are and have since April 24, 2019 been in compliance with all applicable Sanctions, (ii) Parent and its Subsidiaries are and have in the past five years been in compliance with all applicable Trade Controls, and (iii) within the past five years, no Governmental Authority has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Trade Control Authorization, debarment or denial of future export privileges or ability to seek or obtain Trade Control Authorizations against Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers, or employees (in their capacities as such) in connection with any violation of any applicable Trade Controls or Sanctions. Except as set forth in Section 5.18(b) of the Parent Disclosure Schedule and except as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, since April 24, 2019, there have been no investigations (to the Knowledge of Parent) or other Actions by a Governmental Authority with respect to Parent’s or its Subsidiaries’ compliance with applicable Sanctions, and within the past five years there have been no investigations (to the Knowledge of Parent) or other Actions by a Governmental Authority with respect to Parent’s or its Subsidiaries’ compliance with applicable Trade Controls. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, no director, officer, or employee (in their capacities as such) thereof, (x) is a Sanctioned Person or (y) as of the date of this Agreement, has pending or, to the Knowledge of Parent, threatened written claims against it or them with respect to applicable Trade Controls or Sanctions (except as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect).

Section 5.19         Environmental Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect: (a) no unresolved written notice, notification, demand, request for information, citation, summons, complaint or Order has been received, no unresolved complaint has been filed, and no Proceeding is pending or, to the Knowledge of Parent, is threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries and arising out of any Environmental Law; (b) Parent and each of its Subsidiaries is, and has at all times since January 1, 2022 been, in material compliance with all Environmental Laws and all Environmental Permits; and (c) there are no Liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

Section 5.20         Foreign Person. Neither Parent nor Merger Sub is a “foreign person” or “foreign interest” as that term is defined at 31 C.F.R. § 800.224, 22 C.F.R. § 120.63, or 32 C.F.R. § 117.3. The execution and delivery by each of Parent and Merger Sub of this Agreement, and the participation of each of Parent and Merger Sub in the transactions contemplated under this Agreement, do not and will not (a) constitute a “covered transaction” under 31 C.F.R. § 800.213 or (b) result in “foreign ownership” or “foreign control” under 22 C.F.R. § 120.65 or foreign ownership, control, or influence under 32 C.F.R. § 117.11.

Section 5.21         Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Parent Stock and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent to such portions thereof that relate expressly to Seller or the Acquired Companies, or to statements made therein based on information supplied by or on behalf of Seller or the Acquired Companies for inclusion or incorporation by reference therein). The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other Applicable Law.

Section 5.22         Finders’ Fees. Except for RBC Capital Markets, LLC, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Parent or Merger Sub who may be entitled to any fee or commission from Parent or any of its Affiliates in connection with any of the Transactions.

Section 5.23         Ownership of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for the Liabilities incurred in connection with the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24         Reorganization. None of Parent and the Merger Sub has taken or agreed to take any action that is not contemplated by this Agreement and that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, nor is Parent or either of the Merger Sub aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.25         Debt Financing.

(a)           Parent has delivered to Seller true, correct and complete copies of fully executed commitment letters, dated as of the date hereof (the “Debt Commitment Letter” and, the commitments under the Debt Commitment Letter and commitments otherwise established pursuant to the terms of the Debt Commitment Letter, including in connection with any credit agreements or other definitive agreements entered into in connection with the Debt Financing, the “Debt Financing Commitments”), pursuant to which, and on the terms and subject only to the conditions expressly set forth therein, the lenders party thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the Transactions (the “Debt Financing”), and each fee letter and side letter entered into in connection therewith that would add to or otherwise modify the conditions set forth in the Debt Commitment Letter (collectively, the “Fee Letters”), which copy of each such Fee Letter may be redacted to remove only the fees and market flex terms or other economic provisions set forth therein so long as such redacted information would not (x) permit the imposition of new or additional conditionality or expand the existing conditionality to the availability of the Debt Financing on the Closing Date or (y) reasonably be expected to reduce the aggregate amount of or affect the availability or aggregate principal amount of the Debt Financing available on the Closing Date to an amount that, when taking into account all other sources of cash available to Parent and Merger Sub on the Closing Date, would be less than the Required Amount.

(b)           The Debt Commitment Letter has been duly and validly executed and delivered by Parent and, to the Knowledge of Parent, each other person party thereto, and as of the date of this Agreement, the Debt Commitment Letter in form so delivered is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Parent and Merger Sub and, to the Knowledge of Parent, each of the other parties thereto, except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar requirements of law affecting creditors’ rights generally and (ii) general principles of equity. As of or prior to the date hereof, the Debt Financing Commitment has not been terminated, repudiated, amended, replaced, amended and restated, supplemented, modified, withdrawn or rescinded in any respect (and as of the date hereof, no party thereto has indicated an intent to so terminate, repudiate, amend, replace, amend and restate, supplement, modify withdraw or rescind and no such termination, repudiation, amendment, replacement, amendment and restatement, supplement, modification, withdrawal or rescission is pending or has been threatened by any party, in each case, except as contemplated in the Debt Commitment Letter as in effect on the date hereof), to the Knowledge of Parent, or otherwise amended or modified in any material respect not delivered to Seller in writing. Other than the Debt Commitment Letter and Fee Letters, there are no other written agreements, side letters or arrangements to which the Parent or any of its Affiliates is party relating to the funding of the Debt Financing that contain any conditions precedent to the funding of the Debt Financing or permit the imposition of new or additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Debt Financing on the Closing Date. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection the Debt Commitment Letter that are payable on or prior to the date hereof. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Debt Commitment Letter and, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Parent or Merger Sub or failure by Parent or Merger Sub to satisfy any condition precedent set forth therein. There are no conditions precedent related to the funding of the full amount of the Debt Financing on the Closing Date other than as set forth in the Debt Commitment Letter. As of the date hereof, (a) Parent does not have any reason to believe that any of the conditions to the funding of the Debt Financing will fail to timely be satisfied or that any portion of the Debt Financing will be unavailable on the Closing Date in an amount that, when the proceeds of the Debt Financing when taken together with all other sources of cash available to Parent on the Closing Date, would be insufficient to pay the Required Amount, and (b) the Debt Financing, when funded in accordance with the Debt Commitment Letter, shall provide the Parent, when taken together with all other sources of cash available to Parent on the Closing Date, with financing on the Closing Date that is sufficient to pay the Required Amount.

Notwithstanding anything to the contrary contained herein, (i) Seller agrees that a breach of any representation and warranty in this Section 5.25 shall not result in the failure of a condition precedent to Seller’s obligations under this Agreement, if (notwithstanding such breach) Parent and Merger Sub are willing and able to consummate the Transactions on the Closing Date, and (ii) Parent acknowledges and agrees that it is not a condition to Closing under this Agreement, nor the consummation of the Transactions contemplated by this Agreement, for Parent to obtain any debt financing (including the receipt of all or any portion of the proceeds of the Debt Financing).

Section 5.26         Opinion of Parent’s Financial Advisor. The Parent Board of Directors has received an opinion of Parent’s financial advisor, RBC Capital Markets, LLC, dated on or about the date hereof, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Aggregate Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to Parent (it being understood that such opinion is for the benefit of the Parent Board of Directors and may not be relied upon by the Company, Seller or any of their respective affiliates).

Section 5.27         Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 3 and Article 4 and in any certificates, instrument or other deliverable required pursuant to this Agreement, Parent and Merger Sub acknowledge and agree that (a) none of Seller or the Acquired Companies nor any other Person on behalf of any of them has made or is making any express or implied representation or warranty with respect to any of Seller or the Acquired Companies or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent or Merger Sub or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by Seller or the Acquired Companies, and neither Parent nor Merger Sub, nor any Person on their behalf, is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made, including the accuracy and completeness thereof. Neither Seller nor the Company make any representation or warranty with respect to, nor shall Seller or the Company have any liability relating to, (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Seller or the Acquired Companies or the future business, development and regulatory progress and operations of the Company or its products or services, (ii) any other information or documents made available to Parent or Merger Sub or their counsel, accountants or advisors with respect to Seller or the Acquired Companies, or any of its businesses, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation or, or in connection with, the Transactions), except as expressly set forth in Article 3 and Article 4, or (iii) the completeness of any information regarding Seller or the Acquired Companies furnished or made available to Parent, Merger Sub or their representatives.

Article 6.
Covenants of the Parties

Section 6.01         Conduct of Seller and Acquired Companies.

(a)           During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 10.01 (such period being referred to herein as the “Interim Period”), except as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), each of Seller and the Company shall, and shall cause each other Acquired Company to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and use its commercially reasonable efforts to (i) preserve intact in all material respects its present business organization and goodwill, (ii) maintain in effect all of its material Permits, and (iii) maintain satisfactory relationships with the Material Customers and with the Material Suppliers.

(b)           Without limiting the generality of Section 6.01(a) and except as otherwise expressly contemplated or required by this Agreement, as required by Applicable Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that with respect to items or actions requiring consent under subsections (ii), (iv), (v), (vii), (viii), (ix) and (xiii) of this Section 6.01(b), Parent’s consent may be withheld for any reason at Parent’s sole discretion; provided, however, that only (x) if the item or action qualifies as Permitted Leakage or (y) if the item or action does not so qualify, the Company (1) agrees to incur Leakage for such item or action and (2) such item or action would result in a one-time expense for the Company and would not result in any increase in Liability to the Acquired Companies, Parent or their Affiliates following the Closing, Parent’s consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.01(b) of the Company Disclosure Schedule, during the Interim Period, Seller and the Company shall not, and shall cause each of the other Acquired Companies not to:

(i)            amend, modify, restate, waive, rescind or otherwise change the Seller LLCA, the Company LLCA or other equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company, except as set forth in Section 6.01(b)(i) of the Company Disclosure Schedule;

(ii)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Seller Securities, Company Securities, or securities of any other Acquired Company (other than dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary), or split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Seller Securities, Company Securities, or securities of any other Acquired Company (other than dividends paid by any directly or indirectly wholly owned Subsidiary to the Company or another directly or indirectly wholly owned Subsidiary);

(iii)          issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of, any Seller Securities or Company Securities or securities of any other Acquired Company;

(iv)         make any capital expenditures or incur any Liabilities in respect thereof, except (A) as set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule and (B) for any capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(v)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, ownership interests or businesses, except (A) as set forth in Section 6.01(b)(v) of the Company Disclosure Schedule and (B) for acquisitions of personal property in the ordinary course of business consistent with past practice not to exceed $500,000 individually or $1,000,000 in the aggregate;

(vi)         except as set forth on Section 6.01(b)(vi) of the Company Disclosure Schedule, sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Company Liens) on, any of the assets, securities, properties, interests or businesses of any of the Acquired Companies, other than (A) the non-exclusive license of Company Products to individual end users in the ordinary course of business consistent with past practice and on the Company’s or an Acquired Company’s standard form of agreement previously provided to Parent and (B) sales of inventory and worn or obsolete assets in the ordinary course of business consistent with past practice;

(vii)        except as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, make any loans, advances, investments in or capital contributions to any Person who is not a wholly owned Subsidiary, except in accordance with any provisions set forth in the Company LLCA or the Seller LLCA or other equivalent organizational documents or contractual agreements to which an Acquired Company or the Seller, on the one hand, and a director, officer, or manager thereof, on the other hand, is a party as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedules, each in effect as of the date hereof;

(viii)       make any payments to any Related Person (other than payments (A) required to be made pursuant to any Employee Plans as in effect on the date hereof as disclosed on Section 3.20(a) of the Company Disclosure Schedule, (B) disclosed in Section 6.01(b)(viii) of the Company Disclosure Schedule, (C) made in connection with an of the Contracts set forth in Section 3.23 of the Company Disclosure Schedule or (D) in the ordinary course of business consistent with past practice);

(ix)          create, incur, assume, suffer to exist or guarantee any Indebtedness (other than (A) intercompany Indebtedness among the Company and directly or indirectly wholly owned Subsidiaries, (B)(1) obligations consisting of credit cards (provided that no Acquired Company modify the existing credit limits of such cards as of the date hereof) in the ordinary course of business consistent with past practice or (2) capital leases incurred in the ordinary course of business consistent with past practice not to exceed $500,000 or (C) Indebtedness incurred in the ordinary course of business consistent with past practice pursuant to the revolving credit facility in the Acquired Companies’ existing credit agreement) or mortgage, pledge, assign, transfer, incur or create a Lien on any portion of its properties, assets, business or rights, other than Permitted Company Liens;

(x)           except as set forth on Section 6.01(b)(x) of the Company Disclosure Schedule, enter into, modify, amend, renew or terminate any Company Material Contract (including any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement) or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, in each case, other than (A) in the ordinary course of business consistent with past practice (other than with respect to any Company Material Contract that would constitute a Company Material Contract under Section 3.09(a)(vii), Section 3.09(a)(xiv), Section 3.09(a)(xviii), Section 3.09(a)(xix) and Section 3.09(a)(xx)) and (B) any termination, modification or renewal in accordance with the terms of any such Company Material Contract that occurs automatically without any action by any Acquired Company; provided, that any modification, amendment, cancellation, termination or waiver of rights under any Company Material Contract that is listed in Section 3.09(a)(xxiii) must also comply with Section 6.01(b)(xiii) below, even if undertaken in the ordinary course of business consistent with past practice;

(xi)          enter into, modify, amend or terminate (partially or completely) or enter into any agreement to materially amend or modify or terminate (partially or completely) any Real Property Lease other than any termination, modification or renewal in accordance with the terms of any such Real Property Lease that occurs automatically without any action (other than notice of renewal) by an Acquired Company or as otherwise set forth in Section 6.01(b)(xi) of the Company Disclosure Schedule;

(xii)         cancel or terminate any insurance policies set forth in Section 3.17 of the Company Disclosure Schedule or fail to pay the premiums on any such insurance policies, other than any cancellation or termination in the ordinary course of business, or fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business;

(xiii)        except as set forth in Section 6.01(b)(xiii) of the Company Disclosure Schedule, other than as required by Applicable Law or the terms of any Employee Plan as in effect as of the date hereof and set forth in Section 3.20 of the Company Disclosure Schedule: (A) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any current or former Service Provider, including, without limitation, any severance, equity or equity-linked awards or retention, change in control or other bonus or incentive compensation (whether in the form of cash, equity or otherwise), (B) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Employee Plan, including any modification or adjustment of any performance targets under any Employee Plan for any performance period in process as of the date hereof or which commences after the date hereof, other than renewals of Employee Plans that are health and welfare plans in the ordinary course of business consistent with past practice, provided that such renewal does not result in a material increase in the costs or expenses to any Acquired Company (including the Parent after the Closing) of sponsoring, maintaining, administering or contributing to such Employee Plan, (C) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any current or former Service Provider (other than as expressly contemplated by Section 2.07 of this Agreement), (D) hire, promote or terminate (other than for cause), or commit to hire, promote or terminate (other than for cause), any Service Provider with a base salary or annual base compensation in excess of $250,000 at the time of any such action, or (E) enter into any collective bargaining agreement or other agreement or similar Contract with any labor union, works council or similar association;

(xiv)        fail to maintain, dispose of, allow to lapse or abandon, including by failure to pay the required fees in any jurisdiction, any Company Registered IP (other than Company Registered IP that an Acquired Company has elected to abandon or allow to lapse in the exercise of its reasonable business judgement) or fail to maintain the secrecy of any Company Confidential Information;

(xv)         sell, lease, assign, license or otherwise transfer, or create or incur and Lien on (other than Permitted Company Liens), any Intellectual Property Rights or Technology of any Acquired Company, other than the non-exclusive license of Company Products in the ordinary course of business and consistent with past practice, or otherwise purchase, acquire or assume any Intellectual Property Rights, through any Contract;

(xvi)        sell or license any Company Products in a manner outside the ordinary course of business consistent with past practice or pursuant to any Contract that is not on an Acquired Company’s standard form of agreement previously provided to Parent, including with respect to pricing, discounting practices, rebates, bundling, sales volume and services levels;

(xvii)       enter into any Contract that provides for (or modify an existing Contract to provide for) (A) the deferral of payment for a period greater than a year or (B) the prepayment of fees more than one year in advance of the delivery or performance of products or services;

(xviii)      take any action that could reasonably be expected to trigger the release of the source code of any Company Products or Company IP;

(xix)         process or otherwise use Personal Information or any other data in any manner that deviates in any material respect from the ways in which the Company or any of the Acquired Companies processes or otherwise uses such Personal Information or other data as of the date hereof;

(xx)          change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by such Acquired Company’s independent public accountants;

(xxi)         commence, waive, release, compromise, settle, or offer or propose to settle, (A) any Proceeding involving or against any Acquired Company (other than any Proceeding involving a settlement not in excess of $500,000 individually or $1,000,000 in the aggregate as its primary remedy), (B) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (C) any Proceeding that relates to the Transactions;

(xxii)        (A) make, change or revoke any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (C) change any annual Tax accounting period, (D) adopt or change any method of Tax accounting, (E) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (F) file any federal or state income tax return or any other material Tax Return inconsistent with past practice, (G) materially amend any Tax Return, (H) surrender or forfeit any right to claim a Tax refund other than by reason of passage of time or (I) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xxiii)       form or acquire any Subsidiaries (including any branch offices), or acquire any equity interest or other interest in any other Person;

(xxiv)      enter into any new business line outside of the Acquired Companies’ existing business lines as of the date of this Agreement;

(xxv)       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction;

(xxvi)      other than in the ordinary course of business consistent with past practice, (A) defer payment of any payables (including accounts payable), (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any receivables (including accounts receivable) or (C) make any material change in the management of cash, debt or working capital (including deferred revenue); or

(xxvii)     agree, resolve or commit, in writing or otherwise, to do any of the foregoing.

(c)           No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any other Acquired Company at any time prior to the Effective Time. Prior to the Effective Time, the Company and the other Acquired Companies will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.02         Member Consent; Member Notice.

(a)           Promptly (and in any event within two (2) Business Days) following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to Seller Members, Seller will solicit the approval by written consent (in lieu of a meeting pursuant to Section 302 of the DLLCA) of this Agreement, the Merger and the other Transactions, including the Seller Liquidation and the Seller Distribution, and the Seller shall duly take all lawful action to obtain the Requisite Seller Member Approval pursuant to the Seller Member Written Consent. The Seller Board of Managers shall make the Seller Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation or (ii) take any action or make any statement in connection with obtaining the Seller Member Written Consent inconsistent with such recommendation.

(b)           Promptly following receipt of the Seller Member Written Consent (and in any event within twenty-four (24) hours after such execution and delivery), Seller and the Company shall duly take all lawful action to deliver the Company Member Written Consent. The Company Board of Managers shall make the Company Board Recommendation and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation or (ii) take any action or make any statement in connection with obtaining the Company Member Written Consent inconsistent with such recommendation.

(c)            No later than two (2) Business Days after receipt of the duly executed Seller Member Written Consent, Seller shall prepare and mail a notice (the “Seller Member Notice”) to every Seller Member that did not execute the Seller Member Written Consent in compliance with Section 3.8(b) of the Seller LLCA. The Seller Member Notice shall (i) be a statement to the effect that the Seller Board of Managers determined that the Merger is advisable and in the best interests of the Seller Members and have approved and adopted this Agreement, the Merger and the other Transactions, including the Seller Liquidation and the Seller Distribution (ii) provide the Seller Members to whom it is sent with notice of the actions taken in the Seller Member Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with the Seller LLCA and (iii) such other information as is required thereunder and pursuant to Applicable Law. All materials (including any amendments thereto) submitted to the Seller Members in accordance with this Section 6.02 shall be subject to Parent’s advance review and reasonable approval.

Section 6.03         No Transfer; Company Non-Solicitation; Other Offers.

(a)           During the Interim Period, Seller shall not, directly or indirectly, (a) sell, transfer, exchange, dispose of, encumber, or pledge any Company Units or (b) enter into any voting trust, proxy, or other Contract relating to the voting of any Company Units.

(b)           During the Interim Period, Seller and the Company shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, entertain or knowingly encourage, or take any action to solicit, initiate, knowingly facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into, participate in, cooperate with any Person with respect to, maintain or continue any discussions or negotiations relating to, any Company Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that Seller or the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Company Acquisition Proposal, (iv) accept any Company Acquisition Proposal or enter into any agreement, arrangement, term sheet, letter of intent or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Company Acquisition Proposal or otherwise relating to any Company Acquisition Proposal, (v) submit any Company Acquisition Proposal or any matter related thereto to the vote of the equityholders of Seller or the Company, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Seller or the Company or any of the other Acquired Companies, (vii) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (viii) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s or Seller’s organizational or other governing documents or (ix) resolve, propose or agree to do any of the foregoing. From and following the date of this Agreement, Seller and the Company further agree not to, and to cause each other Acquired Company not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Parent.

(c)           Seller and the Company shall, and shall cause each of its respective Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Company Acquisition Proposal, and shall promptly (i) (and in any event within 24 hours) provide Parent with an oral and a written description of any expression of interest, inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal that is received by Seller or any Acquired Company or any Representative of Seller or any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) provide Parent as soon as reasonably practicable after receipt thereof a copy of each written communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to Seller or any Acquired Company or any Representatives of Seller or any Acquired Company or transmitted on behalf of any Acquired Company or any Representatives of Seller or any Acquired Company to the Other Interested Party or any of the Other Interested Party’s Representatives, in each case as relating to a Company Acquisition Proposal. Promptly following the execution of this Agreement, Seller and the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Parent and current equityholders of Seller and the Company) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Company Acquisition Proposal, financing of Seller or the Company or similar transaction).

Section 6.04         Parent Non-Solicitation.

(a)           During the Interim Period, Parent shall not, and shall cause each of its Representatives and each of its controlled Affiliates (and each of their respective Representatives) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any action to facilitate any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that could reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) enter into, participate in, cooperate with any Person with respect to, maintain or continue any discussions or negotiations relating to, any Parent Acquisition Proposal with any Person other than Seller, the Company or an Affiliate thereof, (iii) furnish to any Person other than Seller, the Company or an Affiliate thereof any non-public information in connection with or in response to a Parent Acquisition Proposal, (iv) accept any Parent Acquisition Proposal or enter into any agreement, arrangement, term sheet, letter of intent, or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Parent Acquisition Proposal or otherwise relating to any Parent Acquisition Proposal, (v) adopt, approve or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, (vi) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Parent’s organizational or other governing documents, or (vii) resolve, propose or agree to do any of the foregoing. Parent shall, and shall cause each of its Representatives and each of its Subsidiaries (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Parent Acquisition Proposal.

(b)           Notwithstanding Section 6.04(a) or any other provision of this Agreement to the contrary (but subject to this Section 6.04(b)), at any time after the date hereof until the approval of Parent Stockholder Matters, including obtaining the Required Parent Stockholder Vote, following the receipt by Parent of a written Parent Acquisition Proposal (which Parent Acquisition Proposal did not arise out of any material breach of Section 6.04(a) by Parent or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives) if Parent Board determines in good faith (A) that such Parent Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (1) and (2) below with respect to such Parent Acquisition Proposal would reasonably be likely to result in a breach of Parent Board’s fiduciary duties to Parent’s stockholders under applicable Law, then Parent may, in response to such Parent Acquisition Proposal, (1) furnish access and information with respect to Parent to the Person who has made such Parent Acquisition Proposal, and its Representatives, so long as any material non-public information provided under this clause (1) has previously been provided to the Company or is provided to the Company promptly following the time it is provided to such Person, and (2) participate in discussions and negotiations with such Person regarding such Parent Acquisition Proposal. The Parent Board of Directors may make a Parent Board Adverse Recommendation Change pursuant to the terms of Section 7.05(c) or Section 7.05(d).

(c)           From and after the date of this Agreement until the approval of Parent Stockholder Matters, including obtaining the Required Parent Stockholder Vote, Parent shall advise the Company in writing of (i) the receipt (in writing) of any Parent Acquisition Proposal, specifying the terms and conditions thereof , and (ii) shall thereafter keep the Company reasonably informed of any material changes or modifications to the financial or other material terms and conditions of such Parent Acquisition Proposal or inquiry, offer or proposal, in each case also providing to the Company a copy of each written Parent Acquisition Proposal or inquiry, offer or proposal and any written changes or modifications thereto containing any material terms or conditions of any proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any Parent Acquisition Proposal or inquiry, offer or proposal, in each case as soon as practicable and in any event within twenty-four (24) hours after Parent’s receipt thereof.

Section 6.05         Access to Information.

(a)           Subject to the Confidentiality Agreement, during the Interim Period, the Company shall and shall cause each other Acquired Company to (i) give Parent and its Representatives reasonable access to, during normal business hours, and the right to inspect the facilities, properties, premises, executive officers, senior personnel, Contracts, operating and financial reports, work papers, assets, books and records of the Acquired Companies, (ii) furnish as promptly as reasonably practicable to Parent and its Representatives all information (financial or otherwise) concerning the business, properties, Contracts, personnel, books and records of the Acquired Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.

(b)           Without limiting the generality of the foregoing, Seller and the Company shall, and shall cause any Acquired Company to, provide to Parent within thirty (30) days after the end of each fiscal quarter of the Company, (i) a report prepared by the management of the Company and Seller regarding the Acquired Companies’ financial results and operations for such quarter, including reasonably detailed operational and cash flow information and (ii) a reasonably detailed itemization of all Leakage and Permitted Leakage incurred by the Company and the Acquired Companies during such quarter, in accordance with the respective definitions of each such term.

(c)           Notwithstanding anything to the contrary set forth herein, (i) no information or knowledge obtained by Parent or its Representatives pursuant to the access or provision of information contemplated by this Section 6.05 shall affect or be deemed to modify any representation or warranty of Seller and the Company set forth in this Agreement, any condition to the obligations of the Parties under this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder and (ii) an Acquired Company may restrict or otherwise prohibit access to such documents or information to the extent that (A) any Applicable Law requires such Acquired Company to restrict or otherwise prohibit access to such documents or information, (B) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, (C) access to a Contract to which any Acquired Company is a party or otherwise bound would give a third party the right to terminate or accelerate the rights under such Contract or (D) such disclosure in the reasonable judgment of the Company could result in the disclosure of any trade secrets of third parties or violate any contractual obligation of Seller or the Acquired Companies with respect to confidentiality and non-disclosure. Without limiting the foregoing, in the event that any of the Acquired Companies does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the Applicable Law or Contract, or risk waiver of such privilege, including by using commercially reasonable efforts to obtain the required consent of any third party necessary to provide such disclosure or develop an alternative to providing such information so as to address such matters without implicating the foregoing restrictions.

Section 6.06         280G Matters. No less than five (5) Business Days prior to the Effective Time, the Company shall (a) use commercially reasonable efforts to obtain and, if obtained, deliver to Parent, prior to the initiation of the equityholder approval procedure under clause (b), a waiver, in a form reviewed and approved by Parent, from each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such equityholder approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), of such Disqualified Individual’s rights to all such payments or benefits applicable to such Disqualified Individuals (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) as soon as practicable following delivery of such waivers to Parent, prepare and distribute to its equityholders a disclosure statement providing adequate disclosure (within the meaning of Section 280G of the Code) of all potential parachute payments and benefits that may be received by the Disqualified Individual(s) and submit to the equityholders of the Company for approval (in a manner satisfactory to Parent) in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments,” such that, if approved by the requisite majority of equityholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite equityholder approval was obtained with respect to any payments and/or benefits that were subject to the Company equityholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the waivers described in clause (a) of the preceding sentence, such “parachute payments” shall not be made or provided. The form of the waiver, the disclosure statement, any other materials to be submitted to the Company’s equityholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 6.06 will not be deemed breached by reason of (x) the refusal of a Disqualified Individual to execute such a waiver or (y) any arrangements or agreements entered into with Parent or its affiliates with any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates (the “Parent Arrangements”), unless the Parent Arrangement (or the material terms thereof, including values) is provided to the Company at least ten (10) Business Days prior to the Closing.

Section 6.07         Notices of Certain Events. During the Interim Period, the Company shall promptly notify Parent and Parent shall promptly notify the Company and Seller of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is required in connection with the Transactions;

(b)           any notice or other communication from any Governmental Authority (i) delivered in connection with the Transactions or (ii) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(c)           in the case of the Company, any Proceeding commenced, or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 (Litigation) or Section 3.14 (Intellectual Property), as the case may be, or that relates to the consummation of the Transactions;

(d)           in the case of the Company, any event, condition, fact or circumstance that would cause a failure of the condition set forth in Section 9.02(c) (Company Material Adverse Effect);

(e)           in the case of Parent, any event, condition, fact or circumstance that would cause a failure of the condition set forth in Section 9.03(c) (Parent Material Adverse Effect); and

(f)           any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or reasonably unlikely.

In no event shall the delivery of any notice by a Party pursuant to this Section 6.07 limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 6.08         Distribution Spreadsheet.

(a)           Seller and the Company shall prepare and deliver to Parent in accordance with this Section 6.08 a Distribution Spreadsheet that sets forth all of the information set forth on Exhibit G attached hereto and such other information relevant thereto which Parent may reasonably request, including:

(i)            the number of Seller Units that will be held by each Seller Member as of the Closing Date that are entitled to an allocation of the Aggregate Closing Consideration pursuant to the terms of the Seller LLCA (after giving effect to any vesting, acceleration of vesting and/or forfeiture that occurs as a result of or in connection with the consummation of the Transactions and any applicable Tax withholding to the extent the Seller Unit is a Compensatory Seller Unit); and

(ii)           the portion of the Aggregate Closing Consideration to be distributed to, without duplication, each Seller Member (with respect to each Seller Member, the “Allocated Portion”).

(b)           At least ten (10) Business Days prior to the Closing Date, Seller and the Company shall deliver to Parent a draft Distribution Spreadsheet setting forth in reasonable detail Seller and the Company’s good-faith estimates of the information therein requested as of the Effective Time and shall be prepared in accordance with Applicable Law and the applicable provisions of the Seller LLCA and this Agreement. At least three (3) Business Days prior to the Closing Date and following delivery of the final Closing Payment and Leakage Certificate in accordance with Section 2.05, Seller and the Company shall deliver to Parent the final form of the Distribution Spreadsheet, certified by the Chief Executive Officer of the Company on behalf of the Company (in his capacity as such), accurately setting forth the information requested as of the Effective Time and prepared in accordance with the applicable provisions of the Seller LLCA and this Agreement. All amounts and allocations set forth in the Distribution Spreadsheet shall be conclusive and binding upon Seller, the Company and the Seller Members and neither Parent, Merger Sub nor, after Closing, the Surviving Company shall have any obligation to verify the accuracy of the Distribution Spreadsheet. In the event of any inconsistency between the Distribution Spreadsheet and any provision of the Seller LLCA or any other document, the Distribution Spreadsheet shall control in all respects. Notwithstanding anything to the contrary in this Agreement, the Parties and the Seller Members acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Distribution Spreadsheet as setting forth a true, correct and complete listing of all items set forth therein, and neither Parent nor any of its Affiliates shall have any Liability or obligation to any Person, including the Seller Members, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Closing Consideration or other amounts to be received by each Seller Member pursuant to this Agreement or any other errors, omissions or inaccuracy in the Distribution Spreadsheet.

Section 6.09         Resignation of Officers, Directors and Managers. Seller and the Company shall use reasonable best efforts to obtain and deliver to Parent, at or prior to the Closing, evidence of the resignation or removal of each member of the board of directors or managers (or similar body) of each Acquired Company or each officer that is requested by Parent effective as of the Effective Time (it being understood that such resignations shall not constitute a termination of employment by such officer, director or manager).

Section 6.10         Transaction Litigation. Prior to the Effective Time, each of Parent, Seller and the Company will provide each other Party with prompt notice (and in any event within two (2) Business Days) in writing of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep each other Party reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which such consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Company D&O Indemnified Parties’ rights with regard to the right to counsel as described in Section 7.07 (Indemnification of Officers and Directors), following the Effective Time, the Company D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Company D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation relating to the Acquired Companies.

Section 6.11         Required Financial Statements. As promptly as reasonably practicable after the date of this Agreement, the Company shall (and Seller shall cause the Company to) deliver to Parent:

(a)	the audited consolidated balance sheets of BlueHalo Financing Holdings, LLC as of December 31, 2023 and 2022 and the related audited consolidated statements of operations, changes in members’ equity and cash flows of BlueHalo Financing Holdings, LLC for the years ended December 31, 2023, 2022 and 2021 (collectively, the “Audited Financial Statements”);

(b)	the unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2024 and 2023 (collectively, the “Interim Financial Statements”); and

(c)	the other audited and unaudited financial statements of the Acquired Companies listed on Section 6.11 of the Company Disclosure Schedules (together with the Audited Financial Statements, the Interim Financial Statements and the consent of each of the Company’s and any applicable Acquired Company’s independent auditing firm to the filing of the applicable audited financial statements, the “Required Financial Statements”).

For the avoidance of doubt, the Interim Financial Statements for the nine months ended September 30, 2024 include the unaudited consolidated interim statements of operations, changes in members’ equity and cash flows of BlueHalo Financing Holdings, LLC for the first two months of 2024 (January and February) and of the Company for the remaining period. The unaudited consolidated interim balance sheet as of September 30, 2024 will be based off the Company. The Interim Financial Statements for the nine months ended September 30, 2023 include the unaudited consolidated balance sheet of BlueHalo Financing Holdings, LLC as of September 30, 2023 and the related unaudited consolidated statements of operations, changes in members’ equity and cash flows of BlueHalo Financing Holdings, LLC. The Required Financial Statements shall be prepared in accordance with the applicable requirements of Form S-4 and Regulation S-X promulgated under the Securities Act and GAAP (applied on a consistent basis throughout the periods covered). The Company shall use commercially reasonable efforts to cooperate, and shall direct its independent auditors and any independent auditors of the Acquired Companies to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Required Financial Statements or other financial statements of the Acquired Companies and shall provide Parent with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such Required Financial Statements or pro forma financial statements. As promptly as reasonably practicable, Seller and the Company shall make any necessary updates, amendments, restatements or revisions to the Required Financial Statements such that they remain compliant with the applicable rules and regulations of the SEC governing the Registration Statement and Section 3-05 of Regulation S-X promulgated under the Securities Act as required in order to consummate the Transactions, including to deliver to Parent no later than March 31, 2025 audited financial statements which include a balance sheet as of December 31, 2024 and related audited consolidated statements of operations, changes in members’ equity and cash flows for the year there ended.

Section 6.12         Related Party Transactions. Except as set forth on Section 6.12 of the Company Disclosure Schedule, the Company shall cancel and terminate, or cause to be cancelled or terminated, without any further obligation binding on, or Liability of, any Acquired Company, all Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand.

Section 6.13         Data Room Information. Within ten (10) Business Days of the date of this Agreement, the Company shall (and Seller shall cause the Company to) deliver to Parent an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of 11:59 p.m. Pacific Time, on the date that is one (1) Business Day prior to the date hereof; provided that, documents shared under the CUI Clean Team Agreement will be provided subject to Applicable Law regarding the treatment of CUI (as defined therein) and CDI (as defined therein).

Section 6.14         CSA Matters. As soon as reasonably practicable after the date hereof, each Acquired Company that holds an FCL shall submit to each relevant CSA and, to the extent reasonably requested by the Parent, any other applicable Governmental Authority, a notification of the transaction contemplated hereby in accordance with NISPOM, and any other applicable national or industrial security regulations (the “CSA Notification”) in form and substance reasonably satisfactory to the Parent, Seller, and the Acquired Company. Parent, Seller, and the Acquired Company shall reasonably cooperate in preparing the CSA Notification and any other submissions to a CSA required by NISPOM or any other applicable regulation as soon as reasonably practical.

Section 6.15         Organizational Conflict of Interest. The Acquired Companies, Seller, Parent, and Merger Sub shall, and shall cause their respective Subsidiaries to, reasonably cooperate to as soon as practicable between the effective date of this Agreement and the Closing Date to take commercially reasonable actions that are requested by Parent as reasonably necessary to avoid, neutralize, or mitigate actual or potential Organizational Conflicts of Interest (“OCIs”) that Parent has identified as potentially resulting from the Closing of this Agreement; provided, that (a) the Parties shall reasonable cooperate regarding the methods, timing and content of all outreach, assurances, communications, notices, disclosures and submissions made with the counterparty to a Company Government Contract or Parent Government Contract regarding actual or potential OCIs; and (b)  all cooperation contemplated by this Section 6.15 shall be provided in accordance with applicable Law and obligations under Contracts.

Section 6.16         Joinder and Lock-Up Agreements. Seller shall use commercially reasonable efforts to obtain Joinder and Lock-Up Agreements duly executed by each Seller Member and deliver such duly executed Joinder and Lock-Up Agreements to Parent prior to the Closing.

Section 6.17         Independent Contractors. Within ten (10) Business Days following the date of this Agreement, the Company shall provide a true and complete list of all individual independent contractors engaged directly by one of the Acquired Companies as of the date of this Agreement, including their names and the type of services performed.

Article 7.
Additional Covenants of the Parties

Section 7.01         Conduct of Parent.

(a)           During the Interim Period, except as otherwise expressly contemplated by this Agreement, as required by Applicable Law, as may be consented to in advance in writing by the Company or Seller (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 7.01(a) of the Parent Disclosure Schedule, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and use its commercially reasonable efforts to (i) preserve intact in all material respects its present business organization and goodwill and (ii) maintain satisfactory relationships with the material customers, lenders and suppliers of Parent and its Subsidiaries.

(b)           Without limiting the generality of Section 7.01(a) and except as otherwise expressly contemplated or required by this Agreement, as required by Applicable Law, as may be consented to in advance in writing by the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) or as set forth in Section 7.01(b) of the Parent Disclosure Schedule, during the Interim Period, Parent shall not, and shall cause each of its Subsidiaries not to:

(i)            amend, modify, restate, waive, rescind or otherwise change its certificate of incorporation or bylaws or equivalent constituent documents (whether by merger, consolidation or otherwise) in any material manner;

(ii)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any equity interests of Parent, or split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity interests of Parent (other than dividends paid by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent or equity interests issued or issuable pursuant to any Parent Equity Award reacquired by Parent upon an individual’s termination of service or in respect of the payment of any exercise price or tax withholding obligation);

(iii)          issue or authorize the issuance of Parent Stock upon the exercise or settlement of Parent Equity Awards, or grant Parent Equity Awards, in each case, outside of the ordinary course of business; provided that any new Parent Equity Awards shall be granted in a manner that is substantially consistent with past practice for newly-hired or retained service providers, continuing service providers or service providers hired or retained through acquisitions, including with respect to the manner in which the size of such awards is determined and nothing herein shall prevent Parent from increasing the size of Parent Equity Awards made to any service provider over past awards, provided such increase is determined in the ordinary course of business in a manner substantially consistent with past practice;

(iv)          acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, ownership interests or businesses with a value in excess of $75,000,000, except for acquisitions of personal property in the ordinary course of business;

(v)           sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Parent Liens) on, any of the assets, securities, properties, interests or businesses of any of Parent or its Subsidiaries with a value in excess of $20,000,000, other than (A) the non-exclusive license of Parent Products to individual end users in the ordinary course of business consistent with past practice and (B) sales of inventory in the ordinary course of business;

(vi)         enter into any new business line outside of Parent’s existing business lines as of the date of this Agreement; or

(vii)        agree, resolve or commit, in writing or otherwise, to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

Section 7.02         Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 7.03 shall govern the matters set forth therein, Parent and Merger Sub, on the one hand, and Seller and the Company, on the other hand, shall use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to Applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including by using reasonable best efforts to cause the conditions to the obligations of the other Parties to effect the Merger set forth in Article 9 to be satisfied.

(b)           In furtherance of, and not in limitation of Section 7.02(a), as promptly as practicable after the execution of this Agreement, each Party (i) shall make all filings and give all notices that are or may be required to be made and given by such Party in connection with the Merger and the other Transactions and (ii) shall use reasonable best efforts to obtain all Consents which are required or advisable to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by such Party in connection with the Merger and the other Transactions. Each Party shall, upon request of another Party and to the extent permitted by Applicable Law or applicable Contract, promptly deliver to such other Party a copy of each such filing made, each such notice given and each such Consent obtained by it.

Section 7.03         Regulatory Filings.

(a)           In furtherance and not in limitation of the terms of Section 7.02(a) and Section 7.02(b), each of Parent, Merger Sub, Seller and the Company will, and will cause their respective Affiliates, if applicable, to the extent required in the reasonable judgment of counsel to Parent, Seller and the Company, to use their respective reasonable best efforts to (i) file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act no later than ten (10) Business Days from the date of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws and Foreign Direct Investment Laws in connection with the Merger as promptly as practicable after the date of this Agreement. Each of Parent, Seller and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of such filings, (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings, (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made, (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act, any other Antitrust Laws and any Foreign Direct Investment Laws applicable to the Merger and (2) obtain any required consents pursuant to any Antitrust Laws and any Foreign Direct Investment Laws applicable to the Merger, in each case as soon as practicable, and (E) where reasonably practicable, prior to independently participating in any material meeting or engaging in any substantive conversation with any Governmental Authority where such meeting or conversation is substantially related to any such filings or investigations relating thereto, provide notice to the other Party of such meeting or conversation and, unless prohibited by such Governmental Authority or otherwise decided by Parent under Section 7.03(b), the opportunity to attend or participate. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and Seller and the Company (and their respective Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act, any other Antitrust Laws or any Foreign Direct Investment Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)           (i) Following the consultation with Seller and the Company as contemplated by Section 7.03(a), Parent shall have the exclusive right to make all strategic and tactical decisions as to the manner and timing in which to obtain from any Governmental Authority under the HSR Act, any other applicable Antitrust Laws or any Foreign Direct Investment Laws, any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent, Seller or the Company or any of their respective Affiliates in connection with the consummation of the Transactions, and any proposals relating to any understanding, undertaking or agreement with any Governmental Authority relating to the Transactions, (ii) Parent and its Representatives shall have no obligation to share with Seller and the Company, any of their Subsidiaries or any of their respective Representatives (other than outside antitrust counsel) any nonpublic information, data or materials about any of the businesses or operations of Parent and its Affiliates, and (iii) each of Seller and the Company will not, nor will it permit any of its Subsidiaries or Representatives to make any communications with, or proposals relating to, or enter into, any understanding, undertaking or agreement with, any Governmental Authority relating to the Transactions without Parent’s prior review and approval.

(c)           In furtherance of the efforts referenced in Section 7.03(a), to the extent necessary to avoid or eliminate any impediment under any Antitrust Law or any Foreign Direct Investment Laws that may be asserted by any Governmental Entity, so as to enable the consummation of the Transactions as promptly as practicable, and in any event prior to the End Date, Parent and Merger Sub and, if requested by Parent, Seller and the Company, shall become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Seller, the Company, the Surviving Company, Parent, Merger Sub, or any Subsidiary of any of the foregoing or impose any restriction, requirement or limitation on the operation of the business or portion of the business of Seller, the Company, the Surviving Company, Parent, Merger Sub, or any Subsidiary of any of the foregoing (individually or collectively “Remedial Actions”); provided, however, that no party shall be required pursuant to this Section 7.03 to (i) commit to or effect any Remedial Action that is not conditioned upon the consummation of the Transactions, (ii) commit to or effect any Remedial Action(s) if such actions, in the aggregate, would or would reasonably be expected to have a material and adverse impact on the anticipated benefit of the Transactions (an “Unacceptable Condition”) although Parent may, at its sole discretion, elect to do so, and Seller and the Company shall be obligated to commit to such Remedial Actions in connection therewith (so long as such action(s) are necessary to avoid or eliminate any impediment under any Antitrust Law or Foreign Investment Law that is asserted by a Governmental Entity), or (iii) litigate, or otherwise contest, defend or initiate, any action, suit, claim, litigation, arbitration or proceeding (including any judicial or administrative proceeding) against or with any Governmental Entity, although Parent may, at its sole discretion, elect to do so, and Seller and the Company shall be obligated to cooperate with such litigation and all reasonable requests of Parent in connection therewith.

(d)           Each of the Parties agrees that, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article 10, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for or announce any material investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the Transactions contemplated by this Agreement.

Section 7.04         Registration Statement; Proxy Statement.

(a)           As promptly as practicable, and in any event within forty-five (45) days after Parent’s receipt of the Required Financial Statements, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger and to consider the approval of the Parent Share Issuance (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Stock to be issued by virtue of the Merger. Each of Parent, Seller and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing, and shall take all or any action required under any applicable federal, state, securities and other Applicable Laws in connection with the Parent Share Issuance. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement.

(b)           Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or the Acquired Companies to Parent for inclusion in the Registration Statement (including the Required Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of their Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments from the SEC prior to the filing thereof with the SEC and Parent shall consider such comments in good faith; provided, however, that the foregoing shall not apply to any portion of any amendment to the Registration Statement pertaining to a Parent Board Adverse Recommendation Change. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(c)           Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall advise the Company, promptly after it receives notice thereof, of the time when each of the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Registration Statement or comments on the Registration Statement and responses thereto or requests by the SEC for additional information relating thereto. If Parent, Merger Sub, Seller or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d)           Seller and the Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or any other Acquired Company that is required by Applicable Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent any requisite consents of the Company’s and any relevant Acquired Company’s independent accounting firm(s) regarding the inclusion of their opinions with respect to the Company’s and any relevant Acquired Company’s financial statements that are included in the Registration Statement (reasonably satisfactory in form and substance to Parent).

Section 7.05         Parent Stockholder Meeting.

(a)           Parent shall take all action necessary under Applicable Law to set a record date for (including conducting a “broker search” in accordance with Rule 14a-13 of the Exchange Act), call, give notice of and hold a meeting of the holders of Parent Stock to consider and vote to approve the Parent Share Issuance and any other matters required by Applicable Law or the rules and regulations of Nasdaq or other applicable listing authority (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). Once established, Parent shall not change the record date for the Parent Stockholder Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by Applicable Law. The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all Applicable Law. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports related to the Parent Stockholder Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably determines in good faith that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, or (iii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting, in each case of subclause (i) through (iii), (A) Parent may, without the consent of the Company, postpone or adjourn the Parent Stockholder Meeting up to two (2) times and (b) upon the request of the Company, Parent shall postpone or adjourn the Parent Stockholder Meeting up to two (2) times; provided that, in no event shall the date of the Parent Stockholder Meeting be postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments or to a date on or after the fifth (5th) Business Day preceding the End Date. The only matters to be voted upon at the Parent Stockholder Meeting are (i) the Parent Stockholder Matters and (ii) any adjournment of the Parent Stockholder Meeting.

(b)           Parent agrees that, subject to Section 7.05(c) or 7.05(d): (i) the Parent Board of Directors shall recommend that the holders of Parent Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 7.05(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Parent Board of Directors recommends that holders of Parent Stock vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board of Directors being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board of Directors nor any committee thereof shall directly or indirectly (A) withhold, amend, withdraw or modify (nor publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, (B) adopt a resolution to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Parent Acquisition Proposal, (C) fail to include in the Proxy Statement the Parent Board Recommendation, or (D) fail to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of Seller’s or the Company’s written request to do so (or, if earlier, at least two (2) Business Days prior to the Parent Stockholder Meeting) following the public announcement of any Parent Acquisition Proposal; provided, that Seller or the Company shall not be entitled to make such written request, and the Parent Board of Directors shall not be required to make such reaffirmation, more than once with respect to any particular Parent Acquisition Proposal (the actions set forth in the foregoing subclauses (A) through (D), collectively, a “Parent Board Adverse Recommendation Change”).

(c)           Notwithstanding anything to the contrary contained in Section 7.05(b), and subject to compliance with Section 6.04 and Section 7.05, at any time prior to the approval of Parent Stockholder Matters, including obtaining the Required Parent Stockholder Vote, Parent receives a bona fide written Parent Acquisition Proposal, the Parent Board of Directors may (x) make a Parent Board Adverse Recommendation Change or (y) terminate this Agreement in accordance with Section 10.01(f), in either case, if, but only if, in the receipt of and on account of such Parent Acquisition Proposal, (i) the Parent Board of Directors determines in good faith, (1) after consultation with Parent’s outside legal and financial advisors, the Parent Board of Directors determines that such Parent Acquisition Proposal constitutes a Superior Offer and (2) based on the advice of Parent’s outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change or effect such a termination would reasonably be likely to result in a breach of its fiduciary duties under Applicable Law, (ii) Parent has delivered the written notice to Seller and the Company that initiates the Notice Period, (iii) has provided Seller and the Company with a copy of the proposed definitive agreements between Parent and the Person making such Superior Offer, (iv) Parent has, and has caused its outside legal and financial advisors to, during the Notice Period, negotiate with Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the failure to make a Parent Board Adverse Recommendation Change or effect such a termination would no longer reasonably be likely to result in a breach of the fiduciary duties of the Parent Board of Directors under Applicable Law and (v) if the Parent Board of Directors shall, after considering the terms of any proposed amendment or modification to this Agreement, have determined in good faith that (A) after consultation with Parent’s outside legal and financial advisors, the Parent Acquisition Proposal that is the subject of the notice described in clause (ii) above still constitutes a Superior Offer and (B) after consultation with Parent’s outside legal counsel, the failure to make a Parent Board Adverse Recommendation Change or effect such termination would result in a breach of its fiduciary duties under Applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (w) the Company receives written notice from Parent confirming that the Parent Board of Directors has determined to change its recommendation or effect such termination during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change or such termination, (x) during any Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Parent Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make a Parent Board Adverse Recommendation Change or effect such termination would no longer reasonably be likely to result in a breach of the fiduciary duties of the Parent Board of Directors under Applicable Law, (y) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.05(c) and (z) the Parent Board of Directors shall not make a Parent Board Adverse Recommendation Change or effect such termination prior to the end of such Notice Period as so extended by subclause (y) of this Section 7.05(c) (it being understood that there may be multiple extensions).

(d)           Notwithstanding anything to the contrary contained in Section 7.05(b), and subject to compliance with Section 6.04 and Section 7.05, at any time prior to the approval of Parent Stockholder Matters by the Required Parent Stockholder Vote, a Parent Intervening Event has occurred, the Parent Board of Directors may make a Parent Board Adverse Recommendation Change if, but only if, upon the occurrence of the Parent Intervening Event, (i) the Parent Board of Directors determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would reasonably be likely to result in a breach of its fiduciary duties under Applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the failure of the Parent Board of Directors to make a Parent Board Adverse Recommendation Change would no longer reasonably be likely to result in a breach of its fiduciary duties under Applicable Law and (iii) if after the Company shall have delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Parent Board of Directors shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would result in a breach of its fiduciary duties under Applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (w) the Company receives written notice from Parent confirming that the Parent Board of Directors has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, (x) during any Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Parent Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure of the Parent Board of Directors to make a Parent Board Adverse Recommendation Change would no longer reasonably be likely to result in a breach of its fiduciary duties under Applicable Law, (y) in the event of any material amendment to the facts and circumstances relating to the Parent Intervening Event, Parent shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.05(d) and (z) the Parent Board of Directors shall not make a Parent Board Adverse Recommendation Change prior to the end of such Notice Period as so extended by subclause (y) of this Section 7.05(d) (it being understood that there may be multiple extensions).

(e)           Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 7.05(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Parent Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.

(f)           Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under Applicable Law.

Section 7.06         Confidentiality; Public Announcements; Disclosure.

(a)           Parent, Seller and the Company hereby acknowledge and agree to continue to be bound by the Nondisclosure Agreement dated as of June 28, 2024, by and between Parent and BlueHalo, LLC, an Affiliate of Seller and the Company (as amended, the “Confidentiality Agreement”). The Confidentiality Agreement shall (i) survive termination of this Agreement and terminate in accordance with its terms or (ii) terminate as of the Effective Time.

(b)           The Parties agree that the initial joint or separate press release(s) to be issued by Parent, Arlington Capital Partners and the Company with respect to the execution and delivery of this Agreement shall be in the form(s) mutually agreed upon by Parent, Arlington Capital Partners and the Company. Seller and the Company shall not, and Seller and the Company shall cause each of its respective Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement (including through social media and other online platforms) relating to the terms of this Agreement or the Transactions or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with Seller or the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless to the extent required by Applicable Law, in which case Seller and the Company shall advise Parent of any such requirement and the Parties shall use reasonable best efforts to cause a mutually agreeable press release or other public statement to be issued. Further, Seller and the Company shall not, and Seller and the Company shall cause each of its respective Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, make any disclosure or other statement to any Subsidiary, employee, service provider, customer, supplier or other business relationship (whether public or otherwise) relating to the terms of this Agreement or the Transactions or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with Seller or the Company without the prior written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), except for non-public disclosures to (I) its accountants and advisors who have a “need to know” solely for purposes of providing services to such Party, (II) its existing investors and lenders in the ordinary course of such Party’s business consistent with past practice; and (III) potential investors and lenders and the accountants and advisors of any of the foregoing; provided, in each case, that (x) any such recipient is subject to legally binding obligations of confidentiality with respect to any such disclosed information and (y) such disclosures are consistent in all material respects with the prior public disclosures made by the Parties regarding this Agreement or the Transactions in compliance with this Section 7.06(b). Notwithstanding anything herein or in the Confidentiality Agreement, (i) Parent may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Parent may, in its reasonable discretion, determine after, to the extent practicable, consultation with Seller and the Company and (ii) Parent may make public statements with respect to this Agreement and the Transactions, including their effect on Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC, FINRA or other Governmental Authority as Parent may reasonably determine in good faith after consultation with its outside legal counsel, without prior consultation with Seller or the Company. Without limiting the foregoing, Parent shall be permitted to submit a Nasdaq Listing of Additional Shares Notification in respect of the Parent Share Issuance and any other notice or information as may be required by applicable Nasdaq rules.

Section 7.07         Indemnification of Officers and Directors; D&O Insurance; Cyber Insurance.

(a)           The Surviving Company shall, and Parent shall cause the Surviving Company to, (i) honor the obligations of Seller and the Company to Persons who on or prior to the Effective Time are or were managers, directors and/or officers of Seller or any Acquired Company (the “Company D&O Indemnified Parties”) pursuant to any indemnification provisions under the Company LLCA or in any indemnification agreement, in each case as in effect as of the date of this Agreement (the “Company Indemnification Obligations”), with respect to claims arising out of matters occurring prior to the Effective Time and (ii) to maintain in effect the provisions of the limited liability company agreement of the Surviving Company and the equivalent governing documents of its subsidiaries as in effect immediately prior to the Effective Time which provide for exculpation, indemnification or advancement of expenses of the Company D&O Indemnified Parties; provided, however that the foregoing obligations shall be subject to any limitation imposed by Applicable Law.

(b)           Without limiting the foregoing Section 7.07(a), for six years following the Effective Time (or such period in which a Company D&O Indemnified Party is asserting a claim for indemnification or other protections pursuant to this Section 7.07(b) to the extent arising prior to the end of such six-year period, whichever is longer), Parent shall, and Parent shall cause the Surviving Company to, indemnify, advance reasonable expenses to, provide exculpation to and hold harmless any Company D&O Indemnified Party who was or is a party or is threatened to be made a party to any actual or threatened legal proceeding in respect of any acts, errors or omissions occurring on or prior to the Effective Time (including in respect of the transactions contemplated by this Agreement) by reason of the fact that such person is or was a manager, director or officer of the Company or any of its Subsidiaries, and any person who becomes a manager, director or officer of any such entity prior to the Effective Time, or is or was a manager, director or officer of the Company or any of its Subsidiaries serving at the request of the Company or any of its Subsidiaries as a manager, director, officer, employee or agent of, or in a fiduciary capacity with respect to, any of the Acquired Companies, against any resulting claims, losses, liabilities, damages, fines, judgments, settlements and reasonable fees and expenses, including reasonable attorneys’ fees and expenses, and other costs, arising therefrom. Parent shall, and Parent shall cause the Surviving Company to, promptly advance any reasonable expenses as incurred by any such Company D&O Indemnified Party in connection with any such actual or threatened legal proceeding pursuant to the indemnification provisions under the Company LLCA. Parent and the Surviving Company shall each reasonably cooperate with each Company D&O Indemnified Party in the defense of any actual or threatened legal proceeding.

(c)           Prior to the Effective Time, Seller shall purchase a six-year “tail” prepaid policy (the “D&O Tail Policy”), in a form mutually and reasonably acceptable to Seller, the Company and Parent, on the Seller and the Company’s directors’ and officers’ liability insurance (the “D&O Policy”), on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than the D&O Policy; provided, however, that in no event shall Seller be required to pay more than a total amount equal to 300% of the current annual premiums paid by Seller for such insurance.

(d)           Prior to the Effective Time, Seller shall purchase a three-year “tail” prepaid policy (the “Cyber Insurance Tail Policy”), in a form mutually and reasonably acceptable to Seller, the Company and Parent, on the Seller and the Company’s cybersecurity insurance policy (the “Cyber Insurance Policy”), on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than the Cyber Insurance Policy.

(e)           The provisions of this Section 7.07 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, the Company D&O Indemnified Parties, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Company D&O Indemnified Party may have by contract or otherwise.

Section 7.08         Employee Matters.

(a)           Parent agrees that each active employee of the Acquired Companies who continues in employment with the Parent or any of its Subsidiaries (including the Acquired Companies) after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with (i) a base salary or wage rate and target annual cash bonus opportunity that are no less favorable, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the Closing Date and (ii) employee benefits (other than any severance, retention, change in control, transaction or similar bonuses, deferred compensation, retiree or post-termination health or welfare benefits, defined benefit pension benefits, long-term incentives or equity-based compensation) that are, in Parent’s discretion, after consultation with the Company, either (A) substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee as of immediately prior to the Closing Date or (B) substantially comparable to those provided to similarly situated employees of Parent or any of its Subsidiaries. In addition, Parent shall, or shall cause its Subsidiaries (including any of the Acquired Companies) to provide to each Continuing Employee who, as of immediately prior to the Effective Time, is eligible for an annual cash bonus under an Employee Plan set forth on Section 3.20(a) of the Company Disclosure Schedule with respect to the 2024 calendar year, payment of such Continuing Employee’s annual cash bonus earned based on actual achievement of the applicable performance metrics under the Employee Plans set forth on Section 3.20(a) of the Company Disclosure Schedule, in the ordinary course of business consistent with past practice, subject to the Company Employee’s continued employment through the payment date and otherwise in accordance with the terms of such applicable Employee Plan (to the extent not paid prior to the Effective Time). Nothing in this Agreement (x) shall require Parent or any of its Subsidiaries (including the Acquired Companies) to continue to employ any particular employee of the Acquired Companies following the Closing Date, or (y) shall be construed to prohibit Parent or any of its Subsidiaries (including the Acquired Companies) from amending or terminating any Employee Plan.

(b)           Parent shall use commercially reasonable efforts to ensure that, as of the Closing Date, each Continuing Employee receives full credit for purposes of eligibility to participate and leave entitlement, but excluding benefit accrual, for service with the Acquired Companies (or predecessor employers to the extent the Acquired Companies provide such past service credit under the Employee Plans as in effect on the date hereof) under each of the comparable employee benefit plans, programs and policies of Parent or any of its Subsidiaries, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent or any of its Subsidiaries for the benefit of any Continuing Employees, subject to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) use commercially reasonable efforts to cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)           If requested by Parent at least ten (10) Business Days prior to the Closing, the Company shall cause the Acquired Companies to take all actions necessary to terminate any 401(k) Plan or to terminate the Acquired Companies’ participation in any 401(k) Plan, as applicable, with such termination to be effective as of no later than the day immediately preceding the Closing Date (“401(k) Plan Termination Request”). The Company will provide Parent with evidence that such action has been approved pursuant to resolutions of the board of directors of the applicable Acquired Company(ies), and shall take such other actions in furtherance of such 401(k) Plan Termination Request, as may be required by Applicable Law. If Parent does not make a 401(k) Plan Termination Request with respect to a 401(k) Plan, Parent may instead require the Company to cause the Acquired Companies to adopt any amendment, effective as of and contingent upon the Closing, with respect to such 401(k) Plan that Parent has determined in good faith, in consultation with the Company, is reasonably necessary to facilitate Parent’s acquisition of such 401(k) Plan, provided that such amendment does not result in a material liability to the Company or any Acquired Company.

(d)           Prior to the Closing, the Company shall not (and the Company shall ensure that none of the Acquired Companies nor any Representative of any Acquired Company) issue any communication (including any electronic communication) to any current or former Service Provider regarding post-Closing employment, service or compensation matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (collectively, “Employment Matters”), without the prior written approval of Parent (with such approval not to be unreasonably withheld, conditioned or delayed), other than communications that are substantially consistent with communications previously approved by Parent pursuant to this Section 7.08(d). Without limiting the foregoing, (i) the Company agrees that it shall consult with Parent prior to the Company or any other Acquired Company effecting any communications to the employees of the Acquired Companies relating to Employment Matters and that Parent shall have the right to review and comment on any such written communications and (ii) the Company shall not (and shall ensure that none of the Acquired Companies nor any Representative of any Acquired Companies) make any representations (on behalf of the Acquired Companies, Parent or their respective Affiliates) relating to Employment Matters.

(e)           Prior to the Effective Time, Seller shall enter into an assignment and assumption agreement in substantially the form attached hereto as Exhibit H, to be effective as of the Effective Time, to transfer and assign to Parent or one of its Affiliates (including the Acquired Companies) (if and to the extent such transfer or assignment is permitted by the terms thereof), each non-competition, non-solicitation, confidentiality, intellectual property assignment agreement and other similar restrictive covenant set forth in any grant agreement evidencing outstanding Seller Incentive Units or to which the Acquired Companies are not a counterparty but which relate in whole or in part to the business of the Acquired Companies.

(f)           The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective Parties. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers, (ii) create any third-party rights in any such current or former Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Employee Plan or (iv) obligate any Acquired Company, Parent or any Affiliates thereof to adopt or maintain any Employee Plan or other compensatory or benefits arrangement at any time or prevent any Acquired Company, Parent or any Affiliates thereof from modifying or terminating any Employee Plan or any other compensatory or benefits arrangement at any time.

Section 7.09         Nasdaq Listing. Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Stock to be issued in the Merger and those required to be reserved for issuance in connection with the Merger and shall use commercially reasonable efforts to cause such shares to be approved for listing before the Closing Date.

Section 7.10         RWI Policy. On the date hereof, Parent or any of its Affiliates shall bind the RWI Policy.  In furtherance of the foregoing, Parent agrees that (a) the RWI Policy shall have a limit of liability of no more than (10%) of the Aggregate Merger Consideration; (b) the RWI Policy shall expressly waive any claims of subrogation against Seller , except in the case of Fraud, and Seller shall be the intended third party beneficiaries of the foregoing subrogation waiver, and (c) none of Parent or any of their respective Affiliates shall amend, waive, modify or otherwise revise the foregoing subrogation waiver, beneficiary, or amendment provisions in the RWI Policy in any manner inconsistent with the foregoing.

Section 7.11         Existing Indebtedness. At least one (1) Business Day prior to the Closing Date, Seller shall deliver to Parent accurate and complete copies of payoff letters in customary form for full repayment and satisfaction of the Indebtedness set forth on Section 7.11 of the Company Disclosure Schedule (the “Indebtedness Payoff Amount”), each to be dated as of the Closing Date (each, a “Payoff Letter”). Any Payoff Letter shall (x) set forth the amounts required to repay in full such Indebtedness (other than contingent obligations not yet due that are stated by their terms to survive termination of the Indebtedness), (y) set forth the account(s) to which such amount(s) shall be paid and (z) acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, all obligations (subject to customary exceptions) in respect thereof shall be terminated or released and any Liens or guarantees with respect to such Indebtedness (other than, if applicable, outstanding letters of credit) have been or concurrently will be released.

Section 7.12         Obligations in Respect of Financing.

(a)           During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article 10, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing contemplated by the Debt Financing Commitments on or prior to the Closing Date, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments and the Debt Commitment Letter (unless the Debt Financing Commitments have been documented in the Definitive Debt Documents (as defined below)), (ii) negotiate and enter into definitive financing agreements (the “Definitive Debt Documents” and, together with the Debt Commitment Letter and the Fee Letters, the “Debt Financing Documents”) with respect to the Debt Financing that are on terms and conditions set forth in the Debt Commitment Letter and the Fee Letter (giving effect to any “market flex” provisions in the Fee Letter) or on such other terms and conditions that (x) would not reduce the aggregate net proceeds of the Debt Financing to an amount that, when taken together with all other sources of cash available to Parent on the Closing Date, would not be sufficient to pay the Required Amount on the Closing Date and (y) in respect of the terms and conditions relating to the receipt or funding of the Debt Financing, are no less favorable in the aggregate than the conditions set forth in the Debt Commitment Letter as in effect on the date hereof, (iii) satisfy (and cause to be satisfied) on a timely basis all conditions precedent to the funding of the Debt Financing to be satisfied by Parent and Merger Sub contained in the Debt Financing Commitments within its control, including the payment of any commitment, engagement, placement fees or other fees required to be paid as a condition to the Debt Financing, (iv) consummate the Debt Financing on or prior to the date that the Closing is required to be effected in accordance with Section 2.01 (and, for the avoidance of doubt, Parent and Merger Sub acknowledge and agree that it is not a condition to Closing under this Agreement, nor to the consummation of the transactions contemplated hereby, for Parent or Merger Sub to obtain the Debt Financing or any Replacement Financing (as defined below)), and (v) comply with its obligations under the Debt Commitment Letter relating to any condition to the receipt or funding of the Debt Financing.

(b)           Parent and Merger Sub shall provide Seller prompt written notice (i) of any expiration or termination of, or any breach, default or violation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent or Merger Sub becomes aware that would be expected to materially delay or prevent the Closing, and (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to any (1) actual breach, material default, material violation, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing, (2) material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the definitive documents in connection therewith), or (3) any failure to comply with the material terms and conditions of the Debt Financing Commitments by any party thereto that would reasonably be expected to materially delay or prevent the Closing, if in each case of clauses (i) and (ii), at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing in an amount that, when taken together with the available cash of Parent and Merger Sub and other available sources of cash, is insufficient to fund the Required Amount. Upon written request of Seller, Parent will inform Seller on a reasonably current basis of the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter and to satisfy the conditions thereof, including, upon written request of Seller, advising and updating Seller and its counsel, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Debt Financing, providing copies of then current drafts of the credit agreement and other primary definitive documents, once drafting of such documentation is sufficiently advanced (as reasonably determined by Parent), and giving Seller prompt notice of any material adverse change with respect to the Debt Financing and promptly (but in any event within two (2) Business Days after the date Seller delivers to Parent a written request therefor) giving Seller all information requested by Seller and available to Parent relating to any circumstance referred to in the immediately preceding sentence.

(c)           During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article 10, neither Parent nor Merger Sub shall, without the prior written consent of Seller, agree to, or permit, any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under, the Debt Commitment Letter or other documentation relating to the Debt Financing which would (i) impose new or additional conditions or expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter in each case, in a manner that would reasonably be expected to materially delay, materially impede or prevent the Closing or make the occurrence of the funding of (or satisfaction of any condition to obtaining) any portion of the Debt Financing necessary so that, the Debt Financing, when taken together with the available cash of Parent and Merger Sub and other available sources of cash, is sufficient to fund the Required Amount less likely to occur, (ii) reasonably be expected to prevent, materially delay or materially impede Parent and Merger Sub’s ability to consummate the Transactions, (iii) reduce the aggregate net proceeds of the Debt Financing below an amount that, when taken together with all other sources of cash available to Parent on the Closing Date, is sufficient to pay the Required Amount on the Closing Date or (iv) materially and adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Fee Letters; provided that Parent and Merger Sub may amend the Debt Commitment Letter or the definitive agreements relating to the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who have not executed the Debt Commitment Letter as of the date hereof. For purposes of this Section 7.12(c), the definitions of “Debt Commitment Letter,” “Debt Financing Commitments,” “Debt Financing,” shall include the Debt Financing Commitments or documents related thereto as permitted to be amended, amended and restated, replaced, supplemented, modified, waived or consented to by this Section 7.12(c). Parent shall promptly (and in any event within three (3) Business Days of receipt) deliver to Seller copies of any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent.

(d)           If, notwithstanding the use of reasonable best efforts by Parent and Merger Sub to satisfy their respective obligations under Sections 7.12(a), (b) and (c), any portion of the Debt Financing or the Debt Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated or become unavailable prior to the Closing, in an amount that, when taken together with the available cash of the Parent and Merger Sub and other available sources of cash, is insufficient to fund the Required Amount, for any reason, then Parent shall (i) promptly upon becoming aware thereof, notify Seller of such expiration, termination, or unavailability and the reasons therefor and (ii) use its reasonable best efforts to arrange for alternative financing (“Replacement Financing”) (which, when added to any available unrestricted cash of Parent and Merger Sub, shall be sufficient to pay the Required Amount) from alternative sources on such terms as are acceptable to Parent in its sole discretion and shall not, without the prior consent of Seller, include any conditions to the receipt or funding of such Replacement Financing that are either (x) materially more onerous than or in addition to the conditions set forth in the Debt Commitment Letter in effect on the date hereof to replace the financing contemplated by such expired, terminated, or unavailable commitments or arrangements or (y) would reasonably be expected to prevent, materially delay or materially impede the Closing. Parent shall deliver to Seller true, correct and complete copies of all Contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Fee Letter provided as of the date hereof). In the event that Replacement Financing is obtained in accordance with this Section 7.12(d), the definitions of “Debt Commitment Letter,” “Debt Financing Commitments,” “Debt Financing,” shall include the commitments in respect of the Replacement Financing or the documents related thereto, as applicable. Notwithstanding the foregoing Parent expressly acknowledges and agrees that its obligation to consummate the Transactions are not conditioned in any manner on whether or not the Debt Financing is available.

(e)           From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article 10, Seller shall use reasonable best efforts to, and shall cause the Acquired Companies to use reasonable best efforts to provide to Parent cooperation that is reasonably requested in writing by Parent in connection with the arrangement of the Debt Financing that is reasonably necessary and customary in connection with debt financing similar to the Debt Financing, at Parent’s sole cost and expense, including using reasonable best efforts to do the following: (i) facilitating the pledging of collateral in connection with the Debt Financing to the extent required by the Debt Commitment Letter; provided, that no pledge shall be effective until the Closing; (ii) participation by senior management of the Acquired Companies in the executing and delivering, definitive debt financing documents, including guarantee and collateral documents and customary closing certificates and other customary documents as Parent may reasonably request, including providing Parent with any customary information reasonably necessary to complete customary schedules and perfection certificates; (iii) cooperating with Parent to take such corporate or other organizational action, subject to the occurrence of the Closing, as Parent may reasonably request to permit the consummation of the Debt Financing; (iv) requesting that the applicable administrative agent and/or collateral agent provide the Payoff Letters; (v) participation by senior management of the Acquired Companies upon reasonably prior written notice at reasonable times in a reasonable number of meetings, drafting sessions and due diligence sessions (but not more than one (1) primary bank meeting) to the extent reasonably required in connection with the Debt Financing, (vi) timely delivery to Parent and the Debt Financing Sources of the financial statements set forth in clauses (a), (b) and (c) of paragraph 6 of Exhibit C of the Debt Commitment Letter and furnishing Parent and its Debt Financing Sources with customary financial and other pertinent information regarding the Acquired Companies as shall exist and be reasonably requested by Parent, including information necessary for Parent to prepare customary pro forma financial information reflecting the transactions contemplated hereby and the Debt Financing (provided that the Seller and the Acquired Companies’ assistance shall relate solely to the financial information and data derived from the Acquired Companies’ historical books and records); provided that Seller or the Acquired Companies shall not be required to provide, and Parent shall be solely responsible for, the preparation of pro forma financial information; (vii) providing reasonable assistance by representatives of senior management of the Acquired Companies to Parent and its Debt Financing Sources in the preparation of customary bank information memoranda (including a “private supplement” thereto), rating agency presentations and similar documents required for the Debt Financing and delivering customary representation and authorization letters (including customary representations with respect to accuracy of information and, to the extent applicable, not containing material non-public information) with respect to the same (the “Rep Letters”); (viii) furnishing to Parent and the Debt Financing Sources, as applicable, at least four (4) Business Days prior to the Closing Date with all customary documentation and information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested by Parent in connection with the Debt Financing in writing at least nine (9) Business Days prior to the Closing Date; and (ix) supplementing the written information provided by Seller (or on its behalf by its Representatives) pursuant to this Section 7.12(e) for use in connection with marketing the Debt Financing to the extent that any such information, to the Knowledge of Seller, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading. Each of Parent and Merger Sub acknowledges and agrees that the obligations of the Seller and the Acquired Companies under this Section 7.12(e) are the sole obligations of the Seller and the Acquired Companies with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligation.

(f)           Notwithstanding anything in Section 7.12(e) or elsewhere in this Agreement to the contrary, the cooperation requested by Parent pursuant to Section 7.12(e) shall not require Seller or, until the Closing occurs, the Acquired Companies to (i) pay or incur, or commit to incur, or the requirement to reimburse, or commit to reimburse any commitment or other similar fee or any cost, expense, liability or obligation in connection with the Debt Financing prior to the Closing Date, (ii) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement or any document related to the Debt Financing, in each case, prior to the Closing (other than with respect to the Rep Letters), (iii) take, or commit to taking any action (including entering into any agreement (other than the Rep Letters)) that is not contingent upon the Closing, (iv) take any action that would reasonably be expected to conflict with, violate or result in a breach of or termination right or default under any organizational documents of Seller or any of the Acquired Companies, any Contract, this Agreement, any Ancillary Document or any law, or, in Seller’s reasonable judgment, could reasonably be expected to cause any closing condition set forth in this Agreement to fail to be satisfied, (v) take any action that could subject any business service provider, director, officer, employee, agent, manager, consultant, advisor or other representative to any actual or potential personal liability, (vi) cause any pre-Closing director or manager of the Acquired Companies to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (vii) reimburse any expenses or provide any indemnities, (viii) make any representation, warranty or certification that, in the good faith determination of Seller or the Acquired Companies, is not true, (ix) requires the delivery of any financial or other information that is not currently available or prepared in the ordinary course of business at the time requested by Parent, (x) requires delivery of any legal opinion or (x) provide access to or disclose information that the Seller or any Acquired Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations to unaffiliated third parties binding on, such Persons or their Affiliates.

(g)           Parent shall promptly (and, in any event, within ten (10) days after the Closing Date) upon request by the Seller pay or reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented travel costs and attorneys’ fees) incurred by the Seller, the Acquired Companies and their respective Affiliates in connection with the Debt Financing and the cooperation contemplated hereby. Parent acknowledges and agrees that none of the Seller nor the Acquired Companies shall have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any assistance provided pursuant to this Section 7.12. Parent hereby agrees that it shall indemnify and hold harmless Seller, the Acquired Companies and their respective Affiliates and Representatives, from and against any and all liabilities, expenses, claims, suits, actions, damages or losses suffered or incurred by them in connection with the arrangement and consummation of the Debt Financing and any information utilized in connection therewith (other than information provided in writing by Seller expressly for use in connection therewith) except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the gross negligence, bad faith or willful misconduct of Seller or any of its Representatives. Any information provided pursuant to this Section 7.12 shall be subject to the Confidentiality Agreement.

(h)           Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 9.03(b), as applied to the Seller and the Acquired Companies’ obligations under this Section 7.12, shall be deemed satisfied unless Seller or the Acquired Companies’ Willful Breach or material breach of its obligations under this Section 7.12 is the cause of the Debt Financing not being obtained.

Section 7.13         Section 16 Matters. Prior to the Effective Time, Parent, Seller and the Company, if applicable, shall use their respective commercially reasonable efforts to take all such steps as may be required to cause any acquisitions of Parent Stock resulting from the Transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Article 8.
Tax Matters

Section 8.01         Cooperation on Tax Matters. Parent and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (“Tax Contest”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.02         Form W-9. Prior to the Closing, the Seller shall have delivered to Parent an IRS Form W-9 executed on behalf of the Seller.

Section 8.03         Certain Reorganization Matters.

(a)            The Parties each acknowledge and agree that for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement (including any amendments thereto) is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder. Each Party shall not (and shall cause its respective Subsidiaries not to) take any action which action is not contemplated by this Agreement and could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)            Merger Tax Opinions. From and after the date of this Agreement and until the Effective Time, Seller, on the one hand, and Parent, on the other hand, shall use commercially reasonable efforts to cooperate with each other and with Goodwin Procter LLP (or such other nationally recognized tax counsel reasonably acceptable to Seller) (“Seller Tax Counsel”) in the event Seller requests the Merger Tax Opinion from Seller Tax Counsel or in the event the SEC requires the Merger Tax Opinion. In the event requested by Seller or required by the SEC, Seller Tax Counsel shall use their commercially reasonable efforts to provide a written opinion, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date to the effect that, on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Merger Tax Representation Letters, the Merger should or will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (such opinion, a “Merger Tax Opinion”). Each of Seller, Parent and Merger Sub shall use commercially reasonable efforts to deliver to Seller Tax Counsel for purposes of the Merger Tax Opinion a tax representation letter, dated as of the date of the Merger Tax Opinion, in substantially the form(s) attached hereto as Exhibit I, with such changes and modifications as deemed reasonably satisfactory to Parent and Seller Tax Counsel (the “Merger Tax Representation Letters”).

Section 8.04         Tax Sharing Arrangements. Any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract between the Acquired Companies, on the one hand, and any of the Seller or Seller Members and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

Article 9.
Conditions to the Merger

Section 9.01         Conditions to the Obligations of Each Party. The obligations of the Company, Seller, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of the Company, Seller and Parent) of the following conditions:

(a)           Requisite Equityholder Approvals. (i)  The Company Member Written Consent shall have been delivered to Parent and shall be in full force and effect, (ii) the Seller Member Written Consent shall have been delivered to Parent and shall be in full force and effect, and (iii) Parent shall have obtained the Required Parent Stockholder Vote.

(b)           Governmental Approvals. (i) The applicable waiting periods (and any extensions thereof) under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, the FTC or DOJ to delay the consummation of, or not to consummate before a certain date, the Merger, shall have expired or been terminated without the imposition, individually or in the aggregate, of an Unacceptable Condition, and (ii) all notices to, filings with and Consents of Governmental Authorities as set forth in Section 9.01(b)(ii) of the Company Disclosure Schedule required to be made or obtained under any Applicable Law, including under applicable Antitrust Laws and Foreign Direct Investment Laws, in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger (collectively, the “Required Regulatory Approvals”) shall have been made or obtained without the imposition, individually or in the aggregate, of an Unacceptable Condition and be in full force and effect.

(c)           No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted (each of the foregoing, a “Restraint”) that (i) makes illegal consummation of the Merger or restrains, enjoins or otherwise prohibits the consummation of the Merger or (ii) results, individually or in the aggregate, in an Unacceptable Condition.

(d)           Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order that remains in effect or proceeding (commenced or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn (“S-4 Effectiveness”).

(e)           Share Listing. The shares of Parent Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance (the “Nasdaq Listing Approval”).

(f)           CSA Objection. No CSA shall have informed any Party in writing (which writing remains in effect) that it intends to invalidate, terminate, revoke or suspend any FCL of an Acquired Company if the Closing occurs.

Section 9.02         Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)           Representations and Warranties. The (i) Company Fundamental Representations and Seller Fundamental Representations (other than the representations and warranties set forth in Section 3.05(a) (Capitalization) and Section 4.05(a) (Capitalization)) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Company Fundamental Representations and Seller Fundamental Representations that speak as of a particular date, which shall be true and correct as of such date), (ii) the representations and warranties set forth in Section 3.01(d) (Corporate Existence and Power), Section 3.23 (Affiliate Transactions) and Section 4.09 (Affiliate Transactions) shall be true and correct in all material respects of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for the representations and warranties that speak as of a particular date, which shall be true and correct as of such date), (iii) the representations and warranties set forth in Section 3.05(a) (Capitalization) and Section 4.05(a) (Capitalization) shall be true and correct in all respects, except for de minimis deviations relative to the total fully diluted equity capitalization of the Company or Seller, as applicable, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for the representations and warranties that speak as of a particular date, which shall be true and correct in all respects, except for de minimis deviations relative to the total fully diluted equity capitalization of the Company or Seller, as applicable, as of such date) and (iv) each of the other representations and warranties made by the Company and Seller in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (A) in each case, representations and warranties that speak as of a particular date shall be true and correct only as of such date and (B) in the case of clause (iv) for any failure of such representations and warranties to be so true and correct (disregarding all qualifications or exceptions contained therein relating to materiality or Company Material Adverse Effect) which has not had individually or in the aggregate, a Company Material Adverse Effect.

(b)           Covenants. The covenants and obligations that Seller and the Company are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)           Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)            a certificate executed on behalf of Seller by its Chief Executive Officer and its Chief Financial Officer (in their capacities as such) (the “Seller Closing Certificate”) that the conditions set forth in Sections 9.02(a), 9.02(b), and Section 9.02(c) have been duly satisfied solely with respect to Seller;

(ii)           a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (in their capacities as such) (the “Company Closing Certificate”) that the conditions set forth in Sections 9.02(a), 9.02(b), and Section 9.02(c)  have been duly satisfied solely with respect to the Company; and

(iii)          the Joinder and Lock-up Agreements, executed by each of the Supporting Seller Members and the Sponsor Members;

(iv)          the Shareholder’s Agreement, executed by the Sponsor Members; and

(v)           written resignations or evidence of the removal of the directors and managers of each of the Acquired Companies (solely in their capacities as such), effective as of the Effective Time.

(e)           280G Approval. Prior to the Closing, the Company shall have delivered to Parent (i) a parachute payment waiver from each Disqualified Individual who signed such a waiver prior to the solicitation of the Section 280G Approval and (ii) evidence that either (A) the Section 280G Approval was obtained or (B) the Section 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the Disqualified Individuals in accordance with Section 6.06.

(f)           Joinder and Lock-Up Agreements. Parent shall have received executed Joinder and Lock-Up Agreements from Seller Members entitled to receive 85% of the Aggregate Closing Consideration.

Section 9.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)           Representations and Warranties. The (i) Parent Fundamental Representations (other than the representations and warranties set forth in Section 5.05(a) (Capitalization)) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Parent Fundamental Representations that speak as of a particular date, which shall be true and correct as of such date), (ii) the representations and warranties set forth in Section 5.05(a) (Capitalization) shall be true and correct in all respects, except for de minimis deviations relative to the total fully diluted equity capitalization of Parent, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for the representations and warranties that speak as of a particular date, which shall be true and correct in all respects, except for de minimis deviations relative to the total fully diluted equity capitalization of Parent, as of such date) and (iii) each of the other representations and warranties made by Parent in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (A) in each case, representations and warranties that speak as of a particular date, shall be true and correct only as of such date and (B) in the case of clause (iii) for any failure of such representations and warranties to be so true and correct (disregarding all qualifications or exceptions contained therein relating to materiality or Parent Material Adverse Effect) which has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d)           Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer (in their capacities as such)that the conditions set forth in Sections 9.03(a), 9.03(b) and Section 9.03(c) have been duly satisfied (the “Parent Closing Certificate”).

Article 10.
Termination

Section 10.01         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Required Parent Stockholder Vote, unless otherwise indicated below):

(a)           by mutual written agreement of Seller and Parent;

(b)           by either Seller or Parent, if the Closing shall not have occurred by 11:59 p.m., Pacific Time, on August 18, 2025 (the “End Date”), except that if as of the End Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to Applicable Law), other than the conditions set forth in Section 9.01(b) or Section 9.01(c), the End Date shall automatically be extended to 11:59 p.m. Pacific Time, on February 18, 2026; it being understood that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any Party whose action or failure to act (which action or failure to act constitutes a material breach by such Party) has been the primary cause of the failure of the Closing to have occurred prior to the End Date;

(c)           by either Parent or Seller, if a Governmental Authority of competent jurisdiction shall have issued any Order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order has become final and non-appealable;

(d)           by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would be the primary cause of the failure of a condition set forth in Section 9.03(a) (Parent Representations and Warranties) or Section 9.03(b) (Parent Covenants)), if (i) any representation or warranty of Seller or the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.02(a) would not be satisfied or (ii) any of the covenants or obligations of Seller or the Company contained in this Agreement shall have been breached such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company or Seller during the 30-day period after Parent notifies Seller or the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 10.01(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period;

(e)           by Seller (provided that Seller or the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would be the primary cause of the failure of a condition set forth in Section 9.02(a) (Company Representations and Warranties) or Section 9.02(b) (Company Covenants)), if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.03(a) would not be satisfied or (ii) any of the covenants or obligations of Parent contained in this Agreement shall have been breached such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then Seller may not terminate this Agreement under this Section 10.01(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period;

(f)           by Parent, if at any time prior to the Required Parent Stockholder Vote having been obtained, (i) the Parent Board of Directors authorizes Parent, subject to compliance with Section 7.05, to enter into a Parent Acquisition Proposal with respect to a Superior Offer and (ii) concurrently with the termination of this Agreement, Parent enters into such Parent Acquisition Proposal with respect to a Superior Offer;

(g)           by Seller, if at any time prior to the Required Parent Stockholder Vote having been obtained, the Parent Board of Directors or any committee thereof shall have made a Parent Board Adverse Recommendation Change;

(h)           by Parent, if Seller has not delivered (i) the Seller Member Written Consent within two (2) Business Days following the time at which the Registration Statement shall have been declared effective pursuant to Section 6.02(a), or (ii) the Company Member Written Consent within twenty-four (24) hours after the delivery of the Seller Member Written Consent; or

(i)           by either Parent or Seller, if the Required Parent Stockholder Vote shall not have been obtained at the Parent Stockholder Meeting or any adjournment thereof, in each case at which a vote on obtaining the Required Parent Stockholder Vote was taken; provided, however, that the right to terminate this Agreement under this Section 10.01(i) shall not be available to any Party where a failure to obtain the Required Parent Stockholder Vote was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement contained in this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 10.02         Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.01 shall become effective immediately upon delivery of written notice by the terminating Party to the other Parties. In the event of a termination of this Agreement pursuant to Section 10.01, this Agreement will be void and of no further force or effect without Liability of any Party (or any Representative of such Party) to any other Party hereto; provided that: (a) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.06(a) (Confidentiality), this Section 10.02, Section 10.03 (Parent Termination Fee) and Article 11 (other than Section 11.03, except to the extent that Section 11.03 relates to the specific performance of the provisions of this Agreement that survive termination) (collectively, the “Surviving Provisions”), which shall survive any termination of this Agreement and (b) no Party shall be relieved from any Liability resulting from Fraud or a Willful Breach of this Agreement occurring prior to such termination of this Agreement. For the avoidance of doubt, any failure of Seller or the Company to deliver the Seller Member Written Consent or Company Member Written Consent when required pursuant to Section 6.02 shall constitute a Willful Breach of this Agreement.

Section 10.03         Parent Termination Fee.

(a)           If this Agreement is terminated: (i) by Seller pursuant to Section 10.01(g) (Parent Board Adverse Recommendation Change), (ii) by Parent pursuant to Section 10.01(f) (Superior Offer) or (iii) (A) a Parent Acquisition Proposal is made to Parent or Parent’s stockholders generally or is publicly disclosed, in each case, prior to receipt of the Required Parent Stockholder Vote, and not withdrawn, (B) this Agreement is terminated by Seller or Parent pursuant to Section 10.01(i) (Parent No Vote) and (C) within nine (9) months after the date of such termination, Parent enters into a definitive agreement in respect of such Parent Acquisition Proposal (such agreement, the “Alternative Parent Acquisition Agreement”) that is subsequently consummated (provided, that for purposes of this subclause (iii), each reference to “15%” in the definition of “Parent Acquisition Proposal” shall be deemed to be a reference to “50%”), Parent shall pay to Seller, not later than two (2) Business Days after the date of termination of this Agreement in the case of clause (i) of this Section 10.03, not later than the date of termination of this Agreement in the case of clause (ii) of this Section 10.03 and not later than two (2) Business Days after the consummation of the transactions contemplated by the Alternative Parent Acquisition Agreement in the case of clause (iii) of this Section 10.03, by wire transfer of immediately available funds, a termination fee of $200,000,000 (the “Termination Fee”). If Parent fails to promptly pay to Seller the Termination Fee due under this Section 10.03, Parent shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(b)           For the avoidance of doubt, Seller or the Company may simultaneously seek both specific performance to cause Parent to consummate the Transactions in accordance with Section 11.03 and the payment of the Termination Fee pursuant to this Section 10.03, but in no event shall Seller or the Company be entitled to both (x) equitable relief ordering Parent to consummate the Transactions in accordance with Section 11.03 and (y) the payment of the Termination Fee pursuant to this Section 10.03. For the avoidance of doubt, under no circumstance shall Parent be required to pay the Termination Fee on more than one occasion and Seller shall be responsible for the costs and expenses (including legal fees and expenses) in connection with seeking specific performance.

Article 11.
Miscellaneous

Section 11.01         Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) if such electronic mail is sent prior to 5:00 p.m.  Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m.  Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), or (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Parent or Merger Sub, to:

AeroVironment, Inc.

900 Innovators Way

Simi Valley, CA 93065

E-mail: [***]

Attention: Melissa Brown; Jonah Teeter-Balin

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Charles Ruck; Tessa Bernhardt; Leah Sauter

Email: charles.ruck@lw.com; tessa.bernhardt@lw.com; leah.sauter@lw.com if to Seller or the Company, to:

BlueHalo, LLC

4601 N Fairfax Dr, Suite 900

Arlington, VA 22203

Attention:	Jonathan Moneymaker
Robert Richards
Email:	[***]

with a copy (which shall not constitute notice) to:

c/o Arlington Capital Partners

7272 Wisconsin Avenue, 15th Floor

Bethesda, MD 20814

Attention:	David Wodlinger
Henry Albers
Chris Aguemon
Carter Button
Email:	[***]

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

Attention:	Joshua Klatzkin; Joshua Zachariah; Blake Liggio;
Matthew M. Mauney; Caitlin Tompkins
Email:	jklatzkin@goodwinlaw.com; jzachariah@goodwinlaw.com;
bliggio@goodwinlaw.com; mmauney@goodwinlaw.com;
ctompkins@goodwinlaw.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 11.02         Expenses. Except as otherwise provided in this Agreement, each of Parent, Merger Sub, Seller and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions. For the avoidance of doubt, Seller shall be responsible for settlement of the Company Transaction Expenses and shall pay them in full at the Closing. Without limiting the foregoing or any provision in the Agreement, each of Parent and Seller will be equally responsible for, and pay, the RWI Policy Expenses. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party legally responsible therefor. The parties shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 11.03         Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. The Parties further agree not to oppose the granting of an injunction, specific enforcement or other equitable relief on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge that the agreements contained in this Section 11.03 are an integral part of the Transactions and that, without these agreements, none of Seller, the Company nor Parent would enter into this Agreement.

Section 11.04         Entire Agreement; Severability; Amendments and Waivers.

(a)           This Agreement, the Ancillary Documents and the Confidentiality Agreement (as amended and supplemented) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(b)           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(c)           Except as provided in Section 11.12 with respect to the Debt Financing Sources, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(d)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05         Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Section 7.07, Section 11.12 and Section 11.13, no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b)           No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time after the Effective Time and (ii) Debt Financing Sources as collateral security as provided in Section 11.12, and (iii) after the Effective Time, to any Person; provided, that such transfer or assignment described in clauses (i), (ii)  and (iii) shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Sub.

Section 11.06         Governing Law. Except as provided in Section 11.12, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.07         Jurisdiction. Except as provided in Section 11.12, the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.01 shall be deemed effective service of process on such Party.

Section 11.08         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.09         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.10         Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement (in all cases, as limited herein). No Person who is not a named party to this Agreement, including any past, present or future, direct or indirect, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, trustee, attorney or representative of the Company, Seller or any of their respective Affiliates (collectively, the “Non-Recourse Parties”), will have or be subject to any Liability (whether in contract or in tort) to Parent or any other Person resulting from (nor will Parent have any claim with respect to) (a) the distribution to Parent, or Parent’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Parent in data rooms (electronic or otherwise), confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement or the Ancillary Documents, or (b) any claim based on, in respect of, or by reason of, or in connection with, this Agreement or the sale and purchase of the Company, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such Liabilities against any such Persons.

Section 11.11         Non-Survival of Representations and Warranties. Except in the case of Fraud or for the representations and warranties set forth in Section 3.33, Section 4.13, and Section 5.27 with respect to each Party’s non-reliance, none of the representations or warranties in this Agreement shall survive the Closing, and no claim for breach of any such representation or warranty, or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing.

Section 11.12         Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, Seller, on behalf of itself, and each of its controlled Affiliates (including the Company) and its Representatives hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources and arising out of or relating to, this Agreement, any Debt Financing or any Debt Financing Documents entered into in connection with any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as may otherwise be provided in the applicable Debt Financing Document, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, any Debt Financing, any Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Seller or any of its controlled Affiliates (including the Company) in any such Proceeding shall be effective if notice is given in accordance with Section 11.01, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any such Proceeding, including any Proceeding brought against any Debt Financing Sources in any way arising out of or relating to, this Agreement, any Debt Financing, any Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that (i) Seller, its Representatives and its controlled Affiliates (including the Company) (in each case, other than Parent, Merger Sub or any of their controlled Affiliates) shall not have any rights or claims against any Debt Financing Source in any way arising out of or relating to, this Agreement, any Debt Financing, any Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity, in contract, in tort or otherwise and (ii) no Debt Financing Source will have any liability (including by way of consequential, punitive or indirect damages of a tortious nature) to Seller or any of its controlled Affiliates (including the Company) or its Representatives relating to or arising out of this Agreement, any Debt Financing, any Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Proceeding against any Debt Financing Source under this Agreement, any Debt Financing, any Debt Financing Document or the transactions contemplated hereby or thereby or the performance of any of the services thereunder, (i) agrees that any Debt Financing Source is an express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.12 and that such provisions and the definition of “Debt Financing Sources” (or any other provision of this Agreement or definition to the extent that an amendment of such provision or definition would modify the substance of any of the foregoing) shall not be amended in any way adverse to any Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter, and (j) Parent may assign its rights under this Agreement to any Debt Financing Source as collateral security.

Section 11.13         No Third-Party Beneficiaries.   Parent, the Company and Seller agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the preceding sentence, (i) following the Effective Time, the right of the Company D&O Indemnified Parties to enforce the provisions of Section 7.07 only, (ii) solely in the event the Closing occurs and solely following the Effective Time, the provisions of Article 2 shall be enforceable by holders of Company Units solely to the extent necessary to receive the Aggregate Closing Consideration to which such holders are entitled thereunder and (iii) the Non-Recourse Parties shall be an express third-party beneficiary of and shall be entitled to rely upon Section 11.10.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

AEROVIRONMENT, INC.

By:	/s/ Wahid Nawabi
	Name:	Wahid Nawabi
	Title:	Chief Executive Officer

ARCHANGEL MERGER SUB, LLC

By:	/s/ Wahid Nawabi
	Name:	Wahid Nawabi
	Title:	President

BLUEHALO FINANCING TOPCO, LLC

By:	/s/ David Wodlinger
	Name:	David Wodlinger
	Title:	President

BLUEHALO HOLDINGS PARENT, LLC

By:	/s/ David Wodlinger
	Name:	David Wodlinger
	Title:	President

[Signature Page to Agreement and Plan of Merger]